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Filed pursuant to Rule 424(b)(1)
Registration File No. 333-67642

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ELECTRIC CITY CORP.

4,206,097 Shares of Common Stock

        The selling stockholders are offering up to 4,206,097 shares of our common stock, par value $0.0001 per share. The selling stockholders can sell these shares on any exchange on which the shares are listed or in privately negotiated transactions, whenever they decide and at the prices they set. We may issue up to 1,210,000 of these shares upon exercise of options and warrants held by some of the selling stockholders. We will not receive any of the proceeds from the sale of these shares of our common stock, but will receive proceeds from the exercise of any of such options and warrants.

        Our common stock is quoted on The American Stock Exchange under the symbol "ELC." On July 15, 2002, the closing sale price for shares of our common stock was $1.40 per share.

        Our principal executive office is located at 1280 Landmeier Road, Elk Grove Village, Illinois, 60007. Our telephone number at that address is (847) 437-1666. Our web site is located at http://www.elccorp.com.

Investing in our common stock involves risks described beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 16, 2002.

        This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC" or "Commission") using a "shelf registration" process. You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.

        Unless the context otherwise requires, "Electric City," the "Company," "we," "our," "us" and similar expressions refers to Electric City Corp. and its subsidiaries, and the term "common stock" means Electric City Corp.'s common stock, par value $0.0001 per share.

iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "will," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under "Risk Factors," that could cause our actual results, performance, prospects or opportunities in 2001 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, our limited operating history, our history of operating losses, our reliance on licensed technologies, customers' acceptance of our new and existing products, the risk of increased competition, our ability to successfully integrate acquired businesses, products and technologies, our ability to manage our growth, our commercial scale development of products and technologies to satisfy customers' demands and requirements, our need for additional financing and the terms and conditions of any financing that is consummated, the possible volatility of our stock price, the concentration of ownership of our stock and the potential fluctuation in our operating results. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.

Our Company

        We were organized as Electric City LLC, a Delaware limited liability company, on December 5, 1997. On June 5, 1998 we merged Electric City LLC with and into Electric City Corp., a Delaware corporation. On June 10, 1998, we issued approximately six (6%) percent of our issued and outstanding common stock to the approximately 330 shareholders of Pice Products Corporation ("Pice") an inactive, unaffiliated company with minimal assets, pursuant to the merger of Pice with and into Electric City. This merger facilitated the establishment of a public trading market for our common stock. Trading in our common stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol "ECCC". Since December 12, 2000, our common stock has traded on the American Stock Exchange under the trading symbol "ELC".

Our Products

        We are a developer, manufacturer and integrator of energy saving technologies and custom electric switchgear. Our premier energy saving product is the EnergySaver system, which reduces energy consumed by lighting, typically by 20% to 30%, with minimal lighting level reduction. This technology has applications in commercial buildings, factories and office structures, as well as street lighting and parking lot lighting. In addition to our EnergySaver system, we manufacture, through our subsidiary Switchboard Apparatus, Inc. ("Switchboard Apparatus"), custom electric switchgear, including our TP3 line of prepackaged electrical distribution panels designed for use in telecommunications and Internet network centers. We also provide, through our other subsidiary, Great Lakes Controlled Energy Corp. ("Great Lakes"), integrated building and environmental control solutions for commercial and industrial facilities.

        Our EnergySaver product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. Our Switchgear product line, including the TP3 product line, is manufactured at the facilities of Switchboard Apparatus in Broadview, Illinois. Building and environmental control services and solutions provided by Great Lakes are based out of Elk Grove Village, Illinois.

        Giorgio Reverberi has patented in the U.S and Italy certain technologies underlying the EnergySaver products. We have entered into a license agreement with Mr. Reverberi relating to the license of the EnergySaver technology in the United States and certain other markets.

        We are pursuing a multi-channel marketing and sales distribution strategy to bring our products to market. Our multi-channel approach includes the use of a direct sales force, distributors and manufacturers' representatives.

The Offering

Securities Offered.	The selling stockholders are offering up to 4,206,097 shares of our common stock.
Terms of the Offering.
We have agreed to use our best efforts to keep this registration statement effective until all registered shares have been sold or may be sold without volume restrictions pursuant to the Securities Act of 1933.

Use of Proceeds.
We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. To the extent the selling stockholders exercise their options or warrants, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel, and consolidating our manufacturing facilities.
American Stock Exchange Symbol.	ELC

RISK FACTORS

        You should carefully consider the risks and uncertainties described below and all of the other information included in this prospectus before you decide whether to purchase shares of our common stock. Any of the following risks could materially adversely affect our business, financial condition or operating results and could negatively affect the value of your investment.

Risks Related to Our Business

  We have a limited operating history upon which to evaluate our potential for future success.

        We were formed in December 1997. To date, we have only generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly larger number of our products. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.

  We have incurred operating losses since inception and may not achieve or sustain profitability in the future.

        We have incurred substantial net losses in each year since we commenced operations in December 1997. We must overcome significant manufacturing and marketing hurdles to sell large quantities of our products. In addition, we may be required to reduce the prices of our products in order to increase sales. If we reduce product prices, we may not be able to reduce product costs sufficiently to achieve acceptable profit margins. As we strive to grow our business, we expect to spend significant funds (1) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel and consolidating our manufacturing facilities; (2) for research and development; and (3) to acquire complementary products, technologies and services. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity could be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.

  A decrease in electric retail rates could lessen demand for our EnergySaver products.

        Our principal products, our EnergySaver products, have the greatest profit potential in areas where commercial electric rates are relatively high. However, retail electric rates for commercial establishments in the United States may not remain at their current high levels. Due to a potential overbuilding of power generating stations throughout certain regions of the United States, wholesale power prices may decrease in the future. Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well. In addition, much of the wholesale cost of power is directly related to the price of certain fuels, such as natural gas, oil and coal. If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease. This could result in lower electric retail rates and less of a demand for energy saving devices such as our EnergySaver products.

  We have a license under certain patents and our ability to sell our products may be adversely impacted if the license expires or is terminated.

        We have entered into a license agreement with Giorgio Reverberi, who holds a U.S. patent and who has applied for several patents in other countries. Pursuant to the terms of the license, Mr. Reverberi granted to us the exclusive right to manufacture and sell products containing the load reduction technology claimed under Mr. Reverberi's U.S. patent or any other related patent held by him in the U.S., the remainder of North America, South America and parts of Africa. However, the exclusive rights that we received from Mr. Reverberi may not have any value in territories where Mr. Reverberi does not have or does not obtain protectable rights. The term of the license expires when the last of these patents expires. We expect that these patents will expire in or around November 2017. Mr. Reverberi may terminate our license agreement if we materially breach its terms and fail to cure the breach within 180 days after we are notified of the breach. If our license with Mr. Reverberi is terminated, that could impact our ability to manufacture, sell or otherwise commercialize products in certain countries in the event that Mr. Reverberi has valid patent(s) in those countries with one or more patent claims that cover those products.

  If we are not able to protect our intellectual property rights against infringement or others obtain intellectual property rights relating to energy management technology, we could lose our competitive advantage in the energy management market.

        We regard our intellectual property rights, such as patents, licenses of patents, trademarks, copyrights and trade secrets, as important to our success. Although we entered into confidentiality and rights to inventions agreements with our non-union employees and consultants during March 2001, the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. Failure to take appropriate protective steps could materially adversely affect our competitive advantage in the energy management market. Our license to use Mr. Reverberi's patents may have little or no value to us if Mr. Reverberi's patents are not valid. In addition, patents held by third parties may limit our ability to manufacture, sell or otherwise commercialize products and could result in the assertion of claims of patent infringement against us. It that were to happen, we could try to modify our products to be non-infringing, but such modifications might not be successful to avoid infringing on the intellectual property rights of third parties.

        Claims of patent infringement, regardless of merit, could result in the expenditure of significant financial and managerial resources by us. We may be forced to seek to enter license agreements with third parties (other than Mr. Reverberi) to resolve claims of infringement by our products of the intellectual property rights of third parties. These licenses may not be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a negative effect on our business

  The loss of key personnel may harm our ability to obtain and retain customers, manage our rapid growth and compete effectively.

        Our future success will depend significantly upon the continued contributions of certain members of our senior management, including John P. Mitola, our Chief Executive Officer because he is critical to obtaining and retaining customers and managing our rapid growth. Brian Kawamura, our former president, chief operating officer and director resigned during April 2002. Our future success will also depend upon our ability to attract and retain highly qualified technical, operating and marketing personnel. We believe that there is intense competition for qualified personnel in the power management industry. If we cannot hire, train and retain qualified personnel or if a significant number of our current employees depart, we may be unable to successfully manufacture and market our products.

  If we are unable to manage our growth, it will adversely affect our business, the quality of our products and our ability to attract and retain key personnel.

        We have experienced rapid growth, which has been primarily through acquisitions of other businesses, and are subject to the risks inherent in the expansion and growth of a business enterprise. This significant growth, if sustained, will continue to place a substantial strain on our operational and administrative resources and increase the level of responsibility for our existing and new management personnel. To manage our growth effectively, we will need to:

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  further develop and improve our operating, information, accounting, financial and other internal systems and controls on a timely basis;

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  improve our business development, marketing and sales capabilities; and

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  expand, train, motivate and manage our employee base.

        Our current senior management has limited experience managing a publicly traded company. Our systems currently in place will not be adequate if we continue to grow at our current pace and will need to be modified and enhanced. The skills of management currently in place may not be adequate if we continue to grow at our current pace.

  If our EnergySaver products do not achieve or sustain market acceptance, our ability to compete will be adversely affected.

        To date, we have not sold our EnergySaver product line in very large quantities and a sufficient market may not develop for it. Significant marketing will be required in order to establish a sufficient market for the EnergySaver products. The technology underlying these products may not become a preferred technology to address the energy management needs of our customers and potential customers. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in the energy management market.

  Failure to meet customers' expectations or deliver expected technical performance could result in losses and negative publicity.

        Customer engagements involve the installation of energy management equipment that we design to help our clients reduce energy/power consumption and/or increase energy/power reliability. We rely on outside contractors to install our EnergySaver products. Any defects in this equipment and/or its installation or any other failure to meet our customers' expectations could result in:

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  delayed or lost revenues due to adverse customer reaction;

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  requirements to provide additional products and/or services to a customer at no charge;

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  negative publicity regarding us and our products, which could adversely affect our ability to attract or retain customers; and

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  claims for substantial damages against us, regardless of our responsibility for such failure.

  The cyclical nature of the construction industry could negatively affect the sales of our products.

        The construction industry is cyclical and is frequently affected by changes in general and local economic conditions, including:

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  employment levels;

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  availability of financing for customers;

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  interest rate fluctuations; and

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  consumer confidence.

        A decline in construction activity may decrease our ability to sell our products. We have no control over these economic conditions. Any significant downturn in construction activity could reduce demand for our products and could affect the sales of our products.

  If sufficient additional funding is not available to us, the commercialization of our products and our ability to grow at a rapid pace may be hindered; the raising of additional capital through the issuance of equity or equity-linked securities would dilute your ownership interest in us.

        We may need to obtain additional funds to grow our product development, manufacturing, marketing and sales activities at the pace that we intend. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products. If we receive additional funds through the issuance of equity securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock.

        On July 31, 2001, the Company entered into a securities purchase agreement (subject to shareholder approval) with five investors. This transaction was approved by our shareholders at our 2001 annual meeting held on August 30, 2001 and on September 7, we closed the issuance of our Series A Convertible Preferred Stock for gross proceeds of $16,000,000 for the issuance of 1,600,000 shares of our Series A Convertible Preferred Stock, 320,864 shares of its common stock, one year warrants to purchase an additional 400,000 shares of Series A Convertible Preferred Stock at $10 per share and seven year warrants to purchase 3,000,000 additional shares of common stock at $1 per share (See, "Description of Securities—Series A Preferred Stock"). On November 29, 2001, the Company closed on an additional issuance of its Series A Convertible Preferred Stock for gross proceeds of $3,000,000 for the issuance of 300,000 shares of its Series A Convertible Preferred Stock, 45,122 shares of its common stock, one year warrants to purchase an additional 75,000 shares of its Series A Convertible Preferred Stock at $10 per share and three and one-half year warrants to purchase an additional 421,875 shares of its common stock at $1 per share (See "Description of Securities—Additional Issuance of Series A Preferred Stock"). This preferred stock has a conversion price that is below the current market price of our common stock and will enable the investors to nominate and elect up to four directors to our board of directors.

        On June 4, 2002, the Company entered into a securities purchase agreement with Mr. Richard Kiphart, an individual. On June 4, 2002, we closed the issuance of our Series C Convertible Preferred Stock for gross proceeds of $2,000,000 for the issuance of 200,000 shares of our Series C Convertible Preferred Stock, 30,082 shares of our Common Stock, one year warrants to purchase an additional 50,000 shares of Series C Convertible Preferred Stock at $10 per share and three and one-half year warrants to purchase an additional 281,250 shares of our Common Stock at $1 per share (See "Description of Securities—Series C Preferred Stock"). This preferred stock has a conversion price that is below the current market price of our Common Stock.

        Our Board of Directors has instructed senior management to evaluate the feasibility of raising additional capital during 2002 (in addition to the aforementioned transaction), believing that it may be prudent to add to our liquidity to ensure cash availability until our operations begin to produce positive cash flow. If our Board decides to raise additional capital (which may require stockholder approval), our existing stockholders will likely experience dilution of their present equity ownership position and voting rights, depending upon the number of shares issued and the terms and conditions of the issuance. The new equity securities will likely have rights, preferences or privileges senior to those of our common stock.

  We need to effectively market our energy management products in order to successfully sell large quantities of these products.

        One of the challenges we face in commercializing our energy management products is demonstrating the advantages of our products over more traditional products and competitive products. As we grow, we will need to further develop our marketing and sales force. In addition to our internal sales force, we rely on third parties to market and sell our products. We currently maintain a number of relationships and have a number of agreements with third parties regarding the marketing and distribution of our EnergySaver, products and are substantially dependent upon the efforts of these third parties in marketing and selling these products. Maintenance of these relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship. The current contracts associated with certain of these relationships allow the distributors to terminate the relationship upon 30 days' written notice. Without these relationships, our ability to market and sell our EnergySaver products would be harmed and we would need to divert even more resources to increasing our internal sales force. If we are unable to expand our internal sales force and maintain our third party marketing relationships, our ability to generate significant revenues will be seriously harmed.

        The distribution rights we have granted to third parties in specified geographic territories may make it difficult for us to grow our business in such territories if those distributors do not successfully market and support our products in those territories. We have in the past been, and may in the future be, involved in disputes with distributors that have distribution rights in specified geographic territories, but are achieving sales results that do not meet goals. During 2000, we repurchased for cash and stock consideration the distribution rights for Arizona, Colorado, Florida, Georgia, Michigan, Nebraska, North Carolina, Ohio, South Carolina and Virginia from three distributors that were not meeting our sales goals. We may have to expend additional funds, incur debt or issue additional securities in the future to repurchase other distribution rights that we have granted or may grant in the future.

  We do not know if our "Virtual Negawatt Power Plant" concept or our "Shared Savings" program will be successful.

        During 2001, we announced our "Virtual Negawatt Power Plant" concept and our "Shared Savings" program. The concept of the Virtual Negawatt Power Plan program is the creation of "Negawatts" which are reductions in demand for electric power. Negawatts are made possible by the installation of our EnergySaver units, which result in such reductions in demand for electric power. The concept of the "Shared Savings" program calls for a type of lease arrangement whereby the end-user allocates a share of its electric savings to a pay-down of lease financing arranged by a third party. We plan to advance the distribution of our EnergySaver products and increase the profitability of our EnergySaver product line through these new projects. We have not yet begun to implement these projects and we have no experience in this area. As a result, we do not know if these projects will be successful. If these projects are unsuccessful, our plans to significantly increase the distribution of our EnergySaver product line, especially in markets where electricity has been deregulated, may not develop and our growth may be impaired.

  If our management fails to properly identify companies to acquire and to effectively negotiate the terms of these acquisition transactions, our growth may be impaired.

        Our recent growth is due in large part to acquisitions. Our future growth may depend, in part, on our ability to identify opportunities to acquire companies with complementary technologies, products and/or services and to successfully negotiate the terms of any acquisitions we want to make. Our management, including our Board of Directors, will have discretion in identifying and selecting companies to be acquired by us and in structuring and negotiating these acquisitions. In general, our common stockholders will not have the opportunity to approve these acquisitions (The holders of our Series A Convertible Preferred Stock and Series C Convertible Preferred Stock have certain rights to approve acquisitions). In addition, in making acquisition decisions, we will rely, in part, on financial projections developed by our management and the management of potential target companies. These projections will be based on assumptions and subjective judgments. The actual operating results of any acquired company or the combination of us and an acquired company may significantly fall short of these projections.

        We may be unable to acquire companies that we identify for various reasons, including:

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  our inability to interest such companies in a proposed transaction;

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  our inability to agree on the terms of an acquisition;

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  incompatibility between our management and management of a target company; and

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  our inability to obtain required approvals of the holders of our Series A Convertible Preferred Stock and Series C Convertible Preferred Stock.

        If we cannot consummate acquisitions on a timely basis or agree on terms at all, or if we cannot continue to acquire companies with complementary technologies, products and/or services on terms acceptable to us, our growth may be impaired.

  Our growth may be impaired and our current business may suffer if we do not successfully address risks associated with acquisitions.

        During our limited operating history, we have acquired Switchboard Apparatus Inc., which forms the core of our switchgear business unit and Great Lakes Controlled Energy Corp., which is a national representative and installer of select energy metering and control systems. Our future growth may depend, in part, upon our ability to successfully acquire other complementary businesses. We may encounter problems associated with such acquisitions, including the following:

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  difficulties in integrating acquired operations and products with our existing operations and products;

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  difficulties in meeting operating expectations for acquired businesses;

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  diversion of management's attention from other business concerns;

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  adverse impact on earnings of amortization or write-offs of goodwill and other intangible assets relating to acquisitions; and

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  issuances of equity securities that may be dilutive to existing stockholders to pay for acquisitions.

  Expanding our international operations will be difficult and our failure to do so successfully or in a cost-effective manner could have a material adverse effect on our business, operating results and financial condition.

        We have been marketing and selling our products in Mexico and may expand our international operations into other countries in which we have been granted license rights. Under our license with Messrs. Reverberi and Marino, Mr. Reverberi granted to us exclusive rights to manufacture and sell products containing his patented load reduction technology in North America, South America and parts of Africa. While we have no current plans to do so, our future expansion into international markets beyond Mexico will require significant management attention and financial resources and could adversely affect our business, operating results and financial condition. In order to expand international sales successfully, we must establish additional foreign operations and joint ventures, hire additional personnel and recruit additional international distributors. We may not be able to do so in a timely or cost efficient manner, and our failure to do so may limit our international sales growth.

        There are certain risks inherent in international business activities including:

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  changes in foreign currency exchange rates;

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  tariffs and other trade barriers;

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  costs of localizing products for foreign countries;

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  lack of acceptance of localized products in foreign countries;

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  longer accounts receivable payment cycles;

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  difficulties in managing international operations;

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  difficulties enforcing agreements in foreign jurisdictions;

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  potentially adverse tax consequences, including restrictions on repatriating earnings;

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  weaker intellectual property protection in foreign countries; and

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  the burden of complying with a wide variety of foreign laws.

        These factors may have a material adverse effect on our future international sales and, consequently, our business, operating results and financial condition.

  If we do not successfully compete with others in the very competitive energy management market, we may not achieve or maintain profitability.

        In the energy management market, we compete with other manufacturers of switching and monitoring systems and manufacturers of traditional energy management products that are currently used by our potential customers. Many of these companies have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than us. Our competitors may provide energy management products at lower prices and/or with superior performance. Failure of our products to reduce energy usage and cost sufficiently and reliably to achieve commercial acceptance or to otherwise successfully compete with conventional and new technologies would materially harm our business.

  Product liability claims could result in losses and could divert our management's time and resources.

        The manufacture and sale of our products creates a risk of product liability claims. Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant liabilities and divert our management's time, attention and resources. We do have product liability insurance coverage; however, there is no assurance that such insurance is adequate to cover all potential claims. The successful assertion of any such large claim against us could materially harm our liquidity and operating results.

  Our limited commercial manufacturing experience may adversely affect our ability to manufacture large quantities of our EnergySaver products at competitive prices and on a timely basis; we may have to outsource manufacturing.

        Our EnergySaver products are manufactured at our facilities. To be financially successful, we must manufacture our products, including our EnergySaver products, in substantial quantities, at acceptable costs and on a timely basis. We have only produced limited quantities of our EnergySaver products for commercial installations and for use in development and customer trial programs. To produce larger quantities of our EnergySaver products at competitive prices and on a timely basis, we will have to further develop our processing, production control, assembly, testing and quality assurance capabilities. We may also have to hire contract-manufacturers and outsource the manufacturing of some or all of our products. We have had discussions with several potential contract-manufacturers, but none have been engaged to manufacture our products. We may be unable to manufacture our EnergySaver products in sufficient volume and may incur substantial costs and expenses in connection with manufacturing larger quantities of our EnergySaver products. If we are unable to make the transition to large-scale commercial production successfully, our business will be negatively affected. We could encounter substantial difficulties if we decide to outsource the manufacturing of our products, including delays in manufacturing and poor production quality.

Risks Related to this Offering

  Because our common stock has been listed on AMEX for a short time, an active trading market may not develop after this offering, which may make it difficult for you to sell your shares.

        Our common stock began trading on the American Stock Exchange on December 12, 2000. Previously our securities traded in the over-the-counter market on the OTC Bulletin Board. If an active and liquid trading market does not exist for our common stock on AMEX, you may have difficulty selling your shares.

  Joseph Marino and NCVC and DYDX can control matters requiring stockholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our common stock.

        There are 31,196,378 shares of our common stock outstanding as of June 30, 2002, of which Joseph C. Marino beneficially owns approximately 29%, NCVC beneficially owns approximately 16% and DYDX beneficially owns approximately 12%, of our currently outstanding common stock (each of the aforementioned percentages includes stock options that are currently exercisable). Victor Conant and Kevin P. McEneely, of which Mr. McEneely is one of our directors, share voting and investment power with respect to the shares of common stock held by NCVC. As a result of their significant ownership, Mr. Marino, NCVC and DYDX have the ability to exercise a controlling influence over our business and corporate actions requiring stockholder approval, including the election of our directors, a sale of substantially all of our assets, a merger between us and another entity or an amendment to our certificate of incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock. Also, in the event of a sale of our business, Mr. Marino and NCVC and DYDX could elect to receive a control premium to the exclusion of other stockholders.

        A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by Mr. Marino, NCVC or DYDX, can be sold in the public market from time to time, subject to limitations imposed by Federal securities laws and by trading agreements entered into with us. The market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by Mr. Marino, NCVC, DYDX or other stockholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities.

  Holders of the Series A Convertible Preferred Stock and Series C Convertible Preferred Stock have the right to approve certain actions.

        The Initial Holders of the Series A Convertible Preferred Stock have the right to elect up to four directors out of a board of twelve (See, "Description of Securities—Series A Preferred Stock—Voting Rights"). Except for the election of directors or as otherwise provided by law, the Initial Holders, along with Leaf Mountain and Richard Kiphart, the holder of our Series C Convertible Preferred Stock (See,

"Description of Securities—Series C Preferred Stock"), are entitled to vote with the holders of common stock on an "as converted" basis on all matters on which holders of our common stock are entitled to vote (however, if less than 200,000 shares of Series A Convertible Preferred Stock are outstanding, unless otherwise provided by law, each holder of record of Series A Convertible Preferred Stock will have the right to vote on an "as converted" basis together with the holders of common stock on all matters on which holders of common stock are entitled to vote, including the election of directors. The Series C Convertible Preferred Stock has no voting rights with respect to the election of directors). In addition, the holders of the Series A Convertible Preferred Stock and Series C Convertible Preferred Stock are entitled to special approval rights in respect of certain actions by the Company, including any issuance of shares of capital stock by the Company and any acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries. As a result of these voting and special approval rights, the holders of the Series A Convertible Preferred Stock and Series C Convertible Preferred Stock have the ability to exercise a controlling influence over our actions requiring their approval, which could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock. In addition, the price that future investors may be willing to pay for our common stock may be lower due to the conversion price and exercise price granted to the investors in the Series A Convertible Preferred Stock and in the Series C Convertible Preferred Stock financing.

  Provisions of our charter and by-laws, in particular our "blank check" preferred stock, could discourage an acquisition of our company that would benefit our stockholders.

        Provisions of our charter and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock have been issued and may be issued in the future without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock which is currently outstanding or which may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in pursuing possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. In addition, the price that future investors may be willing to pay for our common stock may be lower due to the conversion price and exercise price granted to investors in any such private financing.

USE OF PROCEEDS

        We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. If and when the selling stockholders exercise their options and warrants, we will receive up to $3,058,400 from the issuance of shares of common stock to the selling stockholders. Under such options and warrants, the selling stockholders have exercise prices per share ranging from $1.36 to $4.71. To the extent the selling stockholders exercise their options or warrants, we intend to use the proceeds we receive for general corporate purposes.

PLAN OF DISTRIBUTION

        We have agreed to register for public resale shares of our common stock which have been issued to the selling stockholders or may be issued in the future to selling stockholders upon the exercise of options or warrants. We have agreed to use our best efforts to keep this registration statement effective until all such shares registered under the applicable registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144 under the Securities Act. The aggregate proceeds to the selling stockholders from the sale of shares offered pursuant to this prospectus will be the prices at which such securities are sold, less any commissions. The selling stockholders may choose to not sell any or all of the shares of our common stock offered pursuant to this prospectus.

        The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

  •
  on any national securities exchange or market on which our common stock may be listed at the time of sale;

  •
  in an over-the counter market in which the shares are traded;

  •
  through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may purchase and resell a portion of the block as principal to facilitate the transaction;

  •
  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through options, swaps or derivatives;

  •
  in privately negotiated transactions;

  •
  in transactions to cover short sales; and

  •
  through a combination of any such methods of sale.

        The selling stockholders may also sell their shares of our common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

        The selling stockholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise, at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of their shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

        From time to time the selling stockholders may engage in short sales, short sales against the box, puts, calls and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon default by a selling stockholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.

        We are required to pay all fees and expenses incident to the registration of the shares of our common stock offered hereby other than broker-dealer discounts and commissions. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

LEGAL PROCEEDINGS

        One of our subsidiaries, Switchboard Apparatus, Inc. was recently served with notice of a complaint filed against it by Land O' Frost Inc. in the Circuit Court of Cook County, Illinois. The complaint alleges breach of contract and unjust enrichment relating to a business transaction that occurred during the fourth calendar quarter of 2001 for which Land O' Frost is seeking $50,000 in damages. Switchboard Apparatus is currently investigating this matter and has not yet determined its liability, if any, relating to this complaint.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        The table below shows certain information about our directors, executive officers and key employees:

Name	Age	Principal Positions
John P. Mitola	37	Chief Executive Officer and Director
Brian J. Kawamura	44	Former President, Chief Operating Officer and Director(1)
Jeffrey R. Mistarz	43	Chief Financial Officer and Treasurer
Michael S. Stelter	45	Vice President, Sales and Director
David R. Asplund	44	Director(2)
Frederic F. Brace	44	Director(3)
John J. Callahan	52	Former Director(4)
W. Scott Harlan	40	Director(3)
W. James Jewitt	48	Former Director(3)
Robert J. Manning	59	Director(5)(6)
Kevin P. McEneely	53	Director(5)
Gerald A. Pientka	46	Director(5)(6)
Robert D. Wagner	60	Director(3)(6)

(1)
Effective April 26, 2002, Mr. Kawamura resigned his positions as President, Chief Operating Officer and a Director of the Company as well as his positions as a director of each of our subsidiaries, Switchboard Apparatus, Inc. and Great Lakes Controlled Energy Corp.

(2)
Mr. Asplund's appointment as a director was approved by the Board of Directors by unanimous consent on June 11, 2002.

(3)
Messrs. Brace, Harlan, Jewitt and Wagner were appointed by the holders of our Series A Convertible Preferred Stock. Mr. Brace was appointed collectively by Morgan Stanley Dean Witter Equity Funding, Inc. and Originators Investment Plan, L.P. and Mr. Wagner was appointed by Duke Capital Partners, LLC. Mr. Jewitt was appointed by EP Power Finance, L.LC. effective February 26, 2002 and resigned his position effective May 31, 2002. Mr. Harlan, also an appointee of EP Power Finance, L.L.C., replaced Mr. Jewitt effective June 1, 2002. Newcourt Capital USA, Inc. has not yet appointed a director (See "Description of Securities—Series A Preferred Stock—Voting Rights").

(4)
Mr. Callahan resigned his position as a director of the Company effective March 2, 2002.

(5)
Member of our Audit Committee.

(6)
Member of our Compensation Committee.

Note: As of June 30, 2002, there are three vacant director's positions of which one position is reserved for appointment by Newcourt Capital USA, Inc.

        John P. Mitola has been one of our directors since November 1999 and has been our chief executive officer since January 2000. From August 1993 until joining us, Mr. Mitola was with Unicom Thermal Technologies (now Exelon Thermal Technologies, Unicom (now Exelon) Corporation's largest (at that time) unregulated subsidiary, serving most recently as vice president and general manager. Mr. Mitola led the growth of Unicom Thermal through the development of Unicom Thermal's Northwind™ ice technology and through thermal energy joint ventures between Unicom Thermal and several leading electric utility companies across North America. Prior to his appointment at Unicom Thermal, Mr. Mitola was director of business development for Commonwealth Edison Company, the local electric utility serving Chicago, Illinois and the northern Illinois region.

        Jeffrey R. Mistarz has been our chief financial officer since January 2000 and our treasurer since October 2000. From January 1994 until joining us, Mr. Mistarz served as chief financial officer for Nucon Corporation, a privately held manufacturer of material handling products and systems, responsible for all areas of finance and accounting, managing capital and shareholder relations. Prior to joining Nucon, Mr. Mistarz was with First Chicago Corporation (now Bank One Corporation) for 12 years where he held several positions in corporate lending, investment banking and credit strategy.

        Michael S. Stelter is one of our co-founders and has been one of our directors since our incorporation in June 1998. Since our organization as a limited liability company in December 1997, Mr. Stelter has served as our Vice President of Switchgear Sales. Mr. Stelter was our Corporate Secretary from June 1998 until October 2000. From 1986 until May 1999, Mr. Stelter served as Vice President of Marino Electric.

        David R. Asplund was nominated to our board of directors during June 2002. Mr. Asplund is, and has been, the founder and President of Delano Group Securities, LLC since October 1999. From March 1995 through October 1999, Mr. Asplund was employed by Bear, Stearns and Company, Inc., serving as a Senior Managing Director from July 1997 until October 1999.

        Frederic F. Brace has been one of our directors since October 2001 and is an appointee of the holders of our Series A Convertible Preferred Stock. Mr. Brace is, and has been, the Senior Vice President and Chief Financial Officer of UAL Corporation, the parent of United Airlines since September 2001. From July 1999 through September 2001, Mr. Brace was Senior Vice President and Treasurer of United Airlines and its Vice President of Finance from October 1996 through July 1999.

        W. Scott Harlan was appointed a director during June 2002 by the holders of our Series A Convertible Preferred Stock. Mr. Harlan is currently Vice President of EP Power Finance, L.L.C. and Managing Director of El Paso Merchant Energy Company North America, a merchant energy subsidiary of El Paso Corporation. Mr. Harlan has been with EP Power Finance and El Paso Merchant Energy since November 2000. Mr. Harlan previously served as a vice-president of Cinergy Capital Services from July 1997 to October 1999, and served in several electricity marketing positions with Koch Energy Services from September 1995 to July 1997. Prior to joining Koch, Mr. Harlan served for ten years in a number of positions in the power generation, marketing and demand-side management for Delmarva Power and Light Company.

        Robert J. Manning has been one of our directors since May 2000 and Chairman of our Board of Directors since January 2001. Mr. Manning is a co-founder and a member of Groupe Manning LLC, an energy consulting company. From April 1997 until his retirement in January 2000, Mr. Manning served as executive vice president of Exelon Corporation and its largest subsidiary, Commonwealth Edison Company, where his responsibilities included managing the sale of Commonwealth Edison's fossil generating fleet. During his thirty-five year career at Exelon, Mr. Manning directed all aspects of electric generation, consumer service and transmission and distribution operations.

        Kevin P. McEneely has been one of our directors since our incorporation in June 1998. Mr. McEneely was our Senior Executive Vice President and Chief Operating Officer from our organization as a limited liability company in December 1997 to December 1999. From 1985 to his retirement in December 1999, Mr. McEneely was Chief Operating Officer and an Executive Vice President of Nightingale-Conant Corporation. Mr. McEneely is also a member of NCVC.

        Gerald A. Pientka has been one of our directors since May 2000. Mr. Pientka is a co-founder of Higgins Development Partners, LLC, a national real estate development company headquartered in Chicago, Illinois. Mr. Pientka has served as President of the company since its inception in May 1999 when the Pritzker family interest purchased a controlling interest in Higgins Development Partners, LLC (formerly Walsh, Higgins & Company). Mr. Pientka served as President of Walsh, Higgins & Company from May 1992 until May 1999. Mr. Pientka is also a member of Leaf Mountain

Company, LLC, who is an investor in our Series A Convertible Preferred Stock (See, footnote 11 to "Selling Security Holders, Security Ownership of Certain Beneficial Owners and Management").

        Robert D. Wagner has been one of our directors since October 2001 and is an appointee of the holders of our Series A Convertible Preferred Stock. Mr. Wagner served as Managing Director the corporate finance group of Arthur Andersen LLP from May 1999 until his retirement in April 2001. From June 1998 through May 1999, Mr. Wagner served as Managing Director of M2 Capital. From April 1989 through June 1998, Mr. Wagner served as Managing Director for Bankers Trust/BT Alex Brown.

SELLING SECURITY HOLDERS, SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables list certain information, as of June 30, 2002, regarding the beneficial ownership of our outstanding common stock by each of our directors and named executive officers, the persons known to us to beneficially own greater than 5% of our common stock, our directors and executive officers, as a group, and stockholders whose shares are being registered pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address of each person listed in the following table (unless otherwise noted) is c/o Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.

        The 4,206,097 shares of common stock that we are registering pursuant to this prospectus and that are listed under the column "Number of Shares Being Offered" include (1) 2,996,097 shares held by the selling stockholders, (2) up to 815,000 shares which we may issue to the selling stockholders upon exercise of vested options, and (3) up to 395,000 shares which we may issue to the selling stockholders upon exercise of warrants. The shares of our common stock listed under the column "Shares Issuable Upon Exercise of Options" includes shares issuable upon exercise of options that are currently exercisable.

        The information provided in the following table with respect to each selling stockholder is based on information obtained from that selling stockholder. The information under the column "Beneficial Ownership After Offering" assumes each selling stockholder sells all of its shares offered pursuant to this prospectus to unaffiliated third parties. Each selling stockholder may sell all, part or none of its shares.

Name	Shares Directly Held		Shares Issuable Upon Exercise of Preferred Stock	Shares Issuable Upon Exercise of Warrants		Shares Issuable Upon Exercise of Options		Total	%
Directors, Executive Officers and 5% Holders
Joseph C. Marino	7,585,317	(1)	—	—		2,150,000	(2)	9,735,317	29.19%
Pino, LLC	7,151,452		—	—		1,700,000		8,851,452	26.91%
NCVC, L.L.C.(3)	4,162,999		—	—		1,000,000	(5)	5,162,999	16.04%
Victor Conant	4,162,999	(4)	—	—		1,000,000	(5)	5,162,999	16.04%
Kevin P. McEneely	4,162,999	(4)	—	—		1,000,000	(5)	5,162,999	16.04%
DYDX Consulting LLC(6)	3,069,953		—	—		947,546	(7)	4,017,499	12.48%
Nikolas Konstant(8)	3,069,953		—	—		947,546	(7)	4,017,499	12.48%
Newcourt Capital Securities, Inc.(10)	—		—	3,314,830		—		3,314,830	9.61%
Newcourt Capital USA, Inc.(11)	80,217		4,344,180	5,064,830	(12)	—		9,489,227	23.37%
EP Power Finance, L.L.C.(11)	80,217		4,380,550	1,750,000		50,000	(40)	6,260,767	16.75%
Duke Capital Partners, LLC(11)	80,217		4,380,550	1,750,000		—		6,210,767	16.64%
Morgan Stanley Dean Witter Equity Funding, Inc.(11)(13)	80,217		4,380,550	1,750,000		—		6,210,767	16.64%
Leaf Mountain Company, LLC(11)	45,122		3,179,890	1,171,875		—		4,396,887	12.37%
Richard Kiphart(14)	30,082		2,014,440	781,250		—		2,825,772	8.31%
John P. Mitola	13,706		—	—		666,667		680,373	2.14%
Michael S. Stelter	1,217,892		—	—		—		1,217,892	3.90%
Robert J. Manning	2,000		—	—		91,667		93,667	*
David R. Asplund(25)	47,412		—	25,000		25,000		97,412	*
Frederic F. Brace	—		—	—		50,000		50,000	*
W. Scott Harlan	—		—	—		0	(40)	0	*
Gerald A. Pientka(11)	22,000		—	—		91,667		113,667	*
Robert D. Wagner	—		—	—		50,000		50,000	*
Jeffrey R. Mistarz	4,200		—	—		66,667		70,867	*
All directors and executive officers as a group (10 persons)**	5,470,209		—	25,000		2,041,668		7,536,877	22.68%
Selling Stockholders
Augustine Fund, L.P.(9)	1,529,009		—	200,000		—		1,729,009	5.51%
Joseph C. Marino(15)			—	—		450,000		450,000	1.42%
Dale Hoppensteadt(16)(17)	349,458		—	—		—		349,458	1.12%
Helmut Hoppe(16)(18)	74,884		—	—		—		74,884	*
George Miller(16)(19)	74,884		—	—		—		74,884	*
Phil Johnson(16)(20)	12,000		—	—		—		12,000	*
Kevin Hoppensteadt(16)(20)	10,500		—	—		—		10,500	*
Jim Manhart(16)(20)	10,500		—	—		—		10,500	*
Steve Solecki(16)(20)	5,250		—	—		—		5,250	*
Brian Elia(16)(20)	3,750		—	—		—		3,750	*
Don Bezek(16)(20)	2,500		—	—		—		2,500	*
Mike Galvin(16)(20)	2,500		—	—		—		2,500	*
Larry Gramit(16)(20)	2,500		—	—		—		2,500	*
Mike Pacione(16)(20)	2,500		—	—		—		2,500	*
Christopher Kelly(21)	280,000		—	—		—		280,000	*
thestockpage.com.(22)	58,600		—	—		—		58,600	*
R&R Investments, LLC(23)	250,000		—	—		—		250,000	*
David Limanowski(24)	99,358		—	—		—		99,358	*
Delano Group Securities(25)	—		—	—		—		—	*
David R. Asplund(25)	—		—	25,000		—		25,000	*
Brian Porter(25)	—		—	25,000		—		25,000	*
John Porter(25)	—		—	25,000		—		25,000	*
Thomas Duszynski(25)	—		—	25,000		—		25,000	*
Stephanie Cox(26)	—		—	—		100,000		100,000	*
Mark Swartz(27)	—		—	—		100,000		100,000	*
Matthew Soltis(28)	—		—	—		100,000		100,000	*
Wall and Broad Equities(29)	—		—	30,000		—		30,000	*
John Prinz & Associates LLC(30)	15,000		—	40,000		—		55,000	*
Investor Awareness, Inc.(31)	—		—	25,000		—		25,000	*
Paul Stock(32)	—		—	—		—		—	*
Curtis Vernon(33)(34)	—		—	—		10,000		10,000	*
Jeffrey Dome(33)(35)	—		—	—		20,000		20,000	*
Ronald Stone(33)(36)	—		—	—		35,000		35,000	*
Eugene Borucki(37)(38)	106,452		—	—		—		106,452	*
Denis Enberg(37)(39)	106,452		—	—		—		106,452	*

		Shares Beneficially Owned After Offering
Name	Number of Shares Being Offered	Number of Shares		Percent
Directors, Executive Officers and 5% Holders
Joseph C. Marino	450,000	9,285,317	(41)	28.13%
Pino, LLC	—	8,851,452		26.91%
NCVC, L.L.C.	—	5,162,999		16.04%
Victor Conant	—	5,162,999		16.04%
Kevin P. McEneely	—	5,162,999		16.04%
DYDX Consulting LLC	—	4,017,499		12.48%
Nikolas Konstant	—	4,017,499		12.48%
Augustine Fund, L.P.	1,729,009	—	(41)	—
Newcourt Capital Securities, Inc.	—	3,314,830		9.61%
Newcourt Capital USA, Inc.		9,489,227		23.37%
EP Power Finance, L.L.C.	—	6,260,767		16.75%
Duke Capital Partners, LLC	—	6,210,767		16.64%
Morgan Stanley Dean Witter Equity Funding, Inc.	—	6,210,767		16.64%
Leaf Mountain Company, LLC	—	4,396,887		12.37%
Richard Kiphart	—	2,825,772		8.31%
John P. Mitola	—	680,373		2.14%
Michael S. Stelter	—	1,217,892		3.90%
Robert J. Manning	—	93,667		*
David R. Asplund	25,000	72,412		*
Frederic F. Brace	—	50,000		*
W. Scott Harlan	—	0		*
Gerald A. Pientka	—	113,667		*
Robert D. Wagner	—	50,000		*
Jeffrey R. Mistarz	—	70,867		*
All directors and executive officers as a group (10 persons)**	25,000	7,511,877		22.51%
Selling Stockholders
Augustine Fund, L.P.	1,729,009	—	(41)	—
Joseph C. Marino	450,000	9,285,317	(41)	28.13%
Dale Hoppensteadt	349,458	—	(41)	—
Helmut Hoppe	74,884	—	(41)	—
George Miller	74,884	—	(41)	—
Phil Johnson	12,000	—	(41)	—
Kevin Hoppensteadt	10,500	—	(41)	—
Jim Manhart	10,500	—	(41)	—
Steve Solecki	5,250	—	(41)	—
Brian Elia	3,750	—	(41)	—
Don Bezek	2,500	—	(41)	—
Mike Galvin	2,500	—	(41)	—
Larry Grant	2,500	—	(41)	—
Mike Pacione	2,500	—	(41)	—
Christopher Kelly	280,000	—	(41)	—
thestockpage.com.	58,600	—	(41)	—
R&R Investments, L.L.C.	250,000	—	(41)	—
David Limanowski	99,358	—	(41)	—
David R. Asplund	25,000	—	(41)	—
Brian Porter	25,000	—	(41)	—
John Porter	25,000	—	(41)	—
Thomas Duszynski	25,000	—	(41)	—
Stephanie Cox	100,000	—	(41)	—
Mark Swartz	100,000	—	(41)	—
Matthew Soltis	100,000	—	(41)	—
Wall and Broad Equities	30,000	—	(41)	—
John Prinz & Associates LLC	55,000	—	(41)	—
Investor Awareness, Inc.	25,000	—	(41)	—
Curtis Vernon	10,000	—	(41)	—
Jeffrey Dome	20,000	—	(41)	—
Ronald Stone	35,000	—	(41)	—
Eugene Borucki	106,452	—	(41)	—
Denis Enberg	106,452	—	(41)	—

Notes to Tables:

*
Denotes beneficial ownership of less than 1%.

**
Eliminates duplication

(1)
Includes 7,253,602 shares held of record by Pino, LLC ("Pino"). Mr. Marino holds a 100% membership interest in Pino and, in such capacity, has sole voting and investment power with respect to the shares of common stock held by Pino and, therefore, is deemed to be the beneficial owner of these shares.

(2)
Includes options to acquire 1,700,000 shares of common stock at $1.10 per share held by Pino. In addition, Mr. Marino holds options to acquire 450,000 shares of common stock which are being registered pursuant to this offering. Pursuant to an employment agreement between the Company and Mr. Marino dated January 1, 1999, Mr. Marino was granted stock options to acquire 450,000 shares of the Company's common stock with an exercise price of $3.50 per share. These option shares were to vest equally over the four-year term of the employment agreement. During July 1999, the Company's board of directors approved a 2 for 1 stock split, which resulted in a post-split grant of 900,000 shares. During December 2000, Mr. Marino resigned his position as Chairman of the Company, at which time 450,000 shares had become vested.

(3)
The business address of NCVC, L.L.C. ("NCVC") is 6245 West Howard St., Niles, Illinois 60714.

(4)
Includes 4,188,999 shares held of record by NCVC. Messrs. Conant and McEneely are managers and members of NCVC, and, in said capacities, share voting and investment power with respect to shares of common stock held by NCVC. Therefore, they are deemed to be the beneficial owners of these shares.

(5)
Includes options to acquire 1,000,000 shares of common stock at $1.10 per share held by NCVC.

(6)
The business address of DYDX Consulting, LLC ("DYDX") is 221 N. LaSalle Street, Suite 3900, Chicago, Illinois 60601.

(7)
Includes options to acquire 947,546 shares of common stock at $1.10 per share held by DYDX.

(8)
Includes 3,069,953 shares held of record by DYDX. Mr. Konstant holds a 100% membership interest in DYDX and, in such capacity, has sole voting and investment power with respect to the shares of common stock held by DYDX and, therefore, is deemed to be the beneficial owner of these shares.

(9)
On October 17, 2000, Augustine Fund, L.P. purchased 2,000 shares of the Company's Series B Convertible Preferred Stock ("Series B Preferred") and was issued warrants to purchase 200,000 shares of the Company's common stock at an exercise price of $4.425 per share, for gross proceeds to the Company of $2,000,000. The Series B Preferred was convertible into shares of the Company's common stock, which stock was converted on June 15, 2001 into 1,472,244 shares of the Company's common stock. An additional 56,764 shares of common stock were issued as accrued dividends on the Series B Preferred. The controlling members, directors and officers, all of whom are David Asplund, Thomas Duszynski, David Matteson, Brian Porter and John Porter, may be deemed to share power to vote or dispose of the shares held by Augustine Fund, L.P. The business address of Augustine Fund, L.P. is 141 W. Jackson Boulevard, Suite 2182, Chicago, Illinois 60604.

(10)
Newcourt Capital Securities, Inc. ("Newcourt Capital Securities"), a registered broker-dealer, was issued warrants to purchase 3,314,830 shares of the Company's common stock at a price of $1.00 per share in consideration for purchasing $3,200,000 of Convertible Senior Subordinated Promissory Notes from the Company during the second quarter of 2001 and for acting as placement agent for the Company's issuance of its Series A Convertible Preferred Stock (See "Description of Securities—Series A Preferred Stock"). Newcourt Capital Securities, Inc. is a wholly owned subsidiary of Newcourt Capital USA, Inc ("Newcourt Capital USA"). Accordingly, Newcourt Capital USA is deemed to be the beneficial owner of shares held by Newcourt Capital Securities. The following individuals share voting and investment power with respect to the shares of common stock held by Newcourt Capital Securities, Inc: Messrs. David McKerroll, J. Daryl MacLellan, Murray Eastwood, Michael Stupay, Johannes G.M. Derksen, Daniel Morash, Robert Sexton, Eric Mandelbaum, Guy Piazza and Ms. Annie Ropar. The aforementioned individuals are the current executive officers of Newcourt Capital Securities, Inc. and may be subject to subsequent change. The business address of Newcourt Capital Securities, Inc. is 1211 Avenue of the Americas, 22nd Floor, New York, NY 10036

(11)
Issuance of Series A Convertible Preferred Stock

  On September 7, 2001, we closed our Series A Convertible Preferred Stock transaction (See "Description of Securities—Series A Preferred Stock") with a group of investors and issued the following securities for an aggregate purchase price of $16,000,000:

  •
  400,000 shares of our Series A Convertible Preferred Stock to each of Newcourt Capital USA, Inc. ("Newcourt"), Duke Capital Partners, LLC ("Duke Capital"), and EP Power Finance, L.L.C. ("EPP"), 380,000 shares of our Series A Convertible Preferred Stock to Morgan Stanley Dean Witter Equity Funding, Inc. ("Morgan Stanley") and 20,000 shares of our Series A Convertible Preferred Stock to Originators Investment Plan, L.P. ("OIP"). OIP is an affiliate of Morgan Stanley (See Note No. 15, below) and therefore, Morgan Stanley is deemed to be the beneficial owner of shares held by OIP. Each share of Series A Convertible Preferred Stock is convertible into 10 shares of our common stock.

  •
  Warrants to purchase 100,000 shares of our Series A Convertible Preferred Stock to each of Newcourt, Duke Capital and EPP, warrants to purchase 95,000 shares of our Series A Convertible Preferred Stock to Morgan Stanley and warrants to purchase 5,000 shares of our Series A Convertible Preferred Stock to OIP. These warrants are initially exercisable at $10.00 per share and each share of Series A Preferred Stock is convertible into 10 shares of our common stock.

  •
  80,217 shares of our common stock to each of Newcourt, Duke Capital and EPE, 76,206 shares of our common stock to Morgan Stanley and 4,011 shares of our common stock to OIP.

  •
  Warrants to purchase 750,000 shares of our common stock to each of Newcourt, Duke Capital and EPP, warrants to purchase 712,500 shares of our common stock to Morgan Stanley and warrants to purchase 37,500 shares of our common stock to OIP. These warrants are initially exercisable at $1.00 per share.

  Additional information regarding each of these investors is as follows:

  •
  The following individuals share voting and investment power with respect to the shares of common stock held by Newcourt Capital USA, Inc: Messrs. David McKerroll, J. Daryl MacLellan, Daniel Morash and John C. Wehner. The aforementioned individuals are the current executive officers of Newcourt Capital USA, Inc. and may be subject to subsequent change. The business address of Newcourt Capital USA, Inc. is 1211 Avenue of the Americas, 22nd Floor, New York, New York 10036.

  •
  The following individuals share voting and investment power with respect to the shares of common stock held by Duke Capital Partners, LLC: Messrs. Robert Ladd, Gerald Stalun and F.T. Webster. The aforementioned individuals are the current executive officers of Duke Capital Partners, LLC and may be subject to subsequent change. The sole member of Duke Capital Partners, LLC is Duke Capital Corporation. The business address of Duke Capital Partners, LLC is 128 South Tryon Street, Suite 1100, Charlotte, North Carolina 28202.

  •
  The following individuals share voting and investment power with respect to the shares of common stock held by EP Power Finance, L.L.C.: Messrs. Clark Smith, Grady Blakey, John L. Harrison, Timothy D. Bourn, Steven Goers, Ms. Cecilia Heilmann, Messrs. Larry M. Kellerman, Andrew C. Kidd, George E. McCarthy III, John J. O'Rourke, Todd L. Witwer and Charles Zabriskie. The aforementioned individuals are the current executive officers of EP Power Finance, L.L.C. and may be subject to subsequent change. The sole member of EP Power Finance, L.L.C. is El Paso Merchant Energy North America Company. The business address of EP Energy Finance, L.L.C. is 1001 Louisiana Street, Houston, Texas 77002.

  •
  The following individuals share voting and investment power with respect to the shares of common stock held by Morgan Stanley Dean Witter Equity Funding, Inc.: Mr. Stephen Munger, Mr. James Liang, and Ms. Ruth Porat. The aforementioned individuals are the current executive officers of Morgan Stanley Dean Witter Equity Funding, Inc. and may be subject to subsequent change. The business address of Morgan Stanley Dean Witter Equity Funding, Inc. is 1585 Broadway, New York, New York 10036.

  •
  The following individuals share voting and investment power with respect to the shares of common stock held by Originators Investment Plan, L.P.: Messrs. Tarek Abdel-Meguid, G. Andrea Botta and Keith Hennessey. The aforementioned individuals are the current executive officers of MSDW OIP Investors, Inc., the sole general partner of OIP, and may be subject to subsequent change. The business address of Originators Investment Plan, L.P. is 1585 Broadway, New York, New York 10036.

  On November 29, 2001, we closed on an additional issuance of our Series A Convertible Preferred Stock (See "Description of Securities—Additional Issuance of Series A Preferred Stock") with Leaf Mountain Company, LLC ("Leaf Mountain") and issued the following securities for an aggregate purchase price of $3,000,000:

  •
  300,000 shares of our Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible into 10 shares of our common stock.

  •
  Warrants to purchase 75,000 shares of our Series A Convertible Preferred Stock. These warrants are initially exercisable at $10.00 per share and each share of Series A Preferred Stock is convertible into 10 shares of our common stock.

  •
  45,122 shares of our common stock.

  •
  Warrants to purchase 421,875 shares of our common stock. These warrants are initially exercisable at $1.00 per share.

  Additional information regarding Leaf Mountain is as follows:

  •
  Leaf Mountain is a manager-managed limited liability company, which was formed in February 1995 by a group of individuals for the purpose of investing in various business ventures. Leaf Mountain is not affiliated with any broker-dealer.

  •
  Mr. John J. Jiganti is the current managing director of Leaf Mountain and, as such, holds sole voting and investment power with respect to the shares of common stock held by Leaf Mountain. The business address of Leaf Mountain is 190 South LaSalle Street, Suite 1700, Chicago, Illinois, 60603.

  •
  As noted in the preceding disclosure, Mr. Gerald Pientka, who is one of our directors, is also a member of Leaf Mountain. Of the $3,000,000 invested by Leaf Mountain in the Company's Series A Preferred Stock, Mr. Pientka, through Leaf Mountain, contributed $75,000. It is the policy of the Company that any officer or director who has a direct or indirect conflict in a contemplated or pending business matter must abstain from discussions or votes of our board of directors regarding such matter. Accordingly, Mr. Pientka did not participate in any such discussions or votes relating to the sale to Leaf Mountain. In addition, Mr. Pientka was not aware of any matters involving or affecting the Company that were not disclosed to Leaf Mountain by the Company during the due diligence review conducted prior to the closing of the transaction.

  The Company had, and currently has, no agreements, plans or understandings with any party to distribute the aforementioned securities.

(12)
Includes warrants to acquire 3,314,830 shares of common stock at an initial exercise price of $1.00 per share held by Newcourt Capital Securities, Inc.

(13)
Morgan Stanley is a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. OIP is a limited partnership, of which the sole general partner is MSDW OIP Investors, Inc., also a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Accordingly, Morgan Stanley is an affiliate of, and is deemed to be the beneficial owner of the shares held by, OIP.

(14)
On June 4, 2002, we closed on an issuance of our Series C Convertible Preferred Stock (See "Description of Securities—Series C Preferred Stock") with Richard P. Kiphart, an individual, and issued the following securities for an aggregate purchase price of $2,000,000:

•
200,000 shares of our Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock is convertible into 10 shares of our common stock.

•
Warrants to purchase 50,000 shares of our Series C Convertible Preferred Stock. These warrants are initially exercisable at $10.00 per share and each share of Series C Preferred Stock is convertible into 10 shares of our common stock.

•
30,082 shares of our common stock.

•
Warrants to purchase 281,250 shares of our common stock. These warrants are initially exercisable at $1.00 per share.

(15)
Mr. Marino holds options to acquire 450,000 shares of common stock which are being registered pursuant to this offering. Pursuant to an employment agreement between the Company and Mr. Marino dated January 1, 1999, Mr. Marino was granted stock options to acquire 450,000 shares of the Company's common stock with an exercise price of $3.50 per share. These option shares were to vest equally over the four-year term of the employment agreement. During July 1999, the Company's board of directors approved a 2 for 1 stock split, which resulted in a post-split grant of 900,000 shares with an exercise price of $1.75 per share. During December 2000, Mr. Marino resigned his position as Chairman of the Company, at which time stock options to acquire 450,000 shares of the Company's common stock had become vested.

(16)
On August 31, 2000, we acquired Switchboard Apparatus, Inc. ("Switchboard") in a stock transaction. In exchange for ownership of Switchboard, the selling stockholders, which included Dale Hoppensteadt, Helmut Hoppe and George Miller, received 385,858, 82,684 and 82,684 shares of the Company's common stock, respectively. Subsequent to the acquisition, Mr. Hoppensteadt distributed 36,400 shares of his 385,858 shares of his common stock and Messrs. Hoppe and Miller each distributed 7,800 shares of their 82,684 shares of common stock to the following employees of Switchboard: 12,000 shares to Phil Johnson; 10,500 shares to each of Kevin Hoppensteadt and Jim Manhart; 5,250 shares to Steve Solecki; 3,750 shares to Brian Elia and 2,500 shares to each of Don Bezek, Mike Galvin, Larry Gramit and Mike Pacione.

(17)
Mr. Hoppensteadt is, and has been, the President of our wholly owned subsidiary, Switchboard Apparatus, Inc. since its acquisition in August 2000. Prior to our acquisition, he was a stockholder, director and officer of Switchboard Apparatus, Inc. The business address of Mr. Dale Hoppensteadt is c/o Switchboard Apparatus, Inc, 2820 South 19th Avenue, Broadview, Illinois 60155.

(18)
The business address of Mr. Helmut Hoppe is c/o Goschi & Goschi, Ltd., 120 S. LaSalle Street, Suite 1720, Chicago, Illinois 60603. Mr. Hoppe was a stockholder, director and officer of Switchboard Apparatus, Inc. prior to our acquisition of Switchboard Apparatus, Inc.

(19)
Mr. Miller is, and has been, employed by Switchboard Apparatus, Inc. since its acquisition in August 2000. Prior to our acquisition, Mr. Miller was a stockholder and employee of Switchboard Apparatus, Inc. The business address of Mr. George Miller is c/o Switchboard Apparatus, Inc, 2820 South 19th Avenue, Broadview, Illinois 60155.

(20)
The business address of each of Messrs. Elia, Galvin, Gramit, K. Hoppensteadt, Manhart and Pacione, each a current employee of Switchboard Apparatus, is c/o Switchboard Apparatus, Inc., 2820 South 19th Avenue, Broadview, Illinois 60155. Messrs. Bezek, Johnson and Solecki are no longer employed by Switchboard Apparatus, Inc.

(21)
Christopher Kelly acquired 275,000 shares of the Company's common stock in a private purchase from an existing shareholder during January 2000 for investment purposes and was granted registration rights pursuant to a registration rights agreement dated January 17, 2000. The business address of Mr. Kelly is 3062 W. 167th Street, Markham, Illinois 60426.

(22)
thestockpage.com was issued warrants to purchase 200,000 shares of the Company's common stock at an exercise price of $2.00 per share for services provided pursuant to a consulting agreement dated January 15, 1999 and which warrants expired on June 30, 2002. In addition, thestockpage.com was issued 58,600 shares of the Company's common stock for services provided pursuant to a consulting agreement dated August 1, 2000. Messrs. Glen Akselrod, Robert Landau and David Roff, executive officers of thestockpage.com, share voting and investment power with respect to shares of common stock held by thestockpage.com. The business address of thestockpage.com, inc. is 141 Adelaide Street West, Suite 1004, Toronto, Ontario M5H-3L5.

(23)
R & R Investments, LLC acquired 250,000 shares of the Company's common stock in a private purchase from an existing shareholder during January 2000 for investment purposes. R & R investments was issued 5,000 shares of the Company's common stock in January 2001 as consideration for consulting services provided during the first quarter of 2001. R & R Investments was granted registration rights pursuant to a registration rights agreement dated January 17, 2000. R & R Investments is not affiliated with any broker-dealer. Messrs. Ronald Rossi and Robert Rossi, members of R & R Investments, share voting and investment power with respect to the shares of common stock held by R & R Investments. The Company had, and currently has, no agreements, plans or understandings with any party to distribute these securities. The business address of R&R Investments, L.L.C. is c/o Rossi Contractors, 201 W. Lake Street, Northlake, Illinois 60164.

(24)
David Limanowski purchased 69,358 shares of the Company's common stock from the Company in July 1999 and an additional 30,000 shares from the Company in December 1999. Mr. Limanowski has been a distributor of the Company's EnergySaver products in New Jersey since June 1999 and in Illinois since September 1999. The business address of Mr. Limanowski is c/o U.S. Power Corp., 425 N. Michigan Avenue, 25th Floor, Chicago, Illinois 60611.

(25)
Delano Group Securities, LLC, a registered broker-dealer, was issued warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $4.71 per share as consideration for acting as placement agent for the Company's issuance of its Series B Convertible Preferred Stock in October 2000. During June 2002, these warrants were cancelled and replaced with four warrants for 25,000 shares each issued to each of Messrs. Thomas Duszynski, Brian Porter, John Porter and David Asplund, the controlling members of Delano Group Securities. The business address of Delano Group Securities, LLC is 141 W. Jackson Blvd., Suite 2176, Chicago, Illinois 60604.

(26)
Pursuant to a stock option agreement between Stephanie Cox and the Company dated January 2, 1999, Ms. Cox was granted options to acquire 50,000 shares of the Company's common stock with an exercise price of $3.50 per share. During July 1999, the Company's board of directors approved a 2 for 1 stock split, which resulted in a post-split grant of 100,000 shares with an exercise price of $1.75 per share. These options became fully vested on January 1, 2000. Ms. Cox was employed in a sales position with the Company from September 1998 through October 2000.

(27)
Pursuant to a stock option agreement between Mark Swartz and the Company dated January 2, 1999, Mr. Swartz was granted options to acquire 50,000 shares of the Company's common stock with an exercise price of $3.50 per share. During July 1999, the Company's board of directors approved a 2 for 1 stock split, which resulted in a post-split grant of 100,000 shares with an exercise price of $1.75 per share. These options became fully vested on January 1, 2000. Mr. Swartz has, and continues to be, employed in a sales position with the Company since July 1998. The business address of Mr. Swartz is c/o Electric City Corp., 1280 Landmeier Road, Elk Grove, Illinois 60007.

(28)
Pursuant to a stock option agreement between Matthew Soltis and the Company dated January 2, 1999, Mr. Soltis was granted options to acquire 50,000 shares of the Company's common stock with an exercise price of $3.50 per share. During July 1999, the Company's board of directors approved a 2 for 1 stock split, which resulted in a post-split grant of 100,000 shares with an exercise price of $1.75 per share. These options became fully vested on January 1, 2000. Mr. Soltis was employed in a sales position with the Company from November 1998 until September 2001.

(29)
Wall & Broad Equities was issued warrants to purchase shares of the Company's common stock as consideration for consulting services provided as follows: warrants to purchase 50,000 shares of the Company's common stock at $5.50 per share issued in July 2000; warrants to purchase 20,000 shares of the Company's common stock at $3.30 per shares issued in January 2001; warrants to purchase 10,000 shares of the Company's common stock at $2.15 per share issued in March 2001; warrants to purchase 30,000 shares of the Company's common stock at $2.50 per share issued in May 2001. As of December 31, 2001, warrants representing 80,000 shares of the Company's common stock had expired. Mr. Howard Bash, an executive officer of Wall & Broad Equities, has sole voting and investment power with respect to the shares of common stock held by Wall & Broad Equities. The business address of Wall and Broad Equities is 4424 Sixteenth Avenue, Brooklyn, New York 11204.

(30)
John Prinz & Associates LLC ("Prinz & Associates") was issued warrants to purchase 40,000 shares of the Company's common stock at $1.36 per share pursuant to a settlement agreement dated June 30, 2000 regarding a dispute with respect to amounts owed by the Company for consulting services provided by Prinz & Associates. During August 2001, Mr. Prinz elected to exercise these warrants for shares of common stock. During March 2001, Prinz & Associates was issued 15,000 shares of the Company's common stock for consulting services provided pursuant to a consulting services agreement between Prinz & Associates and the Company dated March 20, 2001. Mr. John Prinz, the managing member of Prinz & Associates, has sole voting and investment power with respect to the shares of common stock held by Prinz & Associates. The business address of Prinz & Associates is Edens-Tower Plaza, 790 Frontage Road, Northfield, IL 60093.

(31)
Investor Awareness, Inc. was issued warrants to purchase 25,000 shares of the Company's common stock at $3.875 per share for consulting services provided pursuant to a consulting services agreement dated October 20, 2000. Mr. Anthony Shor, an executive officer of Investor Awareness, has sole voting and investment power with respect to the shares of common stock held by Investor Awareness. The business address of Investor Awareness, Inc. is 1181 Lake Cook Road, Suite A, Deerfield, Illinois 60015.

(32)
Mr. Paul Stock was issued warrants to purchase 5,000 shares of the Company's common stock at $4.00 per share for consulting services provided during the fourth quarter of 2000. As of December 31, 2001, these warrants had not been exercised and had expired. Mr. Stock's business address is 300 East 51st Street, Apt. 8D, New York, NY 10022.

(33)
Pursuant to a settlement agreement dated May 26, 200 between the Company and Curtis Vernon, Jeffrey Dome and Ronald Stone, Messrs. Vernon, Dome and Stone were issued options to purchase 10,000, 20,000 and 35,000 shares of the Company's common stock, respectively, at a price of $2.50 per share. The settlement agreement was in regard to a dispute involving certain of the Company's distribution territories.

(34)
The business address of Mr. Curtis Vernon is c/o Mr. William Ziegelmueller, Stetler & Duffy Ltd., 140 S. Dearborn Street, Suite 400, Chicago, Illinois 60603.

(35)
The business address of Mr. Jeffrey Dome is c/o Mr. William Ziegelmueller, Stetler & Duffy Ltd., 140 S. Dearborn Street, Suite 400, Chicago, Illinois 60603.

(36)
The business address of Mr. Ronald Stone is c/o Mr. William Ziegelmueller, Stetler & Duffy Ltd., 140 S. Dearborn Street, Suite 400, Chicago, Illinois 60603.

(37)
On June 7, 2001, the Company acquired Great Lakes Controlled Energy Corp. ("Great Lakes") in a stock transaction. In exchange for the ownership of Great Lakes, the selling stockholders, Eugene Borucki and Denis Enberg, each received 106,452 shares of the Company's common stock.

(38)
Eugene Borucki is, and has been, the president of Great Lakes Controlled Energy Corp., a wholly-owned subsidiary of the Company since its acquisition in June 2001. Mr. Borucki was a stockholder, director and officer of Great Lakes prior to our acquisition of that company. The business address of Mr. Borucki is c/o Great Lakes Controlled Energy Corp., 630 Bonnie Lane, Elk Grove Village, Illinois 60007.

(39)
Denis Enberg is, and has been, a Senior Vice President of the Company since our acquisition of Great Lakes in June 2001. Mr. Enberg was a stockholder, director and officer of Great Lakes prior to our acquisition of that company. The business address of Mr. Enberg is c/o Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois 60007.

(40)
Reflects stock options awarded pursuant to the Directors Stock Option Program to each of Messrs. Paul McGlinn and W. James Jewitt, both former directors of the Company appointed by E.P. Power Finance, L.L.C. W. James Jewitt, appointed to replace Mr. McGlinn, resigned his position as a director effective May 31, 2002 and was replaced by Mr. W. Scott Harlan. The policies of EP Power Finance, L.L.C., who was Messrs. McGlinns's and Jewitt's employer and is Mr. Harlan's employer, provide that director compensation be paid to the company rather than to the individual.

(41)
Assumes all shares registered are sold even though the holders are not obligated to do so.

DESCRIPTION OF SECURITIES

        In the following summary, we describe the material terms of our capital stock by summarizing material provisions of our charter and by-laws certificates of designation of our Series A, B and C convertible preferred stock. We have incorporated by reference these organizational documents as exhibits to the registration statement of which this prospectus is a part.

General

        On June 11, 2002, our Board of Directors unanimously approved an amendment to our Certificate of Incorporation to increase our authorized number of shares of capital stock from 90,000,000 to 125,000,000 and our authorized number of shares of Common Stock from 85,000,000 to 120,000,000. No changes were made to the number of authorized shares of our preferred stock, which is 5,000,000. This amendment is subject to approval by our shareholders at our 2002 annual meeting, which will be held on July 31, 2002. Currently, our charter authorizes us to issue 90,000,000 shares of capital stock, of which 85,000,000 shares are designated as common stock and 5,000,000 shares are designated as preferred stock. As of June30, 2002, we had 85,000,000 authorized shares of common stock of which:

  •
  31,196,378 shares are issued and outstanding;

  •
  19,000,000 shares of common stock are issuable upon conversion of Series A Convertible Preferred Stock;

  •
  1,665,720 shares of common stock are issuable upon conversion of Series A Convertible Preferred Stock issued pursuant to dividends paid on Series A Convertible Preferred Stock through June 30, 2002;

  •
  2,000,000 shares of common stock are issuable upon conversion of Series C Convertible Preferred Stock;

  •
  14,440 shares of common stock are issuable upon conversion of Series C Convertible Preferred Stock issued pursuant to dividends paid on Series C Convertible Preferred Stock through June 30, 2002;

  •
  7,422,955 shares of common stock are issuable upon exercise of outstanding common stock warrants;

  •
  4,750,000 shares of common stock are issuable upon exercise of outstanding Series A Convertible Preferred Stock warrants and conversion of the shares of Series A Convertible Preferred Stock which is issuable thereunder;

  •
  500,000 shares of common stock are issuable upon exercise of outstanding Series C Convertible Preferred Stock warrants and conversion of the shares of Series C Convertible Preferred Stock which is issuable thereunder; and

  •
  9,115,514 shares of common stock are issuable upon exercise of outstanding stock options.

Common Stock

        Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, except that the initial holders of the Series A Preferred have the right to appoint and elect up to four of the members of our board of directors (out of a board of 12) and the initial holders, Leaf Mountain Company, LLC and Richard Kiphart, the holder of our Series C Preferred have the right to approve certain other actions by the Company (See "Series A Preferred Stock—Voting Rights" and "Series C Preferred Stock—Voting Rights"). Subject to the rights of holders of any outstanding preferred stock, the holders of outstanding shares of common stock will share ratably on a per share basis on any dividends. Except pursuant to the trading agreements entered into with certain of our stockholders (See "Series A Preferred Stock—Stock Trading Agreement," "Series C Preferred Stock—Stock Trading Agreement" and "Certain Relationships and Related Transactions"), holders of our common stock have no preemptive, subscription, redemption or conversion rights. Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up and after payment of all prior claims, the holders of shares of common stock will share ratably on a per share basis in all of our assets. All shares of common stock currently outstanding are fully paid and nonassessable.

Preferred Stock

Series B Preferred Stock

        On October 17, 2000, we completed the sale of 2,000 shares of the Series B Preferred Stock to the Augustine Fund L.P. ("Augustine") at a purchase price of $1,000 per share and the issuance of warrants to purchase 200,000 shares of common stock at an exercise price of $4.425 per share, subject to certain adjustments. The Series B Preferred Stock accrued dividends at the rate of 8% per annum, payable in cash or common stock, at our option. In the event of any liquidation, subject to the rights of any series of preferred stock that was senior to the Series B Preferred Stock, the holders of the Series B Preferred Stock were entitled to a liquidation preference of $1,000 per share plus accrued and unpaid dividends. The Series B Preferred Stock was convertible at any time into shares of our common stock at an initial conversion ratio equal to the lower of $4.06 per share or 75% of the average of the three lowest closing bid prices of our common stock during the 30 consecutive trading days immediately prior to conversion (The conversion ratio was subject to reduction for each 30 day period after April 16, 2001 that this registration statement was not declared effective). We could have redeemed all of the shares of the Series B Preferred Stock at any time prior to conversion for $1,250 per share cash plus accrued unpaid dividends. The shares of Series B Preferred Stock would automatically have converted into common stock on October 17, 2003 if not previously converted or redeemed. Except as otherwise required by law or with respect to certain matters affecting the rights of the holders of preferred shares, the holders of the Series B Preferred Stock did not have voting rights.

        Effective June 15, 2001, Augustine elected to convert their 2,000 shares of Series B Preferred Stock outstanding into 1,472,244 shares of our common stock. The conversion price was $1.36 calculated as 71% (75% minus 2 percentage points for each thirty days that this registration statement was not declared effective, beginning on April 17, 2001 and ending on June 15, 2001) of the average of the three lowest selling prices per share of our common stock over the 30 consecutive trading days preceding June 15. In addition, we elected to pay the accrued dividends on the Series B Preferred Stock in 56,764 shares of our common stock, which dividends were calculated based upon a conversion price of $1.36 per share.

Series A Preferred Stock

        In September 2000, we engaged Newcourt Capital Securities, Inc. as our placement agent to find potential investors interested in investing in a private placement of our capital stock. We were seeking additional capital for corporate development, market expansion, the repurchase of certain distribution territories and general working capital needs.

        A search by our placement agent culminated in locating five investors desiring to invest in our capital stock, including leaders in the banking and energy industries. These investors are: Newcourt Capital USA Inc. ("Newcourt Capital USA"), Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C. (collectively, the "Investors") After extensive negotiations and subject to stockholder approval, the Investors and the Company entered into a securities purchase agreement, more fully described below.

        On July 31, 2001, we entered into a securities purchase agreement with the Investors, which was approved by our shareholders at our 2001 annual meeting held on August 30, 2001. The transaction closed on September 7, 2001. Under the securities purchase agreement, each of the Investors (with Morgan Stanley and its affiliate, Originators Investment Plan, L.P., treated as one investor) were issued the following securities for an aggregate purchase price of $4,000,000 at the closing of the transaction:

  •
  400,000 shares of our Series A Convertible Preferred Stock;

  •
  warrants to purchase 100,000 shares of Series A Convertible Preferred Stock, initially exercisable at a price of $10.00 per share;

  •
  80,217 shares of our Common Stock; and

  •
  warrants to purchase 750,000 shares of our Common Stock, initially exercisable at a price of $1.00 per share.

  Use of Proceeds

        We have utilized a majority of the aggregate gross proceeds of $16,000,000 raised from the sale and issuance of the above capital stock and warrants for:

  •
  payment of transaction expenses and general operating expenses, including working capital needs;

  •
  payment of the placement agent fee;

  •
  payment of the outstanding balance of the revolving credit facility; and

  •
  complete the repurchase of 10 distributor territories of amounts owing with respect to these repurchases.

        The placement agent received a fee equal to 5% of the $16 million aggregate gross proceeds under the July 31, 2001 securities purchase agreement and will receive a further 5% of the aggregate gross proceeds from exercise of any of the warrants to purchase Series A Convertible Preferred Stock.

        On July 31, 2001, we also obtained an additional bridge loan from Newcourt Capital USA in the principal amount of $1.2 million. We had previously borrowed $2 million principal amount of bridge loans from Newcourt Capital USA. On July 31, 2001, in connection with the loans by Newcourt Capital USA and services performed by the placement agent, an affiliate of Newcourt Capital USA, the placement agent received warrants to purchase 3,314,830 shares of Common Stock initially exercisable at a price of $1.00 per share. Such warrants have an exercise period of seven years from the closing of the transactions contemplated by the securities purchase agreement, which was September 7, 2001. Upon closing of the Series A Convertible Preferred Stock transaction, Newcourt Capital USA applied our outstanding indebtedness, (excluding accrued interest of $76,049.78, which was paid in cash) under the various bridge loans against payment of the purchase price of the capital stock and warrants purchased by Newcourt Capital USA under the securities purchase agreement. Accordingly, the Company received at the closing of the transaction approximately $12 million in cash (after paying the placement agent fees and expenses of the private placement).

  Conversion

        Each share of Series A Convertible Preferred Stock is convertible at the option of the holder into the number of shares of our Common Stock as determined by dividing $10.00 by the conversion price, which is initially $1.00.

        All outstanding shares of Series A Convertible Preferred Stock will be automatically converted if either of the following occurs:

  •
  at such time as the closing price of our Common Stock exceeds $12.00 per share (as adjusted for stock splits, stock combinations and the like) as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) for twenty consecutive trading days and the average trading volume for the same 20-day period exceeds 500,000 shares; or

  •
  we complete a firmly underwritten primary public offering of our Common Stock at a price of $5.00 per share or more (as adjusted for stock splits, stock combinations and the like) in which we raise aggregate gross proceeds of at least $35 million (a "Qualified Primary Offering").

        Shares of Series A Convertible Preferred Stock have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series A Convertible Preferred Stock to the price per share of any Common Stock we issue, or are deemed to have issued, if that price per share is less than the then existing conversion price for the Series A Convertible Preferred Stock. For example, if following the closing of the transactions contemplated by the securities purchase agreement we issue 1,000,000 shares of Common Stock at $0.50 per share, the conversion price of the Series A Convertible Preferred Stock will automatically be adjusted from $1.00 to $0.50. The Series A Convertible Preferred Stock is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of the Company's assets and similar events.

  Dividends

        Each outstanding share of Series A Convertible Preferred Stock is entitled to cumulative quarterly dividends at a rate of 10% per annum of its stated value, which is $10.00. Dividends on the Series A Convertible Preferred Stock are payable and compounded quarterly. Until the first dividend payment date that occurs after three years following the initial issuance of the Series A Convertible Preferred Stock, dividends are payable, at our option, in cash or additional shares of Series A Convertible Preferred Stock. After that date, dividends on the Series A Convertible Preferred Stock must be paid in cash and the dividend rate increases 0.5% every six months to a maximum rate of 15% per year.

  Liquidation

        Upon a liquidation, dissolution or winding up of the affairs of the Company, each holder of Series A Convertible Preferred Stock will be entitled to receive for each share of Series A Convertible Preferred Stock it holds, before any other security holder of the Company, the higher of:

  •
  $20 plus accrued and unpaid dividends; or

  •
  an amount equal to the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) multiplied by the number of shares of Common Stock into which one share of Series A Convertible Preferred Stock is then convertible.

  Redemption

        Outstanding shares of the Series A Convertible Preferred Stock are not subject to mandatory redemption. At any time after the third anniversary of our initial issuance of shares of Series A

Convertible Preferred Stock, we have the option to redeem all outstanding shares of Series A Convertible Preferred Stock if the following two conditions are satisfied:

  •
  the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) exceeds $7.50 per share (as adjusted for stock splits, stock combinations and the like) for at least 20 consecutive trading days immediately preceding the date we send a notice or redemption to all holders of Series A Convertible Preferred Stock; and

  •
  the average daily trading volume for the same period exceeds 500,000 shares.

The redemption price will be:

  1.
  cash in the amount of $10.00 per share plus accrued but unpaid dividends; and

  2.
  that number of shares of Common Stock having a value equal to 70% of the excess of (i) the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) on the day before the redemption date multiplied by the number of shares of Common Stock into which a share of Series A Convertible Preferred Stock is then convertible, and (ii) $10.00.

  Voting Rights

        The Investors have the right to elect up to four directors depending on the number of shares of Series A Convertible Preferred Stock outstanding at any time (as adjusted for stock splits, stock combinations and the like) as follows:

  •
  for so long as at least 800,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, holders of Series A Convertible Preferred Stock, voting as a single class, will be entitled to elect four directors;

  •
  for so long as at least 600,000 but less than 800,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, holders of Series A Convertible Preferred Stock, voting as a single class, will be entitled to elect three directors;

  •
  for so long as at least 400,000 but less than 600,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, the holders of Series A Convertible Preferred Stock, voting as a single class, will be entitled to elect two directors; and

  •
  for so long as at least 200,000 but less than 400,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, the holders of Series A Convertible Preferred Stock, voting as a single class, shall be entitled to elect one director.

        Except for the election of directors or as otherwise provided by law, the Investors are entitled to vote with the holders of our Common Stock on an as-converted basis on all matters on which our holders of Common Stock are entitled to vote. However, if less than 200,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, unless otherwise provided by law, each holder of record of Series A Convertible Preferred Stock has the right to vote on an as-converted basis together with the holders of Common Stock, on all matters on which holders of Common Stock are entitled to vote, including the election of directors.

        Our board of directors has fixed by resolution the number of directors at 12. In order to maintain an appropriate number of directors, two of our directors, Victor Conant and James Stumpe, resigned their positions as directors following our 2001 annual meeting and those two seats, along with two currently vacant seats, will be filled by directors designated by each of the Investors.

  Special Approval Rights

        Holders of Series A Convertible Preferred Stock also have the following approval rights with respect to certain actions of the Company:

  •
  For so long as any shares of Series A Convertible Preferred Stock remain issued and outstanding we cannot, without approval of at least 75% of the shares of Series A Convertible Preferred Stock then outstanding:

  •
  enter into any agreement that would restrict our ability to perform under the securities purchase agreement;

  •
  amend our Certificate of Incorporation or bylaws in any way that could adversely affect, alter or change the rights, powers or preferences of the Series A Convertible Preferred Stock;

  •
  engage in any transaction that would impair or reduce the rights, powers or preferences of the Series A Convertible Preferred Stock as a class;

  •
  sell all or substantially all of the assets of the Company or merge with or into another company, or liquidate the Company (provided that if less than 400,000 shares of the Series A Convertible Preferred Stock are then outstanding and the then holders of Series A Convertible Preferred Stock refused to consent to such a transaction, we may at our option, redeem all, but not less than all, of such Series A Convertible Preferred Stock at a redemption price per share equal to the amount the Series A Convertible Preferred Stock would receive upon a liquidation); or

  •
  change the authorized number of directors of our Board of Directors.

  •
  For so long as at least 800,000 shares of Series A Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of at least 66 2/3% of the shares of Series A Convertible Preferred Stock then outstanding:

  •
  authorize or issue any capital stock with rights senior to or equal to the Series A Convertible Preferred Stock or securities convertible or exchangeable into such capital stock;

  •
  authorize or issue any options, rights or warrants to purchase capital stock of the Company;

  •
  amend or alter any outstanding options, rights or warrants in a manner that reduces or that has the effect of reducing the per share exercise price for any outstanding options, rights or warrants;

  •
  authorize or issue any debt securities of the Company or any of its subsidiaries, other than debt under the existing revolving lines of credit or the replacement thereof on substantially similar terms, except that we may issue additional debt up to $1,000,000 in the aggregate in the ordinary course of business and may incur trade payables in the ordinary course of business;

  •
  purchase, redeem, or otherwise acquire any of the Company's capital stock, other than the redemption of the Series A Convertible Preferred Stock;

  •
  enter into an acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

  •
  sell or lease assets of the Company or any of its subsidiaries, except in the ordinary course of business;

    •
    declare or pay any cash dividends or make any distributions on any of our capital stock, other than on the Series A Convertible Preferred Stock;

    •
    authorize the payment of, or pay to any individual employee of the Company, cash compensation in excess of $500,000 per annum; or

    •
    enter into any transaction (or series of transactions), including loans, with any employee, officer or director of the Company or to or with his, her or its affiliates or family members (other than with respect to payment of compensation to actual full-time employees in the ordinary course of business) involving $50,000 or more per year individually or $250,000 or more per year in the aggregate.

  •
  For so long as at least 1,200,000 shares of Series A Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of the holders representing 66 2/3% of the shares of Series A Convertible Preferred Stock then outstanding:

  •
  terminate or newly appoint the chief executive officer or president of the Company;

  •
  approve any annual capital expense budget if such budget provides for annual capital expenditures by the Company and its subsidiaries in excess of $1,000,000 in the aggregate in any year; or

  •
  approve the incurrence of any single capital expenditure (or series of related capital expenditures) in excess of $500,000.

  Violation of Special Approval Rights

        In the event we violate any of these special approval rights and do not cure the violation within the prescribed cure period, which is 30 days for the first such violation and 10 days for any subsequent violation, following notice of that violation from any holder of Series A Convertible Preferred Stock, the holders of the Series A Convertible Preferred Stock have the right to elect that number of additional directors to our board of directors necessary for them to elect a majority of the Board of Directors.

  Ancillary Agreements

        In addition to the securities purchase agreement, the Investors, the placement agent and/or the Company entered into three ancillary agreements, each of which is described below:

  Investor Rights Agreement

        Under the investor rights agreement, the Investors and the placement agent may require the Company to register "Eligible Securities." "Eligible Securities" are (1) the shares of Common Stock (a) issued or issuable upon the conversion of the Series A Convertible Preferred Stock issued pursuant to the securities purchase agreements or (b) issued or issuable upon exercise of the warrants to purchase Series A Convertible Preferred Stock and conversion into Common Stock of the Series A Convertible Preferred Stock issued or issuable pursuant to such exercise; (2) the shares of Common Stock issued or issuable upon exercise of the warrants issued to the placement agent; (3) the shares of Common Stock issued pursuant to the first securities purchase agreement; (4) the shares of Common Stock issued or issuable upon exercise of the warrants to purchase Common Stock issued under the first securities purchase agreement; and (5) any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in clauses (1)—(4). The Investors and the placement agent, as a group, may require an aggregate of four such registrations provided that each such registration is of an amount of shares representing at least $5 million of market value.

        The Investors and the placement agent are also entitled to customary "piggy-back" registration rights in the event that the Company proposes to register shares of its Common Stock for sale to the public (excluding shares being registered hereunder and excluding any registration statements on Forms S-4 or S-8), whether for its own account or for the account of other security holders (or both). If such registration is, in whole or in part, an underwritten public offering and the underwriters institute customary cut-back procedures, then the Investors' piggy-back registration rights shall be subject to cut-back pro rata with any other shares proposed to be registered and sold in such offering, other than shares to be sold by the Company. In the event that underwriters institute customary cut-back procedures in respect of a registration requested by the Investors, however, any shares registered pursuant to a registration requested by the Investors will have priority over the shares sought to be included therein by any other selling stockholder.

        Under the investor rights agreement, each investor and the placement agent, subject to certain exceptions, have a right of first offer with respect to future sales by the Company of shares of its capital stock. Specifically each investor and the placement agent have the right to acquire a portion of shares of capital stock, in order to maintain their percentage ownership interests. The Investors also have the right to acquire any shares that the other Investors decline to purchase.

  Stockholders Agreement

        The Investors and the Company have also entered into a stockholders agreement. Under the stockholders agreement, each Investor has the right to designate one member to the Board of Directors and to have a representative attend all meetings of the Board of Directors as a board observer so long as it holds at least 200,000 shares of Series A Convertible Preferred Stock. Additionally, the Investors and the Company have agreed that for so long as an Investor owns at least 2,000,000 shares of Common Stock (calculated assuming conversion of all Series A Convertible Preferred Stock and the exercise of all Series A Convertible Preferred Stock warrants and Common Stock warrants held by such Investor), a representative of such Investor is entitled to attend all meetings of the Board of Directors as an observer if such Investor does not have a designated board member. For purposes of the stockholders agreement, Morgan Stanley and Originators Investment Plan, L.P. are collectively considered to be one investor.

        Each investor also agrees that if it converts more than 50% of the Series A Convertible Preferred Stock it purchases under the securities purchase agreement, it will, at the request of the Company, convert the remainder of its Series A Convertible Preferred Stock.

        The stockholders agreement also includes special approval rights provisions which are similar to those described above under "Series A Preferred Stock." With respect to the issuance of the Series C Preferred Stock to Mr. Kiphart described below, those voting rights were amended to include the shares of Series C Preferred Stock, such that, for purposes of determining the number of shares of preferred stock which are outstanding and entitled to the benefit of such special approval rights, Series A Preferred Stock and Series C Preferred Stock are aggregated (See, "Series C Preferred Stock—Special Approval Rights").

  Stock Trading Agreement

        Each of the Investors, the placement agent and certain officers of the Company have entered into a stock trading agreement that provides for restrictions on their sale of Common Stock into the public market. Under the stock trading agreement, the parties will not be able to sell their respective shares of Common Stock into the public market before the successful completion by us of a Qualified Primary Offering except that, if a Qualified Primary Offering is not completed within 18 months after the closing of the transactions contemplated by the securities purchase agreement, the parties may sell their respective shares subject to the following restrictions:

  •
  the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) must exceed $4.00 per share (as adjusted for stock splits, stock combinations and the like) for each of the twenty (20) consecutive trading days immediately prior to the date of sale;

  •
  the number of shares of Common Stock sold by a party on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day;

  •
  the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day must exceed 150,000 shares;

  •
  the number of shares of Common Stock sold by a party into the public market in any three-month period may not exceed fifteen percent of that party's total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transactions contemplated by the securities purchase agreement (as adjusted for stock splits, stock combinations and the like); and

  •
  sales of at least 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation service on which our shares of Common Stock are listed for trading).

        Subject to the expiration of any "lock-up" agreements entered into by the parties to the stock trading agreement, each party may sell shares of Common Stock into the public market following a Qualified Public Offering subject to the following restrictions:

  •
  the number of shares of Common Stock sold by a party on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day,

  •
  the number of shares of Common Stock sold by a party into the public market in any three-month period may not exceed twenty percent of that party's total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transactions contemplated by the securities purchase agreement (as adjusted for stock splits, stock combinations and the like), and

  •
  sales of at least 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading).

        Each party to the stock trading agreement and the Company will have a right of first offer if any other party to the stock trading agreement intends to sell its shares in a private transaction. The stock trading agreement will terminate September 7, 2004. However, if a Qualified Primary Offering is completed prior to September 7, 2004, the stock trading agreement will terminate 18 months after the completion of the Qualified Primary Offering.

Additional Issuance of Series A Preferred Stock

        At our annual meeting of stockholders held on August 30, 2001, our stockholders approved the issuance of up to $20,000,000 of our Series A Convertible Preferred Stock, along with our common stock, and warrants to purchase our Series A Convertible Preferred Stock and our Common Stock. On September 7, 2001, we closed on the sale and issuance of $16,000,000 of our Series A Convertible Preferred Stock to the Investors (refer to the preceding discussion of the transaction).

        On November 29, 2001, we entered into a securities purchase agreement with Leaf Mountain Company, LLC ("Leaf Mountain") for the issuance of additional shares our Series A Convertible Preferred Stock (For additional information regarding Leaf Mountain, see footnote 11 to "Selling Security Holders, Security Ownership of Certain Beneficial Owners and Management). Under the securities purchase agreement, Leaf Mountain was issued the following securities for an aggregate purchase price of $3,000,000:

  •
  300,000 shares of our Series A Convertible Preferred Stock;

  •
  warrants to purchase 75,000 shares of Series A Convertible Preferred Stock, initially exercisable at a price of $10.00 per share;

  •
  45,122 shares of our Common Stock; and

  •
  warrants to purchase 421,875 shares of our Common Stock, initially exercisable at a price of $1.00 per share.

  Use of Proceeds

        We have utilized most of the gross proceeds of $3,000,000 raised from this sale and issuance for general working capital needs. We did not engage a placement agent or broker for this transaction and, accordingly, no fee was paid in that respect.

  Terms of the Transaction

        Leaf Mountain, along with the Investors, the placement agent, and the Company and its executive officers entered into a Consent and Amendment of Securities Purchase Agreement, Stock Trading Agreement, Stockholders Agreement and Investor Rights Agreement ("Consent and Amendment"). The Consent and Amendment provides for terms different from those of the Investors as noted below.

  Stock Trading Agreement—Leaf Mountain

        Leaf Mountain is subject to the provisions of the Stock Trading Agreement (See "Series A Preferred Stock—Stock Trading Agreement") and may not sell any of its holdings of Common Stock into the public market except in compliance with the Stock Trading Agreement. However, a percentage of the Common Stock of Leaf Mountain (the "Covered" Common Stock) is subject to certain amended provisions of the Stock Trading Agreement, such percentage determined as follows:

        Beginning on December 1, 2001, the percentage of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) of Leaf Mountain subject to the amended provisions of the Stock Trading Agreement will be 75% if, by December 1, 2002, the Company has either:

  (i)
  closed on the sale and issuance of at least 100,000 additional shares of Series A Convertible Preferred Stock for gross proceeds of not less than $1,000,000, or

  (ii)
  satisfied each of the following requirements: (A) reported positive consolidated EBITDA (defined as net income plus (to the extent deducted in determining net income) (1) taxes, (2) interest expense, (3) depreciation and (4) amortization) for at least three (3) consecutive months, (B) continued reporting positive EBITDA for each month during the period commencing with the first month described in clause (A) preceding through the end of the month of November, 2002, and (3) had cash balances of not less than $3,000,000 on November 30, 2002.

If the Company has not satisfied either of the conditions provided in (i) and (ii) above, then the percentage of Common Stock of Leaf Mountain subject to the amended provisions of the Stock Trading Agreement will be 50%.

        The amended provisions of the Stock Trading Agreement for which the Uncovered Common Stock of Leaf Mountain is subject (25% if the Company has satisfied either of the conditions (i) or (ii) above and 50% thereafter if it has not) are as follows:

  •
  the number of shares of Common Stock sold by Leaf Mountain on any trading day may not exceed the greater of (a) 10,000 shares or (b) 10% of the Average Daily Trading Volume (defined as the average closing price of the Common Stock over the preceding twenty trading days).

  •
  Leaf Mountain may not sell shares of its Common Stock before the completion of a Qualified Primary Offering, except that if a Qualified Primary Offering is not completed by November 29, 2002, then Leaf Mountain may sell shares of its Common Stock into the public market (subject to the provisions of the Stock Trading Agreement, as amended).

        The portion of the Common Stock of Leaf Mountain that is not Uncovered Common Stock is the "Covered" Common Stock. The Covered Common Stock (75% if the Company has satisfied either of the conditions (i) or (ii) above and 50% thereafter if it has not) may not be sold into the public market except in compliance with the Stock Trading Agreement, which does not permit such sales until the Company completes a Qualified Public Offering or, if no Qualified Public Offering is completed by March 6, 2003, thereafter permits such sales subject to the restrictions described under "Series A Preferred Stock—Stock Trading Agreement."

  Stockholders Agreement—Leaf Mountain

        Leaf Mountain will not have the right to either elect or participate in the election of those directors designated by the Investors. However, unless otherwise provided by law, Leaf Mountain will be entitled to vote with the holders of our Common Stock on an as-converted basis on all matters on which our holders of Common Stock are entitled to vote, except for the election of directors. However, if less than an aggregate of 200,000 shares of Series A Preferred Stock remain issued and outstanding, unless otherwise provided by law, holders of the Series A Preferred Stock have the right to vote on an as-converted basis together with the holders of common stock on all matters on which holders of common stock are entitled to vote, including the election of directors. In addition, for so long as Leaf Mountain holds at least 100,000 shares of Series A Preferred Stock, it will have the right to have a representative attend all meetings of the Board of Directors as an observer (See "Series A Preferred Stock—Stockholders Agreement").

        Leaf Mountain will participate with the Investors with respect to approval rights of certain actions of the Company (See "Series A Preferred Stock—Special Approval Rights").

  Investor Rights Agreement—Leaf Mountain

        Leaf Mountain, for so long as it holds at least 750,000 shares of Common Stock, will have the right to request a single registration of its shares, in addition to any rights that it may have to register its Common Stock with the Investors (See "Series A Preferred Stock—Investor Rights Agreement"). Upon receipt of such request, the Company shall use its best efforts to cause a registration statement to become effective under the Securities Act of 1933 with respect to such securities.

  Additional Agreement Re Issuances of Preferred Stock

        We agreed with Leaf Mountain that we would not issue additional shares of our preferred stock to anyone on terms more favorable than those terms which are applicable to Leaf Mountain unless our Board of Directors has determined that, in its judgment, such subsequent investor provides a demonstrable synergistic benefit to our business.

Series C Preferred Stock

        On May 31, 2002, we entered into a securities purchase agreement with Richard P. Kiphart ("Mr. Kiphart"), an individual, for the issuance of shares our Series C Convertible Preferred Stock, which transaction closed on June 4, 2002 (For additional information regarding Mr. Kiphart, see footnote 14 to "Selling Security Holders, Security Ownership of Certain Beneficial Owners and Management). Under the securities purchase agreement, Mr. Kiphart was issued the following securities for an aggregate purchase price of $2,000,000:

  •
  200,000 shares of our Series C Convertible Preferred Stock;

  •
  warrants to purchase 50,000 shares of Series A Convertible Preferred Stock, initially exercisable at a price of $10.00 per share;

  •
  30,082 shares of our Common Stock; and

  •
  warrants to purchase 281,250 shares of our Common Stock, initially exercisable at a price of $1.00 per share.

  Use of Proceeds

        We will utilize the gross proceeds of $2,000,000 raised from this sale and issuance for general working capital needs. We paid a fee equal to 4% of the gross proceeds ($80,000) to Delano Group Securities, LLC, which firm acted as placement agent for this transaction. The President of Delano Group Securities is Mr. David Asplund, who was appointed a director of the Company during June 2002.

  Terms of the Transaction

        Mr. Kiphart, along with the Investors, Leaf Mountain and the Company entered into a Consent and Amendment of Securities Purchase Agreement, Consent and First Amendment to Stockholders

Agreement and Consent and First Amendment to Investors Rights Agreement. Mr. Kiphart and the Company entered into a Securities Purchase Agreement and a Stock Trading Agreement.

        The placement agent, Delano Group Securities, LLC, received a fee equal to 4% of the $2 million aggregate gross proceeds under the securities purchase agreement.

  Conversion

        Each share of Series C Convertible Preferred Stock is convertible at the option of the holder into the number of shares of our Common Stock as determined by dividing $10.00 by the conversion price, which is initially $1.00.

        All outstanding shares of Series C Convertible Preferred Stock will be automatically converted if either of the following occurs:

  •
  at such time as the closing price of our Common Stock exceeds $12.00 per share (as adjusted for stock splits, stock combinations and the like) as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) for twenty consecutive trading days and the average trading volume for the same 20-day period exceeds 500,000 shares; or

  •
  we complete a firmly underwritten primary public offering of our Common Stock at a price of $5.00 per share or more (as adjusted for stock splits, stock combinations and the like) in which we raise aggregate gross proceeds of at least $35 million (a "Qualified Primary Offering").

        Shares of Series C Convertible Preferred Stock have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series C Convertible Preferred Stock to the price per share of any Common Stock we issue, or are deemed to have issued, if that price per share is less than the then existing conversion price for the Series C Convertible Preferred Stock. For example, if following the closing of the transactions contemplated by the securities purchase agreement we issue 1,000,000 shares of Common Stock at $0.50 per share, the conversion price of the Series C Convertible Preferred Stock will automatically be adjusted from $1.00 to $0.50. The Series C Convertible Preferred Stock is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of the Company's assets and similar events.

  Dividends

        Each outstanding share of Series C Convertible Preferred Stock is entitled to cumulative quarterly dividends at a rate of 10% per annum of its stated value, which is $10.00. Dividends on the Series C Convertible Preferred Stock are payable and compounded quarterly. Until the first dividend payment date that occurs after three years following the initial issuance of the Series C Convertible Preferred Stock, dividends are payable, at our option, in cash or additional shares of Series C Convertible Preferred Stock. After that date, dividends on the Series C Convertible Preferred Stock must be paid in cash and the dividend rate increases 0.5% every six months to a maximum rate of 15% per year.

  Liquidation

        Upon a liquidation, dissolution or winding up of the affairs of the Company, the holder of Series C Convertible Preferred Stock will be entitled to receive for each share of Series C Convertible Preferred Stock it holds, before any other security holder of the Company, the higher of:

  •
  $20 plus accrued and unpaid dividends; or

  •
  an amount equal to the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) multiplied by the number of shares of Common Stock into which one share of Series C Convertible Preferred Stock is then convertible.

  Redemption

        Outstanding shares of the Series C Convertible Preferred Stock are not subject to mandatory redemption. At any time after the third anniversary of our initial issuance of shares of Series C Convertible Preferred Stock, we have the option to redeem all outstanding shares of Series C Convertible Preferred Stock if the following two conditions are satisfied:

  •
  the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) exceeds $7.50 per share (as adjusted for stock splits, stock combinations and the like) for at least 20 consecutive trading days immediately preceding the date we send a notice or redemption to all holders of Series C Convertible Preferred Stock; and

  •
  the average daily trading volume for the same period exceeds 500,000 shares.

        The redemption price will be:

  1.
  cash in the amount of $10.00 per share plus accrued but unpaid dividends; and

  2.
  that number of shares of Common Stock having a value equal to 70% of the excess of (i) the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) on the day before the redemption date multiplied by the number of shares of Common Stock into which a share of Series C Convertible Preferred Stock is then convertible, and (ii) $10.00.

  Voting Rights

        Except for the election of directors or as otherwise provided by law, Mr. Kiphart is entitled to vote with the holders of our Common Stock on an as-converted basis on all matters on which our holders of Common Stock are entitled to vote.

  Special Approval Rights

        The holder of Series C Convertible Preferred Stock also has the following approval rights with respect to certain actions of the Company:

  •
  For so long as any shares of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock remain issued and outstanding we cannot, without approval of at least 75% of the aggregate shares of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock then outstanding:

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  enter into any agreement that would restrict our ability to perform under the securities purchase agreements entered into with the holders of our Series A Convertible Preferred Stock or the holder of our Series C Convertible Preferred Stock;

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  amend our Certificate of Incorporation or bylaws in any way that could adversely affect, alter or change the rights, powers or preferences of the Series A Convertible Preferred Stock or the Series C Convertible Preferred Stock;

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  engage in any transaction that would impair or reduce the rights, powers or preferences of the Series A Convertible Preferred Stock as a class or the Series C Convertible Preferred Stock as a class;

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  sell all or substantially all of the assets of the Company or merge with or into another company, or liquidate the Company (provided that if less than 400,000 shares in the aggregate of the Series A Convertible Preferred Stock and the Series C Convertible Preferred Stock are then outstanding and the then holders of Series A Convertible Preferred Stock and/or Series C Convertible Preferred Stock refused to consent to such a transaction, we may at our option, redeem all, but not less than all, of such Series A Convertible Preferred Stock and the Series C Convertible Preferred Stock at a redemption price per share equal to the amount the Series A Convertible Preferred Stock and the Series C Convertible Preferred Stock, respectively, would receive upon a liquidation); or

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  For so long as at least 800,000 shares in the aggregate of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of at least 66 2/3% of the aggregate shares of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock then outstanding:

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  authorize or issue any capital stock with rights senior to or equal to the Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, or securities convertible or exchangeable into such capital stock other than (i) Series A Convertible Preferred Stock issued upon exercise of Series A Convertible Preferred Stock Warrants, (ii) Series A Convertible Preferred Stock issued as payment in kind of any accrued unpaid dividends on Series A Convertible Preferred Stock, (iii) Series C Convertible Preferred Stock issued upon exercise of Series C Convertible Preferred Stock Warrants, or (iv) Series C Convertible Preferred Stock issued as payment in kind of any accrued unpaid dividends on Series C Convertible Preferred Stock;

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  authorize or issue any options, rights or warrants to purchase capital stock of the Company;

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  amend or alter any outstanding options, rights or warrants in a manner that reduces or that has the effect of reducing the per share exercise price for any outstanding options, rights or warrants;

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  authorize or issue any debt securities of the Company or any of its subsidiaries, other than debt under the revolving lines of credit in effect on July 31, 2001 or the replacement thereof on substantially similar terms, and any additional debt up to $1,000,000 in the aggregate in the ordinary course of business and may incur trade payables in the ordinary course of business;

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  purchase, redeem, or otherwise acquire any of the Company's capital stock, other than the redemption of the Series A Convertible Preferred Stock or the Series C Convertible Preferred Stock;

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  enter into an acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

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  sell or lease assets of the Company or any of its subsidiaries, except in the ordinary course of business;

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  declare or pay any cash dividends or make any distributions on any of our capital stock, other than on the Series A Convertible Preferred Stock or the Series C Convertible Preferred Stock;

    •
    authorize the payment of, or pay to any individual employee of the Company, cash compensation in excess of $500,000 per annum; or

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    enter into any transaction (or series of transactions), including loans, with any employee, officer or director of the Company or to or with his, her or its affiliates or family members (other than with respect to payment of compensation to actual full-time employees in the ordinary course of business) involving $50,000 or more per year individually or $250,000 or more per year in the aggregate.

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  For so long as at least 1,200,000 shares in the aggregate of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of the holders representing 66 2/3% of the aggregate shares of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock then outstanding:

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  terminate or newly appoint the chief executive officer or president of the Company;

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  approve any annual capital expense budget if such budget provides for annual capital expenditures by the Company and its subsidiaries in excess of $1,000,000 in the aggregate in any year; or

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  approve the incurrence of any single capital expenditure (or series of related capital expenditures) in excess of $500,000.

  Ancillary Agreements

        In addition to the securities purchase agreement, Mr. Kiphart, the Company and the holders of our Series A Convertible Preferred Stock entered into two ancillary agreements, each of which is described below:

  Joinder and First Amendment to Investor Rights Agreement

        Under the joinder and first amendment to investor rights agreement, Mr. Kiphart may participate with the holders of our Series A Convertible Preferred Stock if such holders require the Company to register "Eligible Securities." "Eligible Securities" are (1) the shares of Common Stock (a) issued or issuable upon the conversion of the Series A Convertible Preferred Stock issued pursuant to the securities purchase agreements or (b) issued or issuable upon exercise of the warrants to purchase Series A Convertible Preferred Stock and conversion into Common Stock of the Series A Convertible Preferred Stock issued or issuable pursuant to such exercise; (2) the shares of Common Stock issued or issuable upon exercise of the warrants issued to the placement agent for the Series A Convertible Preferred Stock; (3) the shares of Common Stock issued pursuant to the securities purchase agreements relating to the issuance of our Series A Convertible Preferred Stock; (4) the shares of Common Stock issued or issuable upon exercise of the warrants to purchase Common Stock issued under the securities purchase agreements relating to the issuance of our Series A Convertible Preferred Stock; (5) any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in clauses (1)—(4); (6) the shares of Common Stock (x) issued or issuable upon the conversion of the Series C Convertible Preferred Stock issued pursuant to the securities purchase agreement or (y) issued or issuable upon exercise of the warrants to purchase Series C Convertible Preferred Stock and conversion into Common Stock of the Series C Convertible Preferred Stock issued or issuable pursuant to such exercise; (7) the shares of Common Stock issued pursuant to the securities purchase agreement relating to the issuance of our Series C Convertible Preferred Stock; (8) the shares of Common Stock issued or issuable upon exercise of the warrants to purchase Common Stock issued under the securities purchase agreement relating to the issuance of our Series C Convertible Preferred Stock; (9) any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in clauses (6)—(8).

        The holders of our Series A Convertible Preferred Stock and their placement agent, as a group, may require an aggregate of four such registrations provided that each such registration is of an amount of shares representing at least $5 million of market value.

        Mr. Kiphart is also entitled to customary "piggy-back" registration rights in the event that the Company proposes to register shares of its Common Stock for sale to the public (excluding shares being registered hereunder and excluding any registration statements on Forms S-4 or S-8), whether for its own account or for the account of other security holders (or both). If such registration is, in whole or in part, an underwritten public offering and the underwriters institute customary cut-back procedures, then the Mr. Kiphart's piggy-back registration rights shall be subject to cut-back pro rata with any other shares proposed to be registered and sold in such offering, other than shares to be sold by the Company. In the event that underwriters institute customary cut-back procedures in respect of a registration requested by the holders of our Series A Convertible Preferred Stock, however, any shares registered pursuant to a registration requested by the holders, along with Mr. Kiphart's, will have priority over the shares sought to be included therein by any other selling stockholder.

        Mr. Kiphart, subject to certain exceptions, has, along with the holders of our Series A Convertible Preferred Stock and their placement agent, a right of first offer with respect to future sales by the Company of shares of its capital stock. Specifically, the aforementioned have the right to acquire a portion of shares of capital stock, in order to maintain their percentage ownership interests and also have the right to acquire any shares that the other parties within this group decline to purchase.

  Joinder and First Amendment to Stockholders Agreement

        Under the joinder and first amendment to stockholders agreement, Mr. Kiphart is entitled to certain voting rights and special approval rights, all set forth in the preceding sections entitled "Voting Rights" and "Special Approval Rights." In addition, Mr. Kiphart agrees that if he converts more than 50% of the Series C Convertible Preferred Stock purchased under the securities purchase agreement, he will, at the request of the Company, convert the remainder of his Series C Convertible Preferred Stock.

  Stock Trading Agreement

        Mr. Kiphart and the Company have entered into a stock trading agreement that provides for restrictions on the sale of his Common Stock into the public market. Under the stock trading agreement, Mr. Kiphart will not be able to sell his shares of Common Stock into the public market before the successful completion by us of a Qualified Primary Offering except that, if a Qualified Primary Offering is not completed prior to March 7, 2003, he may sell his shares subject to the following restrictions:

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  the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) must exceed $4.00 per share (as adjusted for stock splits, stock combinations and the like) for each of the twenty (20) consecutive trading days immediately prior to the date of sale;

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  the number of shares of Common Stock sold on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day;

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  the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day must exceed 150,000 shares;

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  the number of shares of Common Stock sold by Mr. Kiphart into the public market in any three-month period may not exceed fifteen percent of his total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transaction contemplated (as adjusted for stock splits, stock combinations and the like); and

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  sales of at least 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading).

        Subject to the expiration of any "lock-up" agreements entered pursuant to the stock trading agreement, Mr. Kiphart may sell shares of Common Stock into the public market following a Qualified Public Offering subject to the following restrictions:

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  the number of shares of Common Stock sold by Mr. Kiphart on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day,

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  the number of shares of Common Stock sold by a party into the public market in any three-month period may not exceed twenty percent of that party's total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transactions contemplated by the securities purchase agreement (as adjusted for stock splits, stock combinations and the like), and

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  sales of at least 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading).

        Mr. Kiphart and the Company will have a right of first offer if any of the parties to the stock trading agreement entered into by the holders of our Series A Convertible Preferred Stock, their placement agent and certain officers of the Company intend to sell their shares in a private transaction. The stock trading agreement will terminate September 7, 2004. However, if a Qualified Primary Offering is completed prior to September 7, 2004, the stock trading agreement will terminate 18 months after the completion of the Qualified Primary Offering.

Other Preferred Stock

        Our board of directors, without further stockholder approval (other than the approval of the holders of the Series A Convertible Preferred Stock and Series C Convertible Preferred Stock described above under "Special Approval Rights"), may issue additional preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Subject, in each case, to obtaining any required approval of the holders of the Series A Convertible Preferred Stock and Series C Convertible Preferred Stock, our board of directors (1) may authorize the issuance of preferred stock that ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation, (2) can fix limitations and restrictions upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding, and (3) can also issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. In addition, in connection with the sale of our Series A Preferred Stock to Leaf Mountain Company, LLC, we agreed with Leaf Mountain that we would not issue additional shares of our preferred stock to anyone on terms more favorable than those which are applicable to Leaf Mountain unless our Board of Directors has determined that, in its judgment, such subsequent investor provides a demonstrable synergistic benefit to our business.

Delaware Anti-Takeover Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

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  before the date on which the stockholder became an interested stockholder, the corporation's board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

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  the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

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  the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation that is not held by the interested stockholder, at a meeting of the stockholders held on or after the date of the business combination.

        An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation's voting stock. Business combinations include, without limitation, mergers, consolidations, stock sales, asset sales or other transactions resulting in a financial benefit to interested stockholders.

Anti-Takeover Effects of Certain Charter and By-Law Provisions

        Our charter and by-laws contain provisions relating to corporate governance and to the rights of stockholders. Our by-laws provide that special meetings of stockholders may only be called by our Board of Directors, our chairman or our president and shall be called by our chairman, president or secretary at the request in writing of stockholders owning at least one-fifth of the outstanding shares of capital stock entitled to vote. In addition, our charter provides that our Board of Directors may issue preferred stock without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine; provided, however, that the holders of Series A Convertible Preferred Stock will have the right (among other things) to approve any such issuance of additional shares of preferred stock (See "Series A Preferred Stock"). These provisions may be deemed to have a potential "anti-takeover" effect in that they may delay, defer or prevent a change of our control.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is LaSalle Bank N.A.

INTEREST OF NAMED EXPERTS AND COUNSEL

        The consolidated financial statements of Electric City Corp. included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report upon the authority of said firm as experts in auditing and accounting.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our charter, bylaws or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Overview/History

        On December 5, 1997, we were initially formed as Electric City LLC, a Delaware limited liability company, by Joseph C. Marino, one of our principal stockholders, and NCVC, LLC, an entity controlled by Victor Conant, Kevin McEneely and DYDX Consulting LLC (which is controlled by Nikolas Konstant). In May 1998, Mr. Marino assigned his membership interest in us to Pino, LLC, an entity controlled by Mr. Marino.

        On June 5, 1998, we changed from a limited liability company into a corporation by merging Electric City LLC into Electric City Corp., a Delaware corporation. In connection with our merger, NCVC, LLC and Pino, LLC received shares of common stock in Electric City Corp. in exchange for their membership interests in Electric City LLC.

        On June 10, 1998, Electric City issued 1,200,272 shares of its common stock with a fair market value of $1,200,272 representing approximately six (6%) percent of Electric City's issued and outstanding common stock, to the approximately 330 shareholders of Pice Products Corporation ("Pice"), an inactive, unaffiliated company with minimal assets. Pursuant to merger agreement, Pice was merged with and into Electric City. The number of shares issued to Pice was determined and negotiated with the principals of Pice by the Company's Board of Directors as a whole and was concluded by the Board to be an "arm's length transaction" in that none of the Board of Directors was in any way affiliated with, or related to the principals of Pice. The purpose of the merger was to substantially increase the number of our shareholders to facilitate the establishment of a public trading market for our common stock. Trading in our common stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol "ECCC".

        In May 1999, we purchased most of the assets of Marino Electric, Inc., an entity controlled by Mr. Marino, for $1,792,000 in cash and 1,600,000 shares of our common stock. Marino Electric was engaged in the business of designing and manufacturing custom electrical switchgear and distribution panels. Under the terms of the purchase agreement, we were obligated to pay the cash portion of the purchase price upon the closing of our private issuance of common stock that commenced in July 1999. In May 2000, Mr. Marino waived this requirement and instead received a payment of $820,000 in cash and a subordinated secured term note for the principal amount of $972,000 at an interest rate of 10% per annum, payable in equal installments over 24 months and requiring principal and interest payments of $44,928 per month.

        On August 31, 2000, pursuant to an Agreement and Plan of Merger among us, Switchboard Apparatus, Inc. and Switchboard Apparatus's stockholders, Dale Hoppensteadt, George Miller and Helmut Hoppe, we purchased all of the issued and outstanding shares of capital stock of Switchboard Apparatus. In connection with the acquisition, Switchboard Apparatus was merged into our wholly-owned subsidiary, with our subsidiary continuing as the surviving corporation under the name Switchboard Apparatus, Inc. The aggregate purchase price of $1,941,750 was paid in the form of 551,226 shares of our common stock.

        Effective December 4, 2000, Joseph P. Marino, one of our founders and former Chairman of the Board of Directors, resigned his position as Chairman and terminated his employment with us. Concurrent with his resignation, Mr. Marino became a distributor for our EnergySaver products in the states of California, Arizona and Nevada (See, "Certain Relationships and Related Transactions").

        On June 7, 2001, pursuant to an Agreement and Plan of Merger by and among us, Electric City Great Lakes Acquisition Corporation, Great Lakes Controlled Energy Corporation ("Great Lakes") and Great Lakes stockholders, Eugene Borucki and Denis Enberg, we acquired Great Lakes. Great Lakes is an independent systems integrator and facilities support specialist and focuses on lighting control systems and HVAC retrofits for commercial applications. Great Lakes is also a national representative and distributor of select energy metering and control systems. In connection with the acquisition, Great Lakes was merged into our wholly-owned subsidiary Electric City Great Lakes Acquisition Corporation, with our subsidiary continuing as the surviving corporation under the name Great Lakes Controlled Energy Corp. The aggregate purchase price of $678,500 was paid to the Sellers in the form of 212,904 shares of Electric City common stock. We agreed to register the shares of common stock issued to the Sellers under the Securities Act of 1933, as amended and, on October 22, 2001, the registration of such shares became effective.

        Effective January 31, 2002, Michael Pokora resigned his position as Executive Vice President—Business Operations and Sales, to return to the insurance industry.

        Effective February 25, 2002, Roscoe Young II and Paul McGlinn resigned their positions as directors of the Company. Effective February 27, 2002, W. James Jewitt was appointed a director by EP Power Finance, L.L.C. to replace Mr. McGlinn.

        Effective March 2, 2002, John Callahan resigned his position as a director of the Company.

        Effective April 26, 2002, Brian Kawamura resigned his positions as President, Chief Operating Officer and a director of the Company, as well as his positions as a director of each of our subsidiaries, Switchboard Apparatus, Inc. and Great Lakes Controlled Energy Corp. Concurrent with his resignation, the Company entered into a separation agreement and consulting agreement with Mr. Kawamura (See, "Executive Compensation—Employment Contracts").

        Effective May 31, 2002, W. James Jewitt resigned his position as a director of the Company.

        Effective June 1, 2002, W. Scott Harlan was appointed a director by EP Power Finance, L.L.C. to replace Mr. Jewitt (See "Directors, Executive Officers, Promoters and Control Persons").

        Effective June 4, 2002, we closed on an issuance of our Series C Convertible Preferred Stock with Mr. Richard P. Kiphart (See, "Description of Securities—Series C Preferred Stock").

Products And Services

        The Company currently manufactures products or provides services under three distinct business segments. The EnergySaver business segment includes the EnergySaver and GlobalCommander product lines manufactured and sold by Electric City Corp. The switchgear business segment includes switchgear and related products manufactured by one of our subsidiaries, Switchboard Apparatus, Inc. The switchgear product line includes those products previously manufactured by Marino Electric, which product lines were merged into Switchboard Apparatus during 2000. The building controls and automation business segment is served by our other subsidiary, Great Lakes Controlled Energy Corp., which specializes in the installation and maintenance of building control and automation systems.

EnergySaver

        The EnergySaver system is a state-of-the-art lighting control system that reduces energy consumption in indoor and outdoor commercial, institutional and industrial ballasted lighting systems, while maintaining appropriate lighting levels. The EnergySaver is a freestanding enclosure that contains control panels with electrical parts and is connected between the power line and the building's electrical lighting circuits. The EnergySaver also contains a computer with software that allows the customer to control the amount of energy savings desired which, depending on the application, can be as high as 50%, and provides self-diagnosis and self-correction. The customer can access the EnergySaver's computer directly or remotely via modem or two-way radio.

        The EnergySaver is manufactured to varying sizes and capacities to address differing lighting situations. We can interface our EnergySaver products with new and existing lighting panels, ballasts and lamps without modification. In addition, the EnergySaver system controls the power spikes, drops and surges inherent in any power supply, resulting in a reduction of heat generated within the lighting system, which enhances ballast and lamp life and reduces the amount of air conditioning necessary to cool the building.

GlobalCommander

        The GlobalCommander system is an advanced lighting controller capable of providing large-scale demand side management savings without turning off the lights. The GlobalCommander bundles the EnergySaver technology with an area-wide communication package to allow for maximum energy reductions across entire systems in response to the guidelines of a customer's facility manager. The primary benefits of the GlobalCommander system are its automation and ability to respond to market information and execute control set points, start/stop schedules and other operating parameters to take full advantage of market rates. In addition, customers can control their facilities' loads and lighting requirements from a single control point. This single-point control is available for a virtually unlimited number of remote facilities and can be accessed through the Internet or over standard telephone lines with high-speed wide area networking.

Custom Electrical Switchgear

        We design and manufacture a wide range of commercial and industrial custom electrical switching gear and distribution panels that serve to distribute electricity from the electric utility's main power bus in a building to the various electrical requirements within a building. We have built a reputation for custom manufacturing of 120/208, 120/240 and 277/480V single- and three-phase switchgear for virtually any application. Our focus on custom manufacturing allows us to design and assemble these custom panels more quickly than manufacturers who must deviate from standard assembly line production.

        Typical customers of custom switchgear are electrical contractors who provide installations for commercial and industrial building projects. Most custom switchgear contracts involve the custom manufacturing of electrical switching gear and distribution panels for both new construction and retrofit projects. Our product line includes main distribution panels, electrical boxes and assembled circuit breakers, bus bars and switches. In addition, we are an authorized re-seller and original equipment manufacturer (OEM) for Siemens and Cutler-Hammer.

        We also market a full line of prepackaged switchgear products for the telecommunications/Internet markets under the TP3 brand name. The packages consist of fully integrated switchgear systems that provide a total solution for our customers' needs in this area. The entire package is prepackaged at standard size ranges designed for the typical sizes of central office network centers, point of presence (POP) facilities and Internet network centers. By prepackaging the switchgear, we believe we can reduce total installed costs by up to 30%, improve quality and deliver a high level of reliability in the electrical switchgear and provide energy savings and remote communications through this fully integrated solution.

Building and Automation Controls

        Through our wholly-owned subsidiary, Great Lakes Controlled Energy Corp., we provide integration of building and automation control systems for commercial and industrial customers. In addition, Great Lakes is an authorized distributor for the WattStopper, a leading occupancy sensor, and Power Measurement Ltd. smart meters.

Marketing, Sales And Distribution

        We have established relationships with distributors (also referred to as "State Representatives") to market and distribute our EnergySaver products to end-users. As of June 30, 2002, we had eight distributor/state representative agreements covering Arizona, California, Illinois, Indiana, Nevada,

New Jersey, Pennsylvania, and Texas. Each distributor is responsible for developing and managing a sales network within its respective territory. Typically the distributor does this by establishing direct relationships with end-users or through dealerships within the territory and overseeing the sales, installation and maintenance of our products by those dealerships. If a distributor sells any of our products outside its territory, such distributor operates as a dealer, meaning it manages end-user sales only. The distributor earns a commission on any sale of our products in its territory whether initiated by the distributor itself, a dealer, or by us.

        Our standard distribution agreement gives the distributor certain exclusive rights of distribution in a particular territory, includes sales quotas that increase periodically throughout the term of the agreement, and requires the distributor to make payment to us within 30 to 60 days of product shipment. The agreement contains penalties for failure to meet quotas or make payments, including the loss of certain exclusive rights of distribution. Currently, a number of our distributors are delinquent in payments due Electric City. We are working with our distributors to address this issue and are confident that currently delinquent payments due us will be received. In addition, the agreement has a term of 10 years, after which it is renewable at our discretion, and can be terminated at our discretion if the distributor fails to meet the terms of the distribution agreement.

        National accounts (such as chain stores, and large multi-site corporations), municipalities and other large campus customers are managed by our corporate sales engineering group. This group concentrates its sales efforts on the energy engineering staffs of these companies, which analyze and recommend the purchase of products like ours for their multiple sites. The sales force also supports, coordinates and manages multiple sales channels.

        The product lines manufactured by our subsidiary, Switchboard Apparatus, are sold directly to original equipment manufacturers and end-users.

        The building and automation controls systems installed and serviced by our subsidiary, Great Lakes Controlled Energy, are sold directly to end-users, typically commercial office buildings.

Customers

        During 2001, sales to our top five EnergySaver customers comprised 59% of total EnergySaver sales. Of these five customers, Electric City of Southern California, Electric City of Illinois, Electric City of Indiana and Electric City of Pennsylvania, who are four of our distributors, collectively accounted for 53% of EnergySaver sales during 2001. During 2000, sales to our top five EnergySaver customers comprised 36% of total EnergySaver sales. Four of these top five EnergySaver customers included Electric City of Southern California, Electric City of Illinois and Electric City Southern, who are our distributors, and U.S. Power Corp, who is one of our dealers. All sales to our distributors and dealers are typically installed by end-users upon receipt of the products. Electric City of Southern California is owned by Joseph Marino, our former Chairman and Director (See, "Certain Relationships and Related Transactions").

        During 2001, sales to the top five customers of Switchboard Apparatus comprised 41% of total switchgear sales, which customers included G.E. Supply Co., Zenith Controls, Inc., KMC Telecom, Electrical Controls Inc. and Malko Electric. During the period from September 2000, following our acquisition of Switchboard Apparatus, through December 31, 2000, the top five customers of Switchboard Apparatus accounted for 73% of total switchgear sales during that period. These customers included G.E. Supply Co., Zenith Controls, Inc., KMC Telecom, EOFF Electric and Kelso-Burnett. Roscoe Young, who served as a director of Electric City Corp. from April 2000 through February 2002, is President of KMC Telecom, one of the top five customers of Switchboard Apparatus for both 2000 and 2001. Sales to KMC Telecom were made on the same basis as sales to any other third party purchaser.

        For the period beginning June 2000, following our acquisition of Great Lakes Controlled Energy Corp., through December 31, 2001, the top five customers of Great Lakes comprised 78% of its sales during that period, which customers included 2800 Lake Shore Drive Condominium Association, Hill Mechanical Corp., U.S. Power Corp., National Heat & Power Corp. and College of Pathologists.

Manufacturing

        Our EnergySaver product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. The primary components for the EnergySaver are sourced from multiple manufacturers. We are in continuous discussion with additional parts suppliers, seeking to ensure lowest cost pricing and reliability of supply.

        Our switchgear product line, including the TP3 product line, is manufactured at the facilities of Switchboard Apparatus in Broadview, Illinois. The key components for our switchgear product line are sourced from multiple manufacturers with the goal of achieving competitive pricing and reliability of supply.

        Our key suppliers of components used in our products include Cutler-Hammer, General Electric and Siemens.

Intellectual Property

        Certain technologies underlying the EnergySaver products have been patented in the U.S. and Italy by Giorgio Reverberi. A U.S. patent application was filed by Mr. Reverbveri in November 1997, and a patent was issued in June 2000.

        Since January 1, 1998, we, along with Mr. Reverberi and Mr. Marino, have entered into a number of agreements relating to the license of the EnergySaver technology, which grant us the exclusive license rights of Mr. Reverberi's patent of the EnergySaver technology in all of North America, Central America, South American and the Caribbean, as well as Africa (excluding the countries of Algeria, Libya, Morocco and Tunisia). Our license expires upon the expiration of Mr. Reverberi's last expiring patent, which we expect to be on or around November 2017. If either party materially breaches the license and fails to cure the breach within 180 days after notice by the other party of the breach, the other party can terminate the license. We pay Mr. Reverberi a royalty of $200 and Mr. Marino a royalty of $100 for each EnergySaver product we make or sell in territories in which Mr. Reverberi holds a valid patent.

        We have applied for registration of the name EnergySaver pursuant to a U.S. trademark application filed September 15, 2000. In addition, we filed with the U.S. Patent and Trademark Office an intent-to-use trademark application for each of GlobalCommander, Virtual Negawatt Power Plant and VNPP on November 13, 2000. During January 2002, we were notified that the application for the name VNPP had been approved and also abandoned efforts to register the name Virtual Negawatt Power Plant.

        During March 2001, we established a new policy that requires all non-union employees to sign an Employee Innovations and Proprietary Rights Assignment Agreement. This agreement is intended to ensure that any intellectual property or know-how developed as part of an employee's work for the Company is and remains the property of the Company. All current non-union employees have signed such an agreement.

        On April 12, 2001, Denis Enberg assigned his rights to any technology developed by him for, or on behalf of the Company or Switchboard Apparatus to the Company. Mr. Enberg had been working for the Company on the GlobalCommander Technology. Mr. Enberg was also a shareholder and director of Great Lakes, which we acquired on June 7, 2001.

Competition

        There are a number of products on the market that directly or indirectly compete with the EnergySaver products. These competing products can be categorized into three general types:

  •
  those that convert AC to DC at a central location,

  •
  those that pulsate the power to the lighting system; and

  •
  other control products similar to the EnergySaver system.

        Products that fall into the first category convert AC to DC at a central location and do so more efficiently than it is done by the standard electronic ballast in each light fixture. The main drawback to this technology is that the transmission of DC power over any distance is generally less efficient and more dangerous than transmitting AC power. This technology also requires the rewiring of every light fixture on the circuit.

        Products that pulsate the power in the lighting system turn the power off and on so quickly (120 times/second) that the lights remain on. This process, which is generally known as "wave chopping," distorts the AC waveform and thereby produces harmonics in a building's electrical system that can damage other electrical components such as electric motors and electronic devices. The process also contributes to the reduction of life of lamps and ballasts in lighting fixtures.

        Control products similar to the EnergySaver system are those that control power consumption at the lights and those that control power consumption at the lighting circuit. Typically these units must be wired to each fixture or each circuit to be controlled. While the EnergySaver can be characterized as a lighting controller, it is more appropriately described as a "variable lighting control power reduction system," and it is connected to a central distribution panel rather than to each lighting fixture. Therefore the EnergySaver is much simpler and less expensive to install, generally requires less maintenance and is less expensive to purchase than other lighting control products.

        Our primary competitors in the switching and monitoring systems market are national suppliers of electrical switchboards, such as Seimens and Cutler-Hammer. The principal competitive factors in this industry are price and project completion time. We believe that we can generally complete custom projects more quickly than our national competitors because we handle each project individually, as compared to our competitors, who generally do not customize projects.

        As Great Lakes Controlled Energy is one of a number of distributors of products manufactured by Delta Controls, our primary competitors in the building controls and automation systems market are the several other distributors in the Chicagoland market. Other competitors include installers of Siemens control systems.

Employees

        As of May 31, 2002, we had 84 full time employees, of which 19 were management and corporate staff, 1 in engineering, 15 were engaged in sales and marketing, 5 were engaged in field service and 44 were engaged in manufacturing. Of those employees engaged in manufacturing, 41 are covered by collective bargaining agreements between each of Electric City and Switchboard Apparatus and the International Brotherhood of Electrical Workers ("IBEW"), which is affiliated with the American Federation of Labor and Congress of Industrial Organizations (AFL-CIO). Both collective bargaining agreements expired on May 31, 2002 and were renewed as a single consolidated agreement effective June 1, 2002 and expiring on May 31, 2005.

Research and Development

        The Company, through the day-to-day use of the EnergySaver and its components, and its use at various testing sites around the country, develops modifications and improvements to its products. Total research and development costs charged to operations were approximately $289,000 and $248,000 for the years ended December 31, 2001 and December 31, 2000, respectively.

Compliance With Environmental Laws

        Neither the Company's production nor sales of its products in any material way generate activities or materials that that would require compliance with federal, state or local environmental laws.

Additional Information

        Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form SB-2 and the Amendments to Registration Statement on Form SB-2 and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended. For further information pertaining to the Company and the shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at the prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

        The Company is subject to the requirements of the Securities Exchange Act of 1934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by the Company can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company. The address of that site is http://www.sec.gov.

        The Company has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries that are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's Internet site.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The following discussion regarding us and our business and operations contains "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative of such terms or other variations of such terms or comparable terminology. You are cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. We do not have a policy of updating or revising forward-looking statements and, therefore, you should not assume that our silence over time means that actual events are bearing out as estimated in such forward looking statements.

        We have a short operating history. All risks inherent in a new and inexperienced enterprise are inherent in our business.

Critical Accounting Policies

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that effect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see "Note 2—Notes to Consolidated Financial Statements".

Use of Estimates

        Preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumption affecting the reported amounts of assets, liabilities, revenues and expenses and related contingent liabilities. On an on-going basis, the Company evaluates its estimates, including those related to revenues, bad debts, income taxes and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

        The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company follows the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received or invoiced prior to satisfying the Company's revenue recognition criteria is recorded as deferred revenue in the accompanying balance sheet.

Impairment of Long-Lived Assets.

        We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions. The Company had made acquisitions in the past that included a significant amount of goodwill and other intangible assets. Under generally accepted accounting principles in effect through December 31, 2001, these assets were amortized over their estimated useful lives, and were tested periodically to determine if they were recoverable from operating earnings on an undiscounted basis over their useful lives. Effective in 2002, goodwill will no longer be amortized but will be subject to an annual (or under certain circumstances more frequent) impairment test based on its estimated fair value. Other intangible assets that meet certain criteria will continue to be amortized over their useful lives and will also be subject to an impairment test based on estimated fair value. Estimated fair value is less than values based on undiscounted operating earnings because fair value estimates include a discount factor in valuing future cash flows. There are many assumptions and estimates underlying the determination of an impairment loss. Another estimate using different, but still reasonable, assumptions could produce a significantly different result. Therefore, impairment losses could be recorded in the future. We will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the Statement is expected to result in an increase in net income of approximately $578,813 ($0.02 per share) per year. During 2002, we will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. It is possible that, as a result of these tests, we may have to take a charge in a future period to recognize a write-down of the value of our acquisitions to their estimated future values.

Results of Operations

        Our revenues reflect the sale of our products and services, net of allowances for returns and other adjustments. All of Electric City's sales are generated from the sale of products and services primarily in the U.S. One customer accounted for 13% and 14% of our total consolidated sales in 2001 and 2000, respectively.

        Our cost of goods sold consist primarily of materials and labor. Also included in our cost of goods sold are freight, the costs of operating our manufacturing facilities, charges for potential future warranty claims and royalty costs related to EnergySaver sales. Cost of goods sold also include the wages and expenses of our engineering group at Switchboard Apparatus.

        Sales and gross profits depend in part on the volume and mix of products sold during any given period. Generally, products that we manufacture have a higher gross profit margin than products that we purchase and resell. In addition, manufactured products that are proprietary, such as the EnergySaver, generally have higher gross margins than non-proprietary products such as switchgear or distribution panels.

        A portion of our operating expense is relatively fixed, such as the cost of our facilities. Accordingly, an increase in the volume of sales will generally result in an increase to our gross margins since these fixed expenses do not increase proportionately with sales. We have never fully utilized the manufacturing capacity of our facilities and, therefore, believe that the fixed nature of some of our expenses would contribute to an increase in our gross margin in future periods if sales volumes increase. In particular we believe that our facility in Elk Grove Village can support a sales level of

EnergySavers of approximately $12 million to $15 million without a significant investment in fixed assets.

        Selling, general and administrative ("SG&A") expenses include the following components:

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  direct labor and commission costs related to our employee sales force;

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  commission costs related to our independent sales representatives and our distributors;

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  expenses related to our non-manufacturing management, supervisory and staff salaries and employee benefits;

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  costs related to insurance, travel and entertainment and office supplies costs and the cost of non-manufacturing utilities;

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  costs related with marketing and advertising our products;

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  research and development expenses;

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  costs related to administrative functions that serve to support the existing businesses of the Company, as well as to provide the infrastructure for future growth.

        Interest expense includes the costs and expenses associated with working capital indebtedness, the mortgage on our headquarters building, an equipment loan, the Senior Subordinated Convertible Promissory Notes, a note to the sellers of Marino Electric, a note to a seller of Switchboard Apparatus, notes to the sellers of Great Lakes, and a note to the sellers of certain distributor territories that we repurchased in June 2000, all as reflected on our current and prior financial statements. Also included in interest expense is amortization of the debt discount based on the fair value of the warrants issued to Newcourt Capital Securities as part of the issuance of the Senior Subordinated Convertible Promissory Notes, and the amortization of deferred financing costs.

        We have provided analysis and discussions comparing the following periods:

  •
  the unaudited three-month period ended March 31, 2002 compared with the unaudited three-month period ended March 31, 2001;

  •
  the audited twelve-month period ended December 31, 2001 compared with the audited twelve-month period ended December 31, 2000.

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

        Our total revenue for the three-month period ended March 31, 2002 declined $26,231 or 0.8% to $3,135,993 as compared to $3,162,224 for the quarter ended March 31, 2001. Revenue related to EnergySaver sales increased approximately $696,000, or 132%, to approximately $1,220,000 as compared to approximately $524,000 for the same period in 2001. Revenue from the sale of building automation products and services, which benefited from the acquisition of Great Lakes in June 2001, contributed approximately $258,000 to first quarter 2002 revenue. Revenues derived from the sale of switchgear and distribution panels declined approximately $943,000 or 36% to approximately $1,644,000 during the third quarter as compared to approximately $2,587,000 for the same period in 2001. The decline in switchgear and distribution panel revenue was primarily the result of a slowdown in both general construction activity and construction activity in the telecom and Internet industries. We expect the trends in EnergySaver and building automation systems to continue for the balance of the year, while we believe the switchgear and distribution panel business has stabilized and should show improving trends in coming periods.

        Cost of sales for the three-month period ended March 31, 2002 totaled $2,731,713 as compared to $2,815,246 for the three-month period ended March 31, 2001. Gross profit for the first quarter of 2002 increased $57,302 or 16.5% to $404,280 from $346,978 in the first quarter of 2001. The improvement in the consolidated gross margin is primarily the result of the increase in EnergySaver sales, which generally have higher gross margins than switchgear and distribution panels, and improved utilization of our EnergySaver manufacturing facilities. The increase in EnergySaver gross profit was partially offset by a decline in the gross profit earned on switchgear and distribution panels due to the decline in revenue and lower facility utilization.

        SG&A for the three-month period ended March 31, 2002 decreased $490,230, or 19.0% to $2,096,401, as compared to $2,586,631 for the three-month period ended March 31, 2001. The first quarter of 2001 included a non-cash charge of $228,000 related to the extension of the maturity date on a warrant held by an investor relations consultant. Also contributing to the decline in SG&A was a $32,000 reduction in labor expense, a $150,000 reduction in travel expense, a $132,000 reduction in amortization expense resulting from the adoption of SFAS 142, a $100,000 decline in legal expense and a $30,000 decline in the costs of outside engineering services and reductions in recruiting costs, certain utilities and investor relations related expenses. These reductions in SG&A expense were partially offset by a $190,000 increase in sales commissions primarily related to sale of EnergySavers.

        Other income (expense) for the three-month period ending March 31, 2002 decreased $97,645, or 86.6% to $15,077 from $112,722 for the three-month period ended March 31, 2001. During the last half of 2001 we raised $19,000,000 through the issuance of our Series A Convertible Preferred Stock. We used the proceeds from the issuance to repay debt and payoff our revolving line of credit, which contributed to a $87,638 reduction in our interest expense when compared to the same period in 2001. The issuance of the Series A Convertible Preferred Stock also contributed to an increase of our average cash balances during the first quarter of 2002 when compared to the first quarter of 2001, which resulted in an increase in our interest income of $10,007 over the same period in 2001.

        The Series A Preferred Stock accrues a dividend at the rate of 10%, which is payable at our option in cash or additional shares of Series A Preferred Stock. During the three-month period ended March 31, 2002 we accrued dividends of $491,748 on the Series A Convertible Preferred Stock. These accrued dividends were satisfied through the issuance of 49,175 shares of our Series A Convertible Preferred Stock on March 31, 2002. On March 31, 2002 we also recorded a non-cash deemed dividend of $186,864 due to the beneficial conversion feature of these shares. During 2001 we accrued dividends of $39,452 on our Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock was converted into shares of our common stock on June 15, 2001.

        The non-cash dividends recognized during the three months ended March 31, 2001 and 2000 are comprised of the following:

	Three months ended March 31
	2002	2001
Accrual of Dividend on Series A Convertible Preferred	$491,748	$—
Accrual of Series B Preferred dividend	—	39,452
Deemed dividend associated with beneficial conversion price on shares issuable in satisfaction of Series A Convertible Preferred dividend	186,864	—

Total	$678,612	$39,452

Audited Twelve-Month Period Ended December 31, 2001 Compared With the Audited Twelve-Month Period Ended December 31, 2000

        Revenue.    Our revenue increased approximately $2.4 million, or 33%, to $9.6 million for the year ended December 31, 2001 compared to $7.2 million for the year ended December 31, 2000. Revenue from the sale of the EnergySaver increased 33% or $0.4 million, to $1.5 million in 2001 from $1.2 million in 2000. EnergySaver unit sales increased 68% from 109 units in 2000 to 175 units in 2001.

The average selling price per EnergySaver unit sold declined from $10,600 in 2000 to $8,600 in 2001. This reduction in the average selling price is a reflection of change in the mix of models sold and the sales channel responsible for the sale. When the Company sells its products through a distributor, it records less revenue than when it sells direct to the end user. If a dealer is involved in a direct sale or if the direct sale is in a distributor's territory, then commissions will be due to the dealer and/or distributor, with commission expense reported as a selling, general and administrative expense. Sales of EnergySavers were particularly strong during the fourth quarter of 2001, when the sale of 66 units was recorded as revenue. We expect to recognize the revenue on these units during the first half of 2002. Demand for the EnergySaver has remained strong into the first quarter of 2002 and we expect full year revenue for the EnergySaver to exceed the levels achieved in 2001.

        Sales of switchgear and distribution panels manufactured by one of our subsidiaries, Switchboard Apparatus, increased $1.8 million, or 33%, to $7.5 million during 2001 compared to $5.7 million in 2000. However, almost the entire increase in sales of switchgear and distribution panels is due to the inclusion of twelve-months of results of Switchboard Apparatus, which was acquired in August 2000. Sales of switchgear and distribution panels were adversely impacted by a slowdown in the telecom and general construction industries. This segment of our business was particularly impacted during the third quarter of 2001, but realized modest recovery during the fourth quarter, which has continued into the first quarter of 2002. We anticipate that sales from this division will continue to recover throughout 2002 and expect that full year sales will meet or exceed the levels achieved in 2001.

        The acquisition of Great Lakes Controlled Energy Corp. in June 2001 is responsible for $281,000 of the total increase in revenue for 2001. During the first quarter of 2002, Great Lakes was awarded a large contract for building controls which will contribute to a significant increase in revenues for this subsidiary during 2002. However, Great Lakes' total revenues are expected to be less than 10% of our 2002 consolidated sales.

        Other revenue declined by $95,000 or 24% to $299,000 in 2001 compared to $394,000 recorded in 2000. Other revenue includes revenue from ancillary products and installation for the EnergySaver, deferred revenue, freight, etc.

        Gross Profit.    Our gross profit declined approximately $126,000, or 22%, to $437,000 for 2001 compared to $567,000 during the twelve-month period ended December 31, 2000. Our gross profit as a percentage of sales decreased to 4.6% for 2001 compared to 7.8% during 2000. The margins at our EnergySaver division improved throughout the year as production and sales volume increased, but the margins in the switchgear division fell significantly due primarily to our failure to reduce labor expense as sales began to slow during the third quarter of the year. During the fourth quarter, we implemented layoffs and reduced our headcount by approximately 25%, which contributed to improvements in fourth quarter margins. We have been able to maintain our reduced headcount down through the first quarter of 2002, which will contribute to improved margins during 2002.

        SG&A Expenses.    SG&A expense increased approximately $860,000 to $9.9 million for the year ended December 31, 2001 from approximately $9.1 million during the year ended December 31, 2000. Most of the increase in SG&A expense was due to the inclusion of twelve months of expenses from Switchboard Apparatus, which was acquired on August 31, 2000, and the inclusion of seven months of expenses from Great Lakes, which was acquired in June 2001.

        Repurchase of Distributor Territories & Legal Settlement.    Our 2000 operating results include charges related to the repurchase of eleven distribution territories from three distributors and the settlement of a suit brought by a former consultant. We repurchased the eleven distribution territories, including the exclusive rights to sell the EnergySaver in Ohio, Michigan, Northern California, Florida, Georgia, North Carolina, South Carolina, Virginia, Arizona, Colorado and Nebraska, for $1,280,000 plus options to purchase 65,000 shares of our common stock at $2.50 each. These options were valued at $199,550 using a modified Black-Sholes option pricing model. A portion of the cash payment represents a refund of a $125,000 cash security deposit paid by the distributors to the Company. All but $100,000 of the cash portion of the repurchase price was deferred in the form of a note until the Company completed its Series A preferred stock offering, which closed in September 2001. The deferred payment accrued interest at the rate of 12% per year until it was paid in September 2001. The Company recorded total expense of $1,354,794 in 2000 related to the repurchase of the distributor territories. During 2000 we also settled a suit alleging breach of contract brought by a former consultant, for $15,000 in cash, 60,000 shares of Electric City common stock and options to purchase 40,000 shares at $7.00 per share. The total charge recognized as a result of this settlement was $325,600.

        Other Non-Operating Income (Expense).    Other non-operating expense is comprised of interest expense and interest income. Interest expense increased $3,254,000 to $3,533,000 during the 2001 as compared to $279,000 for the year ended December 31, 2000. As is more fully explained in note 8 to the consolidated financial statements, included in the 2001 interest expense was the cost of issuance and the value of the warrants issued in connections with the Senior Subordinated Promissory Notes. The costs of issuance were $187,000 and the value ascribed to the warrants was $2,917,000. The actual 2001 cash interest on the senior subordinated promissory notes was $76,000. The other components of 2001 the interest expense included $108,000 on the distributor note, $79,000 on our various lines of credit, $63,000 on our mortgage, $67,000 on notes payable to the sellers of Marino Electric, Switchboard Apparatus and Great Lakes Controlled Energy, $34,000 on equipment loans and $2,000 on various auto loans. During 2000, we recorded $107,000 in interest expense on the Marino term note, $73,000 on the deferred portion of the repurchase price of the distributors' territories, $64,000 on our mortgage, $21,000 on our working capital line and $14,000 on our equipment loan.

        Interest income earned during the year ended December 31, 2001 decreased $161,000 or 69% to $71,000 from $232,000 earned during the same period in 2000. The interest income earned during 2001 was attributable to the investment of our excess cash balances during the year. During 2000 we earned $120,000 on a loan of to one our stockholders and $112,000 on our excess cash balances.

Preferred Stock Dividends.

        There were two series of our convertible preferred stock issued and outstanding during 2001, including our Series B Convertible Preferred Stock ("Series B Preferred Stock") issued during October 2000, and our Series A Convertible Preferred Stock ("Series A Preferred Stock"), which was issued during September 2001 and November 2001.

        On October 17, 2000, we raised $2 million through the issuance of our Series B Preferred Stock (See, Footnote 9 to "Security Ownership of Certain Beneficial Owners and Management"). The Series B Preferred Stock was considered to have a beneficial conversion feature because it was convertible at any time into shares of the Company's common stock at a conversion price that was lower than the market price on the date of issuance. Accounting rules require us to recognize, on the date of issuance, the intrinsic value of this beneficial conversion feature as a non-cash dividend. The value of this beneficial conversion feature, along with the value of the warrants was considered to be a deemed dividend, the value of which was capped at the $2 million of gross proceeds. The value of the warrants was determined to be $624,000 using a modified Black-Sholes option pricing model. The value of the beneficial conversion feature was calculated as the sum of (i) the market value of the common stock into which the Series B Preferred Stock was convertible on the date of issuance, minus (ii) the allocated proceeds of the Series B Preferred Stock on the date of issuance.

        On June 15, 2001 the holder of the Series B Preferred Stock elected to convert all of the shares Series B Preferred Stock into common stock. The dividend accrued on the Series B Preferred Stock from the issuance date of October 17, 2000 through the conversion date of June 15, 2001, totaled $106,082, of which $73,206 was attributable to 2001. We elected to pay the accrued dividend through the issuance of additional shares of Series B Preferred Stock, which the holder converted to common stock on the conversion date. The shares of Series B Preferred Stock received as payment of the accrued dividend were considered to have a beneficial conversion feature because they were convertible into shares of common stock at a price below the market price on the date of issuance. As a result, we recorded a deemed dividend of $92,024 on the date of issuance of the dividend shares.

        On September 7, 2001 we received $16 million of gross proceeds through the issuance of our Series A Preferred Stock (See, Footnote 11 to "Security Ownership of Certain Beneficial Owners and Management"). On November 29, 2001, we received an additional $3 million of gross proceeds through the sale of additional shares of Series A Preferred Stock (See, Footnote 11 to "Security Ownership of Certain Beneficial Owners and Management"). The Series A Preferred Stock is also considered to have a beneficial conversion feature because it permits the holders to convert their shares of Series A Preferred Stock into shares of common stock at a price, which on the date of issuance, was lower than the market price for the common stock. The value of this beneficial conversion feature, along with the value of the common stock and warrants issued as part of these transactions, was considered to be a non-cash deemed dividend, the value of which was capped at the $19 million of gross proceeds.

        The Series A Preferred Stock accrues a dividend at the rate of 10%, which is payable at our option in cash or additional shares of Series A Preferred Stock. During 2001, we accrued dividends totaling $669,933 on the shares of Series A Preferred Stock, which we elected to pay by issuing additional shares of Series A Preferred Stock. On the date that we issued these additional shares, we were required to recognize a deemed dividend of $283,776 due to the beneficial conversion feature associated with the additional shares of Series A Convertible Preferred Stock that was issued.

        The non-cash dividends recognized during 2001 and 2000 are comprised of the following:

	Year ended December 31, 2001	Year ended December 31, 2000
Deemed dividend associated with beneficial conversion feature of Series B Convertible Preferred Stock	$—	$2,000,000
Deemed dividend associated with beneficial conversion feature of Series A Convertible Preferred Stock	19,000,000	—
Accrual of Dividend on Series A Convertible Preferred	669,933	—
Deemed dividend associated with beneficial conversion price on shares issuable in satisfaction of Series A Convertible Preferred dividend	283,776	—
Accrual of Series B Preferred dividend	73,206	32,877
Deemed dividend associated with beneficial conversion price on shares issued in satisfaction of Series B Preferred dividend	92,024	—

Total	$20,118,939	$2,032,877

Liquidity and Capital Resources

        As of December 31, 2001, we had cash and cash equivalents of $5,486,073, compared to cash and cash equivalents of $629,436 on December 31, 2000. Our debt obligations as of December 31, 2001 consisted of a mortgage in the amount of $738,818 on our facility in Elk Grove Village Illinois, an equipment loan of $425,000, a note due the seller of Marino Electric for $219,067 and vehicle loans totaling $51,133. In addition we had a $2 million line of credit that had no borrowings on it as of December 31, 2001. As of March 31, 2002, we had cash and cash equivalents of $3,335,136, as compared to $5,486,073 on December 31, 2001. Our debt obligations as of March 31, 2002 consisted of a mortgage of approximately $733,000 on our facility in Elk Grove Village Illinois, an equipment loan of $400,000, vehicle loans of approximately $44,000, and a note due the sellers of Marino Electric of approximately $89,000.

        The Company's principal cash requirements are for operating expenses, including employee costs, the costs related to research and development, advertising costs, the cost of outside services including those providing accounting, legal, engineering and consulting services, and the funding of inventory and accounts receivable, and capital expenditures. We have financed our operations since inception primarily through the private placement of its common stock and preferred stock.

        Net cash increased $4,856,637during the year ended December 31, 2001 while net cash declined $5,536,761 during the year ended December 31, 2000. Operating activities consumed $9,839,575 and $7,110,038 during the twelve-month periods ended December 31, 2001 and December 31, 2000, respectively. Cash used to fund the net loss was the largest operating use of cash in each of these periods. We used some of the cash raised through the issuance of preferred stock to pay overdue payables and to satisfy a portion of our accrued expenses. The decline in these accounts more than offset the cash generated from a decline in our inventories and other current assets. Inventories declined as we shifted to a "make to order" rather than a "make to inventory" process in the manufacture of our EnergySaver products. Net cash decreased $2,150,937 during the first three months of 2001 as compared to declining $602,435 during the same period in 2001. Operating activities consumed $1,981,283 and $1,263,714 during the first three months of 2001 and 2000, respectively. Cash used to fund the net loss after adjusting for the cumulative effect of accounting changes, declined $645,177 or 27.4%, to $1,707,198 during the first quarter of 2002 from $2,352,375 during the same period in 2001.

        Increases in accounts receivable and inventory consumed $2,037,135 during the first three months of 2002 as compared to consuming $89,992 during the same period in 2001. The increase in accounts receivable and inventory are primarily the result of increased sales activity in the EnergySavers business. These uses of cash were partially offset by cash generated from increases in accounts payable, accrued expenses and deferred revenue. Accounts payable increased $954,439 during 2002 compared to an increase of $304,654 during 2001, accrued expenses increased $384,171 during the first three months of 2002 compared to an increase of $260,723 during the same period in 2001 and deferred revenue increase $468,427 during the first quarter of 2002 as compared to declining $12,500 during the same period in 2001. The increase in accounts payable and accrued expenses during 2002 was again primarily the result of the increased business activity in the EnergySaver business. The increase in deferred revenue during 2002 was related primarily to a single order that was shipped during the quarter but was recorded as deferred revenue pending satisfaction of final revenue recognition criteria.

        Investing activities used $69,487 during 2001 as compared to generating $457,514 during 2000. During 2001 we spent $121,586 on new equipment, but generated $52,099 through the sale of equipment that we no longer needed. The year ended December 31, 2000 benefited from a $600,000 repayment of a loan made to a founding stockholder and $67,637 of cash acquired in the Switchboard acquisition. These sources were partially offset by purchases of property and equipment totaling $210,123. Investing activities consumed $4,692 of cash during the three-month period ending March 31, 2002, as compared to generating $8,691 during the three-month period ending March 31, 2001. During the first quarter of 2002 we purchased $4,692 of new equipment as compared to $16,551 for the first quarter of 2001. During the first quarter of 2001 we sold certain assets that we no longer required, primarily as a result of the acquisition of Switchboard, generating proceeds of $25,242.

        Financing activities generated $14,765,699 during 2001 compared to generating $1,115,763 during 2000. During 2001, we raised $19 million in gross proceeds through the issuance of our Series A Convertible Preferred Stock, of which $3.2 million was raised through the issuance of three Senior Subordinated Promissory Notes (which Notes were subsequently converted into shares of our Series A Convertible Preferred Stock) and $15.8 million through the issuance of our Series A Convertible Preferred Stock. We also refinanced some equipment loans, raising an additional $551,414. A portion of these funds was used to pay costs associated with raising the funds and to repay existing obligations. The costs of issuance attributable to the Senior Subordinated Notes and the Series A Convertible

Preferred Stock totaled $546,511. Funds used to retire or repay existing debt included $1,356,660 for the note payable to distributors, $852,200 to pay down our lines of credit, $449,628 to retire an outstanding equipment loan with Oxford Bank, $489,647 to pay down amounts owed the sellers of Marino Electric, $75,000 for scheduled payments on a new equipment loan with American National Bank, $19,962 for scheduled mortgage payments on our Elk Grove Village facilities, and $9,454 of scheduled payments on various auto loans.

        During 2000, we generated net proceeds of $1,830,000 by selling 2,000 shares of Series B Convertible Preferred Stock in a private placement, $44,900 from the sale of 20,000 shares of our common stock in a private placement and $500,000 through borrowings under our working capital line. These sources were partially offset by payments made on the note to the sellers of Marino Electric totaling $1,083,286, as well as $57,351 paid to reduce the balances on our mortgage, equipment loan and auto loans. We also refunded $110,000 to two investors in our private placement prior to issuing their stock certificates and repurchased 1,000 shares of our common stock for $8,500.

        Financing activities consumed $164,963 of cash during the three-month period ending March 31, 2002, compared to generating $652,588 during the same period in 2001. During the first quarter of 2002 we made schedule principal payments of $130,350 on the note to the sellers of Marino Electric and $34,613 on our equipment loan. During the 2001 period we borrowed $726,535 on our line of credit and paid $118,007 owed to the sellers of Marino Electric. In March 2001 we also refinanced and increased an equipment loan, which generated approximately $50,000. This was partially offset by scheduled principal reductions on our mortgage and auto loans of approximately $6,000.

        On March 19, 2002, American National Bank informed the us that it would not renew our $2 million revolving credit facility, which was scheduled to expire on March 25, 2002, but did agree to extend the facility until May 31, 2002 in order to provide us with time to find a replacement lender. On May 29, 2002, we entered into a Loan Agreement with American Chartered Bank that provides for (i) a Revolving Credit Facility with a maximum principal amount at any one time outstanding equal to the lesser of (a) $2,000,000 or (b) the Borrowing Base (defined as the sum of 70% of the face amount of Eligible Receivables of Electric City Corp. plus 80% of the face amount of Eligible Receivables of Switchboard Apparatus and Great Lakes), (ii) a Term Loan in the principal amount of $400,000 and (iii) a Mortgage Loan in the principal amount of $735,000. These borrowings are secured by a first security interest in all assets of the Borrowers, including, but not limited to, all of Borrower's accounts receivable, inventory, equipment, trademarks, general intangibles, insurance and insurance proceeds and any and all other assets and property (both real and personal) and all products and proceeds therefrom, and including a first priority mortgage and assignment of rents on the land and building located at 1280 Landmeier Road, Elk Grove Village, Illinois (See, "Note 6" to Financial Statements). As part of this transaction, we refinanced our mortgage loan on our property located at 1280 Landmeier Road in Elk Grove Village, Illinois.

        Our ability to continue the development, manufacturing and the expansion of sales of our products, including the EnergySaver, the GlobalCommander and TP3, will require the continued commitment of significant funds. The actual timing and amount of our future funding requirements will depend on many factors, including the amount and timing of future revenues, the level and amount of product marketing and sales efforts, the magnitude of research and development, our ability to improve margins and the cost of additional manufacturing equipment.

        We were successful in raising $21 million of gross proceeds from preferred stock issuances during 2001 and 2002, which has significantly improved our liquidity position and allowed us to continue to execute our business plan without any interruptions. Our Board of Directors has instructed senior management to evaluate the feasibility of raising additional capital during 2002, believing that it may be prudent to add to our liquidity to ensure cash availability until our operations begin to produce positive cash flow. If our Board decides to raise additional capital (which may require stockholder approval), our existing stockholders will likely experience dilution of their present equity ownership position and voting rights, depending upon the number of shares issued and the terms and conditions of the issuance. The new equity securities will likely have rights, preferences or privileges senior to those of our common stock.

        Our current projections indicate that the combination of the cash raised in the recent sale of preferred stock and a working capital line should provide sufficient liquidity to allow us to operate until our operations turn cash flow positive. These projections contain certain key assumptions, which may or may not occur. If, for one reason or another we do not raise additional capital in the near future or certain key assumptions contained in our projections are proven to be wrong, we may begin to experience a liquidity shortage later this year which could force us to scale back our growth plans.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board issued Statement of Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and that the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. The Company adopted SFAS No. 141 for all future acquisitions.

        SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The amortization of goodwill included in other expenses will also no longer be recorded upon adoption of the new rules. Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" effective for fiscal years beginning after December 15, 2001. In accordance with SFAS No. 142, we completed our transitional impairment testing of intangible assets during the first quarter of fiscal 2002. The impairment testing was performed in two steps: first, determining whether there was an impairment, based upon the fair value of a reporting unit as compared to its carrying value, and second, if there was an impairment, the determination of the impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Subsequent to the first quarter of fiscal 2002, with the assistance of a third-party valuation firm, we finalized the testing of goodwill subject to SFAS 142. Using conservative, but realistic assumptions to model our power management business and building control and automation business, we determined that the carrying value of the power management business was greater than the derived fair value, indicating an impairment in the recorded goodwill. To determine fair value, we relied on a discounted cash flow analysis. For goodwill valuation purposes only, the revised fair value of this unit was allocated to the assets and liabilities of the reporting unit to arrive at an implied fair value of goodwill, based upon known facts and circumstances, as if the acquisition occurred currently. This allocation resulted in a write-down of recorded goodwill in the amount of $2,894,000, which has been reported as the cumulative effect of a change in accounting principle, as of March 31, 2002, in the accompanying consolidated statements of earnings.

        In addition, SFAS 142 provides that goodwill no longer be amortized, and as a result, the Company recorded no goodwill amortization in the first quarter of 2002, whereas the Company had recorded approximately $132,000 of goodwill amortization in the first quarter of 2001.

        In June 2001, the Financial Accounting Standards Board issued Statement of Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," which is effective for years beginning after June 15, 2002. Accordingly, the Company will adopt SFAS No. 143 beginning January 1, 2003. SFAS No. 143 addresses legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset. The standard requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Any associated asset retirement costs are to be capitalized as part of the carrying amount of the long-lived asset and expensed over the life of the asset. The Company has not yet determined what, if any, effect that SFAS No. 143 will have on the earnings and financial position of the Company.

        In October 2001, the Financial Accounting Standards Board issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides accounting guidance for financial accounting and reporting impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." It also supersedes the accounting and reporting of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Events and Transactions" related to the disposal of a segment of a business. SFAS No. 144 is effective for fiscal years beginning January 1, 2002. We do not believe that the adoption of SFAS No. 144 will have a material effect on the earnings or financial position of the Company.

DESCRIPTION OF PROPERTY

        Our headquarters and the EnergySaver system production facility are located at 1280 Landmeier Road in Elk Grove Village, Illinois. This facility is approximately 13,000 square feet and houses the corporate headquarters, manufacturing operations and warehouse. We acquired this facility in August 1998 for a purchase price of $1,140,000, $800,000 of which we financed through a mortgage with CNB Bank and $340,000 of which we paid by issuing to the sellers 340,000 shares of our common stock. The CNB Bank mortgage bore interest at the rate of 8.25% per annum and was payable in monthly installments of principal and interest of $6,876 until August 2003, with a final balloon payment of $710,000 due in August 2003. There was no penalty for prepayment of the mortgage and the outstanding balance on May 31, 2002 was $731,728.42. Effective May 31, 2002, we refinanced this facility with a mortgage from American Chartered Bank in the principal amount of $735,000 that was used to pay the outstanding balance due on the CNB Bank mortgage. The American Chartered Bank mortgage bears interest at the prime rate plus 0.5% and provides for a monthly payment amount of $3,000 plus accrued interest until April 2004.

        Switchboard Apparatus currently conducts business from a facility located in Broadview, Illinois, which is approximately 19,000 square feet and houses Switchboard's office and manufacturing operations. We assumed the lease for this facility in August 2000 in connection with the acquisition of Switchboard Apparatus. The building is owned by a partnership that includes, among others, some of the former owners of Switchboard Apparatus, one of which is currently an employee of the Company. The lease provides for monthly payments of $9,250 per month during the first three years of the lease term, beginning on May 1, 1999, with payments increasing to $10,000 per month during the last two years of the lease term. The lease expires April 30, 2004, unless sooner terminated in accordance with the lease provisions.

        On June 7, 2001, we acquired Great Lakes Controlled Energy Corporation ("Great Lakes"). Great Lakes currently operates its business from a facility located in Elk Grove Village, Illinois, which is approximately 10,000 square feet. In connection with our acquisition of Great Lakes, we entered into a three-year lease beginning on the date of the acquisition at a monthly rate of $10,000, with an option to purchase the facility. The building is owned by the former shareholders of Great Lakes, Eugene Borucki and Denis Enberg, both of whom are currently employed by the Company.

        We believe that the space and location of our current facilities are sufficient to reach a level of production projected for the current year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On May 24, 1999, we purchased from Mr. Marino most of the assets of Marino Electric for a purchase price of $3,888,000, consisting of $1,792,000 in cash and 1,600,000 shares of our common stock. The purchase price of $3,880,000 exceeded the fair value of the assets acquired by approximately $3,363,000. Under the terms of the purchase agreement, we were obligated to pay the cash portion of the purchase price upon the closing of our private issuances of common stock that commenced in July 1999. In May 2000, Mr. Marino waived this requirement and instead received a payment of $820,000 in cash and a subordinated secured term note for the principal amount of $972,000 at an interest rate of 10% per annum, payable in equal installments over 24 months and requiring principal and interest payments of $44,928 per month. The note was fully paid and retired during May 2002.

        On April 1, 2000, we entered into a state representative agreement with Electric City of Illinois and on June 1, 2000, we entered into a state representative agreement with Electric City of Indiana. James Stumpe, one of our directors until his resignation in August 2001, is a member of Electric City of Illinois and, until October 15, 2001, was a member of Electric City of Indiana. The agreements grant to Electric City of Illinois and Electric City of Indiana distribution territories within the States of Illinois and Indiana, respectively. The members of our board other than Mr. Stumpe approved the terms of the transactions and believed the terms to be substantially similar to those of our other distributor or state representative agreements and as favorable to us as if negotiated with an unaffiliated third party. As of December 31, 2000 and 2001, the balance of our accounts receivable from Electric City of Illinois, LLC was $229,757 and $107,297, respectively, and sales to Electric City of Illinois were $334,000 and $157,000 for 2000 and 2001, respectively. As of December 31, 2000 and 2001, the balance of our accounts receivable from Electric City of Indiana was $63,925 and $65,077, respectively, and sales to Electric City of Indiana were $105,000 and $113,000 for 2000 and 2001, respectively.

        On January 5, 2000, we entered into a distributor agreement with Electric City of Southern California L.L.C., of which Mr. Marino is a member, which provides for an initial term of 10 years. The agreement grants to Electric City of Southern California a distribution territory that extends from Monterrey to Fresno to the northern edge of Death Valley, south to the southern border of California. This agreement provides for terms that are substantially similar to those of our other distributor agreements and as favorable to us as it negotiated with an unaffiliated third party. As of December 31, 2000 and 2001, our accounts receivable from Electric City of Southern California was $300,000 and $438,675, respectively, and sales to Electric City of Southern California were $362,000 and $590,000 for 2000 and 2001, respectively.

        Effective December 4, 2000, we entered into an agreement with Mr. Marino in which we agreed to grant to Mr. Marino distributorship rights of our EnergySaver product in Northern California, Nevada and Arizona and to enter into distributor agreements with Mr. Marino with respect to each of these distribution territories for an initial term of 10 years and on terms substantially similar to those of our other distributor and state representative agreements. With respect to the Southern California distribution territory, we agreed to permit Electric City of Southern California to transfer to Mr. Marino its current distributor agreement described above. As partial consideration for our grant of distributorship rights, effective December 4, 2000, (1) we terminated the option to purchase 2,000,000 shares of our common stock at $1.10 per share held by Pino, LLC with respect to 300,000 shares and (2) Mr. Marino resigned from our Board of Directors and from his executive position as our Chairman of the Board. The members of our board other than Mr. Marino approved the terms of the transactions and believed they were as favorable to us as if negotiated with an unaffiliated third party.

        In October 2000, we entered into an agreement with KMC Telecom (for which Roscoe Young, one of our former directors, is President and Chief Operating Officer) to sell and install our TP3 switchgear product at three KMC Telecom facilities. The sale and installation amount for the three sites totaled $773,802, of which $435,551 was recognized in 2000 and $338,951 was recognized in 2001. The aggregate amount was reflective of prices that would be charged to an unrelated third party. Installation of the TP3 switchgear began in November 2000 and was completed in June 2001.

        Each of Augustine Fund, L.P., which converted all of its outstanding shares of our Series B Convertible Preferred Stock during June 2001 into shares of our common stock, and Messrs. Conant, Konstant, Marino, McEneely and Stelter (each, a "Restricted Stockholder") (each, a "Restricted Stockholder") has entered into separate trading agreements with us that are effective for a term of three years beginning on October 17, 2000. The trading agreements restrict each Restricted Stockholder's transfer of our common stock as follows:

  •
  sales in any one trading day by such Restricted Stockholder shall not exceed the greater of 10,000 shares or 10% of the average trading volume of our stock during the 10 prior trading days;

  •
  public trades by such restricted stockholders in an opening transaction, during the last half hour of any trading day and at any time outside of regular trading hours shall be prohibited; and

  •
  up to four times within any 12-month period, we may prohibit any Restricted Stockholder from trading the common stock for an entire trading day.

        We have agreed to give each Restricted Stockholder a right of first refusal to sell his common stock to any third party that contacts us with a desire to purchase 100,000 or more shares of our common stock. This right will be allocated equally among each of the Restricted Stockholders who elect to participate in the sale. However, this right of first refusal will not preclude us from raising additional capital should such need arise.

        During 2001, our subsidiary, Switchboard Apparatus, Inc. paid $328,323 to Harbrook Tool and Manufacturing Company ("Harbrook") for manufacturing and installing safety devices to distribution panels made by various manufacturers. For the period from September 2000 (effective with our purchase of Switchboard Apparatus) through December 31, 2000, we paid $68,385 for the safety devices. A minority owner of Harbrook is Mr. Terry Hoppensteadt, who is a brother of Dale Hoppensteadt, the president of Switchboard Apparatus. We believe the amounts paid for such work are consistent with that which would be paid to an unrelated third party.

        One of our wholly-owned subsidiaries, Switchboard Apparatus, Inc., leases its manufacturing facilities in Broadview, Illinois from owners which include Dale Hoppensteadt, the current president of Switchboard Apparatus. During 2001, we paid $111,000 in lease payments. The lease was assumed with the purchase of Switchboard Apparatus, Inc. and expires in April 2004.

        Our other wholly-owned subsidiary, Great Lakes Controlled Energy Corp. ("Great Lakes"), leases its office and warehouse facility in Elk Grove Village, Illinois from Eugene Borucki and Denis Enberg, the former owners of Great Lakes who are currently officers of our Company. During 2001, we paid $70,000 in lease payments. The lease commenced with the purchase of Great Lakes in June 2001 and expires in June 2004.

        During August 2001, Messrs. Conant, Konstant, Marino, McEneely and Stelter agreed to amendments of the terms of their trading agreements to provide that sales in any one trading day cannot exceed 5% of the average trading volume of our Common Stock on such day and such sales will not exceed 15% of such individual's holdings in any three-month period. In addition, if the Company and a managing underwriter request a market stand-off pursuant to a qualified public offering, each individual agrees not to sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any of their holdings (other than those included in the registration) without the consent of the underwriter. The market stand-off period will not exceed 180 days.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        From November 4, 1999 to January 31, 2000, while our registration statement on Form 10SB was awaiting clearance by the SEC, our common stock was traded on the "Pink Sheets", a quotation medium which generally provides a less liquid trading market. From February 1, 2000 to December 11, 2000, out stock was traded on the OTC Bulletin Board under the symbol "ECCC." Our common stock has traded since December 12, 2000 on The American Stock Exchange under the symbol "ELC."

        The following table sets forth the quarterly high and low closing prices for our common stock as reported on The American Stock Exchange, the OTC Bulletin Board and the Pink Sheets since January 1, 2000. With respect to the prices reported by the Pink Sheets and OTC Bulletin Board inter-dealer quotation system, such prices reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2000:
Fiscal Quarter Ended March 31, 2000	$13.00	$6.56
Fiscal Quarter Ended June 30, 2000	6.50	3.69
Fiscal Quarter Ended September 30, 2000	5.75	2.78
Fiscal Quarter Ended December 31, 2000	4.50	2.50
Fiscal Year Ended December 31, 2001:
Fiscal Quarter Ended March 31, 2001	$3.72	$2.00
Fiscal Quarter Ended June 30, 2001	$4.45	$1.80
Fiscal Quarter Ended September 30, 2001	$4.08	$1.49
Fiscal Quarter Ended December 31, 2001	$1.80	$1.01
Fiscal Year Ended December 31, 2002:
Fiscal Quarter Ended March 31, 2002	$2.29	$1.15
Fiscal Quarter Ended June 30, 2002	$1.68	$1.15

Holders

        As of June 30, 2002, we had approximately 7,500 holders of record of our common stock and 31,196,378 shares of common stock outstanding.

Dividends

        Dividends on our Series A Convertible Preferred Stock are payable when declared by our Board of Directors, but will continue to accrue at an annual rate of 10% of the gross sale amount, are cumulative and will be paid prior to any dividends paid on our common stock. For the six months ended June 30, 2002, we declared and paid the following dividends on our Series A Convertible Preferred Stock:

  •
  On March 27, 2002, the Board of Directors declared dividends payable on our Series A Convertible Preferred Stock for the first calendar quarter ending March 31, 2002 to shareholders of record of our Series A Convertible Preferred Stock as of March 31, 2002. The dividends were paid on March 31, 2002 in additional shares of Series A Convertible Preferred Stock to the holders as follows: 10,424 shares to EP Energy Finance, L.L.C., 10,337 shares to Newcourt Capital USA, Inc., 9,902 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 521 shares to Originators Investment Plan, L.P., 10,424 shares to Duke Capital Partners, LLC and 7,567 shares to Leaf Mountain Company, LLC. Each share of Series A Convertible Preferred Stock is convertible into 10 shares of our common stock.

  •
  On May 22, 2002, the Board of Directors declared dividends payable on our Series A Convertible Preferred Stock for the second calendar quarter ending June 30, 2002 to shareholders of record of our Series A Convertible Preferred Stock as of June 30, 2002. The dividends were paid on June 30, 2002 in additional shares of Series A Convertible Preferred Stock to the holders as follows: 10,684 shares to EP Power Finance, L.L.C., 10,596 shares to Newcourt Capital USA, Inc., 10,150 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 534 shares to Originators Investment Plan, L.P., 10,684 shares to Duke Capital Partners, LLC and 7,756 shares to Leaf Mountain Company, LLC. Each share of Series A Convertible Preferred Stock is convertible into 10 shares of our common stock.

  •
  On June 11, 2002, the Board of Directors, by unanimous consent, declared dividends payable on our Series C Convertible Preferred Stock for the second calendar quarter ending June 30, 2002 to shareholders of record of our Series C Convertible Preferred Stock as of June 30, 2002. The dividends were paid on June 30, 2002 in 1,444 additional shares of Series C Convertible Preferred Stock to the holder, Richard Kiphart.

        For a further discussion regarding preferred stock dividends, see "Management's Discussion and Analysis or Plan of Operations—Preferred Stock Dividends."

        We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. See "Management's Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources."

Equity Compensation Plan Information

        The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2001, including options granted to certain of our employees on a discretionary non-plan basis and under our 2001 Employee Stock Incentive Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)	(d) Total of Securities Reflected in Columns (a) and (c)
Equity Compensation Plans Approved by Shareholders(1)	-0-	$0.00	1,300,000	1,300,000
Equity Compensation Plans Not Approved by Shareholders(2)(3)	9,774,634	$4.12	-0-	9,774,634

TOTALS	9,774,634		1,300,000	11,074,634

(1)
The 2001 Employee Stock Incentive Plan ("Plan") was approved by the Company's stockholders at its 2001 Annual Meeting of Stockholders. The Plan called for 800,000 shares of the Company's Common Stock be reserved for issuance upon approval of the Plan by the Company stockholders and additional reserves of 500,000 shares of the Company's Common Stock on each January 1, beginning January 1, 2002. As of June 30, 2002, there have been no grants of stock options, warrants or rights made to employees under this Plan. For a more detailed explanation of the Plan, please refer to "Executive Compensation—Stock Options and Incentive Compensation."

(2)
Prior to the adoption of the 2001 Employee Stock Incentive Plan, the Company had granted to certain of its employees stock options on a discretionary basis. These grants were not made pursuant to any formal plan. Grants made to employees pursuant to this method were discontinued during May 2001.

(3)
The Company grants stock options to its non-employee directors pursuant to a Directors Stock Option Plan (See, "Executive Compensation—Compensation of Directors"), which grants are included in this category.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table summarizes the total compensation paid or awarded to each of our named executive officers whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2001 and for each of our fiscal years ended December 31, 2000 and 1999. No bonuses were earned during the fiscal year ended December 31, 2001.

		Annual Compensation							Long Term Compensation
Name and Principal Position	Period	Salary($)		Bonus($)		Other Annual Compensation ($)			Securities Underlying Options (#)
John P. Mitola(1) our chief executive officer and director	12/31/01 12/31/00 12/31/99	$ $	350,000 350,000 —	$	— 140,000 —	$ $	14,370 9,190 —	(6) (6)	— 1,000,000 —
Brian J. Kawamura(1)(2) our former president, chief operating officer and director	12/31/01 12/31/00 12/31/99	$ $	350,000 350,000 —	$	— 140,000 —	$ $	10,050 6,600 —	(7) (8)	— 1,500,000 —
Michael R. Pokora(1)(3) our former executive vice president of business operations and sales	12/31/01 12/31/00 12/31/99	$ $	250,000 250,000 —		— 100,000 —	$ $	12,274 8,695 —	(9) (9)	— 500,000 —
Jeffrey R. Mistarz(4) our chief financial officer and treasurer	12/31/01 12/31/00 12/31/99	$ $	175,000 175,000 —	$	— 70,000 —	$ $	7,657 2,320 —	(10) (10)	— 200,000 —
William A. Karambelas (5). our senior vice president of western region operations	12/31/01 12/31/00 12/31/99		$167,197 — —		— — —		$110 — —	(11)	150,000 — —

(1)
Each of Messrs. Mitola, Kawamura and Pokora entered into employment agreements with us on November 18, 1999 for a term of three years that became effective on January 3, 2000 and ending on December 31, 2002. Effective as of Janaury 1, 2000, options with an exercise price of $7.00 per share that vest over the term of the agreement were granted to each of Messrs. Mitola, Kawamura and Pokora pursuant to their employment agreements.
(2)
Mr. Kawamura resigned his positions as President, Chief Operating Officer and a director of the Company, as well as his positions as a director of each of our subsidiaries, Switchboard Apparatus, Inc. and Great Lakes Controlled Energy Corp., effective April 26, 2002.
(3)
Mr. Pokora resigned his position as Executive Vice President-Business Operations and Sales of the Company effective January 31, 2002.
(4)
Mr. Mistarz entered into an employment agreement with us effective January 14, 2000 for a term of three years beginning as of January 1, 2000 and ending on December 31, 2002. As part of the employment agreement, Mr. Mistarz was granted options with an exercise price of $7.00 per share that vest over the term of the agreement.
(5)
Mr. Karambelas' employment with the Company became effective on April 1, 2001. Mr. Karambelas is not an executive officer of the Company but is included for purposes of compensation disclosure.
(6)
This represents a monthly auto allowance of $550 and the cost of life insurance and long-term disability insurance for Mr. Mitola.
(7)
This represents a monthly auto allowance of $550 for Mr. Kawamura and the cost of life insurance and long-term disability insurance for Mr. Kawamura.
(8)
This represents a monthly auto allowance of $550 for Mr. Kawamura.
(9)
This represents a monthly auto allowance of $550 and the cost of life insurance and long-term disability insurance for Mr. Pokora.
(10)
This represents the cost of life insurance and long-term disability insurance for Mr. Mistarz.
(11)
This represents the cost of long-term disability insurance for Mr. Karambelas.

Option/SAR Grants in 2001

        The following table sets forth information regarding stock option grants made to our executive officers during the fiscal year ended December 31, 2001.

Name	Period	Number of Shares Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Period	Exercise of Base Price ($/SH)	Expiration Date
John P. Mitola	12/31/01	—	—	—	—
Brian J. Kawamura	12/31/01	—	—	—	—
Michael R. Pokora	12/31/01	—	—	—	—
Jeffrey R. Mistarz	12/31/01	—	—	—	—
William A. Karambelas	12/31/00	150,000(1)	9%	$7.00	3/26/11

(1)
One fourth of this option became exercisable on March 26, 2002 and one fourth will become exercisable on each of March 26, 2003, 2004 and 2005.

Aggregated Option/SAR Exercises in 2001 and December 31, 2001 Option/SAR Values

        The following table sets forth information regarding the number and value of unexercised options held by each of our named executive and principal officers as of December 31, 2001. None of our named executive or principal officers hold any stock appreciation rights and none of them exercised any options during the fiscal year ended December 31, 2001.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End #		Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($)
	Shares Acquired on Exercise (#)
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
John P. Mitola	—	—	666,667	333,333	$0	$0(1)
Brian J. Kawamura	—	—	1,000,000	500,000	$0	$0(1)
Michael R. Pokora	—	—	333,333	166,667	$0	$0(1)
Jeffrey R. Mistarz	—	—	66,667	133,333	$0	$0(1)
William A. Karambelas	—	—	0	150,000	$0	$0(1)

(1)
These figures reflect that the exercise price per option of $7.00 per share was greater than the closing market price of our Common Stock as reported on The American Stock Exchange on December 31, 2001, which was $1.25 per share.

Long-Term Incentive Plans—Awards in 2001

Estimated Future Payouts Under Non-Stock Price-Based Plans
	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout
Name			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
John P. Mitola	—	—	—	—	—
Brian J. Kawamura	—	—	—	—	—
Michael R. Pokora	—	—	—	—	—
Jeffrey R. Mistarz	—	—	—	—	—
William Karambelas	—	—	—	—	—

        As of December 31, 2001, the Company had not adopted, nor made any awards, under a long-term incentive plan.

Report on Repricing of Options/SARs

        During the fiscal year ended December 31, 2001, the Company did not adjust or amend the exercise price of stock options or SARs previously awarded to any of our named executive or principal officers.

Stock Options And Incentive Compensation

        During the Company's annual meeting of shareholders held on August 30, 2001, our shareholders approved the adoption of the 2001 Stock Incentive Plan (the "Plan"), which provides that up to 800,000 shares of the Company's common stock may be delivered under the Plan to certain employees of the Company or any of its subsidiaries. The awards to be granted under the Plan may be incentive stock options eligible for favored treatment under Section 422 of the Internal Revenue code of 1986, as amended from time to time, or non-qualified options that are not eligible for such treatment or stock of the Company, which may be subject to contingencies or restrictions. Approximately 40 employees, officers and directors of the Company are currently eligible to participate in the Plan.

        The exercise price for any incentive stock option ("ISO") may not be less than 100% of the fair market value of the stock on the date the option is granted, except that with respect to a participant who owns more than 10% of the Company's Common Stock the exercise price must be not less than 110% of fair market value. The exercise price of any non-qualified option shall be in the sole discretion of the Committee or Board. The aggregate fair market value of the shares that may be subject to any ISO granted to any participant may not exceed $100,000 on the date of grant. There is no comparable limitation with respect to non-qualified stock options.

        The term of all options granted under the Plan will be determined by the Committee or Board in their sole discretion, provided, however, that the term of each ISO shall not exceed 10 years from the date of grant thereof and, further provided, that if, at the time an ISO is granted, the optionee owns (or is deemed to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, of any of its Subsidiaries or of a Parent, the term of the ISO shall not exceed five years from the date of grant. The right of exercise will be cumulative, so that shares that are not purchased in one year may be purchased in a subsequent year. The options may not be assigned. Upon exercise of any option, in whole or in part, payment in full is required (unless the applicable award contract permits installment payments or cashless exercise) for the number of shares purchased. Payment may be made in cash, by delivery of shares of the Company's Common Stock of equivalent fair market value or by any other form of legal consideration that is acceptable to the Board.

        In addition to the ISOs and non-qualified options, the Plan permits the Committee, consistent with the purposes of the Plan, to grant shares of Common Stock to non-employee directors and such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries, as the Committee may determine, in its sole discretion. The grant may require the holder to pay such price per share therefor, if any, as the Committee may determine. Such shares may be subject to such contingencies and restrictions as the Committee may determine.

        If an employee's employment is terminated by reason of death, disability or retirement, either the employee or his or her beneficiary will have the right for eighteen months to exercise the option to the extent the option was exercisable on the date of death or disability, but in no event after the date the award would otherwise have expired. If a Plan participant's relationship with the Company is terminated for any reason other than death, disability or retirement and other than for cause or without the Company's consent (in which case the option shall terminate immediately), he or she may, for a period of one year, exercise the option to the extent that it was exercisable on the date of termination, but in no event after the date the award would otherwise have expired.

        The Plan will be administered by the Board, which is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the employees to whom, and the time, terms and conditions under which, options are to be granted. The Board is also authorized to adjust the number of shares available under the Plan, the number of shares subject to outstanding options and the option prices to take into account the Company's capitalization by reason of a stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares or otherwise.

        The Board may amend, suspend or terminate the Plan in any respect at any time. However, no amendment may (i) increase the number of shares reserved for option under the Plan, (ii) modify the requirements for participation in the Plan, or (iii) modify the Plan in any way that would require stockholder approval under the rules and regulations under the Exchange Act.

        Under current Federal law, no taxable income will be recognized by the recipient of an incentive stock option within the meaning of Section 422 of the Code upon either the grant or exercise of the incentive stock option (provided the exercise occurs while the participant is an employee of the Company or within three months after termination of employment), nor will a deduction be allowed the Company by reason of the grant or exercise, provided the employee does not dispose of the shares issued upon exercise within two years from the date the option was granted and within one year from the date the shares were issued. If the recipient fails to satisfy these holding period requirements, the difference between the amount realized upon disposition of the shares and the adjusted basis of the shares is includible as compensation in the recipient's gross income and the Company will be entitled to a deduction in that amount.

        Under current law, the holder of a non-qualified stock option is taxable at the time of exercise on the difference between the exercise price and the fair market value of the shares on the date of exercise. Upon disposition of the stock, the stockholder is taxable upon the difference between the basis of the stock (which is equal to the fair market value at the time the option was exercised) and the amount realized upon the disposition.

        A grant of shares of Common Stock that is subject to no vesting restrictions will result in taxable income for federal income tax purposes to the recipient at the time of grant in an amount equal to the fair market value of the shares awarded. The Company would be entitled to a corresponding deduction at that time for the amount included in the recipient's income.

        Generally, a grant of shares of Common Stock under the Plan subject to vesting and transfer restrictions will not result in taxable income to the recipient for federal income tax purposes or a tax deduction to the Company in the year of the grant. The value of the shares will generally be taxable to the recipient as compensation income in the years in which the restriction on the shares lapse. Such value will be the fair market value of the shares on the dates the restrictions terminate. Any recipient, however, may elect pursuant to Section 83(b) of the Code to treat the fair market value of the shares on the date of such grant as compensation income in the year of the grant of restricted shares, provided the recipient makes the election within 30 days after the date of the grant. In any case, the Company will receive a deduction for federal income tax purposes corresponding in amount to the amount of compensation included in the recipient's income in the year in which that amount is so included.

        As of January 1, 2002, there were 1,300,000 shares of Common Stock reserved under the Plan. There were no grants or issuances of Common Stock under the Plan during 2001

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

John Mitola

        Effective January 3, 2000, we entered into an employment agreement with John Mitola, our chief executive officer, for a three-year period ending on December 31, 2002. The agreement provides for a base salary of $350,000 per year and a discretionary bonus of up to forty percent (40%) of his annual salary payable if we meet or exceed the terms of our annual business plan. The agreement also provides for a monthly automobile allowance of $550 and the reimbursement of Mr. Mitola's business-related cellular phone calls.

        Under the employment agreement, we granted to Mr. Mitola an option to purchase 1,000,000 shares of our common stock at $7.00 per share which became exercisable with respect to 333,334 shares on December 31, 2000, 333,333 shares on December 31, 2001 and which will become exercisable with respect to 333,333 shares on December 31, 2002. Mr. Mitola has piggyback registration rights with respect to all shares of our stock obtained through the exercise of these options but has waived such rights in certain respects with respect to registrations undertaken on behalf of the holders of our Series A Convertible Preferred Stock and Series C Convertible Preferred Stock.

        The employment agreement imposes on Mr. Mitola non-competition, non-solicitation and confidentiality agreements.

Brian Kawamura

        Effective January 3, 2000, we entered into an employment agreement with Brian Kawamura, our former president and chief operating officer, for a three-year period ending on December 31, 2002. The agreement provided for a base salary of $350,000 per year and a discretionary bonus of up to forty percent (40%) of his annual salary payable if we met or exceeded the terms of our annual business plan. The agreement also provided for a monthly automobile allowance of $550 and the reimbursement of Mr. Kawamura's business-related cellular phone calls.

        Under the employment agreement, we granted to Mr. Kawamura an option to purchase 1,500,000 shares of our common stock at $7.00 per share, which became exercisable with respect to 500,000 shares on December 31, 2000, 500,000 shares on December 31, 2001 and which would have become exercisable with respect to 500,000 shares on December 31, 2002. Mr. Kawamura has piggyback registration rights with respect to all shares of our stock obtained through the exercise of these options but has waived such rights in certain respects with respect to registrations undertaken on behalf of the holders of our Series A Convertible Preferred Stock and Series C Convertible Preferred Stock.

        The employment agreement imposes on Mr. Kawamura non-competition, non-solicitation and confidentiality agreements.

        Effective April 26, 2002, Mr. Kawamura resigned his positions as President, Chief Operating Officer and a director of the Company and as a director of each of our subsidiaries, Switchboard Apparatus, Inc. and Great Lakes Controlled Energy Corp. Concurrent with his resignation, the Company entered into a separation agreement with Mr. Kawamura which provides that he will receive a severance payment equal to approximately 62 percent of his remaining annual salary for the period beginning May 1, 2002 and continuing until December 31, 2002. The total amount to be paid will be $145,472, which will be paid in equal semi-monthly installments of $8,978.01. Mr. Kawamura has also agreed to forego reimbursement of $62,139 of business related expenses. These severance payments are subject to certain reductions in the event Mr. Kawamura becomes employed or engaged as a consultant (other than engaged by the Company as a consultant) and earns compensation as a result, during the term of the severance payments. In addition, these severance payments will cease if Mr. Kawamura violates the non-competition, non-solicitation or confidentiality provisions of his employment agreement or ceases to perform under the consulting agreement. The 500,000 stock option shares that were to become exercisable on December 31, 2002 pursuant to his employment agreement were extinguished and terminated as of April 26, 2002.

        In addition, effective April 26, 2002, the Company entered into a consulting agreement with Mr. Kawamura whereby Mr. Kawamura will provide sales representative and consulting services to the Company from time to time until December 31, 2002 (unless another termination date is agreed to by the parties). The consulting agreement provides for Mr. Kawamura to remain involved with certain sales opportunities that the Company is pursuing and to receive a commission fee of 5% of the sales proceeds, with half of the commission retained by the Company until it is reimbursed for severance payments paid under his separation agreement, after payment of which Mr. Kawamura will receive the entire commission fee for the successful closings of these sales opportunities.

Michael Pokora

        Effective January 3, 2000, we entered into an employment agreement with Michael Pokora, our former executive vice president of operations and sales, for a three-year period beginning on January 3, 2000 and ending on December 31, 2002. The agreement provided for a base salary of $250,000 per year and a discretionary bonus of up to forty percent (40%) of his annual salary payable if we met or exceeded the terms of our annual business plan. The agreement also provided for a monthly automobile allowance of $550 and the reimbursement of Mr. Pokora's business-related cellular phone calls.

        Under the employment agreement, we granted to Mr. Pokora an option to purchase 500,000 shares of our common stock at $7.00 per share which became exercisable with respect to 166,667 shares on December 31, 2000, 166,666 shares on December 31, 2001 and which will become exercisable with respect to 166,666 shares on December 31, 2002. Mr. Pokora has piggyback registration rights with respect to all shares of our stock obtained through the exercise of these options but has waived such rights in certain respects with respect to registrations undertaken on behalf of the holders of our Series A Convertible Preferred Stock and Series C Convertible Preferred Stock.

        The employment agreement imposes on Mr. Pokora non-competition, non-solicitation and confidentiality agreements.

        Mr. Pokora resigned his position with the Company effective January 31, 2002. The 166,667 stock option shares that were to become exercisable on December 31, 2002 pursuant to his employment agreement were extinguished and terminated as of January 31, 2002.

Jeffrey Mistarz

        On January 14, 2000, we entered into an employment agreement with Jeffrey Mistarz, our chief financial officer and treasurer, for a term of three years commencing on January 1, 2000 and ending on December 31, 2002. The agreement provides for a salary of $175,000 per year and a discretionary bonus payable if Mr. Mistarz attains established performance goals to be agreed upon by Mr. Mistarz and our chief executive officer. The agreement also provides for the reimbursement of Mr. Mistarz's business expenses such as business-related cellular phone calls.

        Under the employment agreement, we granted to Mr. Mistarz an option to purchase 200,000 shares of our common stock at $7.00 per share which vest with respect to 66,667 shares on December 31, 2000 and 66,667 shares on December 31, 2001 and which will vest with respect to 66,666 shares on December 31, 2002. Of the vested options, 22,223 became exercisable on December 31, 2000, 44,444 became exercisable on December 31, 2001, and 44,444 becoming exercisable on December 31, 2002, etc. Mr. Mistarz has piggyback registration rights with respect to all shares of our stock obtained through the exercise of these options but has waived such rights in certain respects with respect to registrations undertaken on behalf of the holders of our Series A Convertible Preferred Stock and Series C Convertible Preferred Stock.

        The employment agreement imposes on Mr. Mistarz non-competition, non-solicitation and confidentiality agreements.

Director Compensation

        All non-employee directors, excluding founder-directors (the "Eligible Directors") receive grants of stock options pursuant to the Directors' Stock Option Plan. Upon appointment to the board of directors, each Eligible Director is granted options to purchase 75,000 shares of the Company's common stock at an exercise price that is equal to the closing price of the Company's common stock on the grant date. These options vest one-third on the grant date and one-third on January 1 of each of the two succeeding years. In addition, if an Eligible Director is serving as director on his or her annual anniversary date of appointment, such director is granted options to purchase 25,000 shares of the Company's common stock on that grant date. These options vest one-third on the grant date and one-third on each of the two succeeding anniversary dates.

        Directors who are also employees of the Company receive no additional compensation for their services as directors. Directors who are not employees of the Company (excluding founder-directors) are eligible to be awarded stock options. All non-employee directors are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at board and committee meetings.

        We expect to grant similar option packages to other outside directors that join our Board of Directors in the future, including any directors elected by the holders of our Series A Convertible Preferred Stock.

        Directors who are also employees of the Company receive no additional compensation for their services as directors. Directors who are not employees of the Company (excluding founder-directors), in addition to stock options, are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at such meetings.

FINANCIAL STATEMENTS
Index to Financial Statements

Page
Report of Independent Certified Public Accountants	F-1
Consolidated Balance Sheets as of December 31, 2001 and December 31, 2000	F-2
Consolidated Statements of Operations for the years ended December 31, 2001 and December 31, 2000	F-3
Statements of Stockholders' Equity for the years ended December 31, 2001 and December 31, 2000	F-4
Statements of Consolidated Cash Flows for the years ended December 31, 2001 and December 31, 2000	F-5—F-7
Notes to Consolidated Financial Statements	F-8—F-31
Condensed Consolidated Balance Sheets as of March 31, 2002 (unaudited) and December 31, 2001	F-32—F-33
Condensed Consolidated Statement of Operations for the three months ended March 31, 2002 and March 31, 2001	F-34
Condensed Consolidated Statement of Stockholders' Equity for the period ended March 31, 2002 (unaudited)	F-35
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2002 and March 31, 2001 (unaudited)	F-36
Notes to Consolidated Financial Statements	F-37—F-41

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

        Not Applicable

Report of Independent Certified Public Accountants

Electric City Corp.
Elk Grove Village, Illinois

        We have audited the accompanying consolidated balance sheets of Electric City Corp. as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Electric City Corp. at December 31, 2001 and 2000, and the consolidated results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                      /s/ BDO SEIDMAN, LLP

Chicago, Illinois
February 18, 2002, except for note 19,
    which is as of April 9, 2002.

Electric City Corp.

Consolidated Balance Sheets

	December 31,
	2001	2000
Assets
Current Assets
Cash and cash equivalents	$5,486,073	$629,436
Accounts receivable, less allowance for doubtful accounts of $256,000 and $84,000 at December 31, 2001 and 2000, respectively (Note 17)	2,772,773	2,611,291
Inventories (Note 4)	1,654,634	2,000,353
Prepaid expenses and other, including $31,000 notes receivable From employees as of December 31, 2001 and 2000	128,849	300,620

Total Current Assets	10,042,329	5,541,700
Net Property and Equipment (Note 5)	1,767,576	1,962,778
Cost in Excess of Assets Acquired, net of amortization of $1,148,386 and $593,320 at December 31, 2001 and 2000, respectively (Note 3)	4,623,445	4,626,939
Other Assets	2,513	2,699

	$16,435,863	$12,134,116

Liabilities and Stockholders' Equity
Current Liabilities
Lines of credit (Note 7)	$—	$852,200
Due to former distributors (Note 12)	—	1,252,853
Current maturities of long-term debt (Note 9)	356,438	577,984
Accounts payable	1,310,852	2,846,764
Accrued expenses (Note 6)	417,397	1,132,792
Deferred revenue	487,596	50,000

Total Current Liabilities	2,572,283	6,712,593

Deferred Revenue	329,167	379,167

Long-Term Debt, less current maturities (Note 9)	1,077,580	1,348,310

Common Stock Subject to Rescission (Note 13)	—	45,000

Commitments (Note 12)
Stockholders' Equity (Notes 14, 15 and 16)
Preferred stock, $.01 par value; 5,000,000 shares authorized, Series A—1,966,993 and 0 issued and outstanding as of December 31, 2001 and December 31, 2000, respectively	19,670	—
Series B—0 and 2,000 issued and outstanding as of December 31, 2001 and December 31, 2000, respectively	—	20
Common stock, $.0001 par value; 85,000,000 shares authorized, 31,113,842 issued as of December 31, 2001 and 30,000,000 authorized, 28,954,755 issued as of December 31, 2000	3,112	2,894
Additional paid-in capital	44,215,331	22,456,335
Accumulated deficit	(31,772,780)	(18,801,703)

	12,465,333	3,657,546
Less treasury stock, at cost, 1,000 shares as of December 31, 2001 and December 31, 2000	(8,500)	(8,500)

Total Stockholders' Equity	12,456,833	3,649,046

	$16,435,863	$12,134,116

See accompanying notes to consolidated financial statements.

Electric City Corp.

Consolidated Statements of Operations

	Year ended December 31, 2001	Year ended December 31, 2000
Revenue	$9,624,206	$7,227,212

Expenses
Cost of sales	9,187,341	6,660,545
Selling, general and administrative	9,946,324	9,086,315
Repurchase of distributor territories and legal settlement (Note 12)	—	1,680,394

	19,133,665	17,427,254

Operating loss	(9,509,459)	(10,200,042)

Other Income (Expense)
Interest income	71,322	232,242
Interest expense	(3,532,940)	(278,876)

Total other income (expense)	(3,461,618)	(46,634)

Net Loss	(12,971,077)	(10,246,676)

Less Preferred Stock Dividends	(20,118,939)	(2,032,877)

Net Loss Available to Common Shareholder	$(33,090,016)	$(12,279,553)

Basic and Diluted Loss Per Common Share	$(1.10)	$(0.43)

Weighted Average Common Shares Outstanding	30,048,043	28,505,175

See accompanying notes to consolidated financial statements.

Electric City Corp.

Consolidated Statements of Stockholders' Equity

	Common Shares	Common Stock	Series A Preferred Shares	Series A Preferred Stock	Series B Preferred Shares	Series B Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders' Equity
Balance, December 31, 1999	26,091,500	2,609	—	—	—	—	8,682,873	(8,555,027)	—	130,455
Release of shares subject to rescission	2,171,179	217	—	—	—	—	9,149,665	—	—	9,149,882
Repurchase of 1,000 shares of common stock	—	—	—	—	—	—	—	—	(8,500)	(8,500)
Issuance of Series B Preferred Stock for cash (net of offering costs of $170,000)	—	—	—	—	2,000	20	1,829,980	—	—	1,830,000
Cumulative dividends on Series B Preferred Stock	—	—	—	—	—	—	(32,877)	—	—	(32,877)
Shares issued for acquisition of Switchboard Apparatus, Inc.	551,226	55	—	—	—	—	1,941,695	—	—	1,941,750
Issuance of shares in exchange for services received	70,850	7	—	—	—	—	256,816	—	—	256,823
Options and warrants issued in exchange for services received	—	—	—	—	—	—	118,039	—	—	118,039
Options issued as part of repurchase of distributor territories	—	—	—	—	—	—	199,550	—	—	199,550
Shares and options issued as part of legal settlement	60,000	6	—	—	—	—	310,594	—	—	310,600
Net loss for the year ended December 31, 2000	—	—	—	—	—	—	—	(10,246,676)	—	(10,246,676)

Balance, December 31, 2000	28,944,755	$2,894	—	$—	2,000	$20	$22,456,335	$(18,801,703)	$(8,500)	$3,649,046
Release of shares subject to rescission	10,000	1	—	—	—	—	44,999	—	—	45,000
Issuance of Series A Convertible Preferred Stock for cash (net of offering costs of $546,511)	—	—	1,500,000	15,000	—	—	14,438,489	—	—	14,453,489
Issuance of common stock to purchasers of Series A Convertible Preferred Stock	365,990	37	—	—	—	—	(37)	—	—	—
Conversion of Sr. Subordinated Promissory Note to Series A Convertible Preferred Stock	—	—	320,000	3,200	—	—	3,196,800	—	—	3,200,000
Shares of Series A Convertible Preferred Stock issued as commission on placement of Series A Convertible Preferred Stock	—	—	80,000	800	—	—	(800)	—	—	—
Shares issued for acquisition of Great Lakes Controlled Energy Corporation	212,904	21	—	—	—	—	678,479	—	—	678,500
Conversion of Series B Preferred Stock	1,472,244	147	—	—	(2,000)	(20)	(127)	—	—	—
Cumulative dividends on Series A Preferred Stock	—	—	—	—	—	—	(669,933)	—	—	(669,933)
Satisfaction of accrued dividends through the issuance Preferred stock	—	—	66,993	670	—	—	669,263	—	—	669,933
Cumulative dividends on Series B Preferred Stock	—	—	—	—	—	—	(73,206)	—	—	(73,206)
Satisfaction of accrued dividends through the issuance of common stock	56,765	6	—	—	—	—	106,076	—	—	106,082
Issuance of shares in exchange for services received	25,500	3	—	—	—	—	59,809	—	—	59,812
Warrants issued in exchange for services received	—	—	—	—	—	—	392,187	—	—	392,187
Warrants issued in connection with Senior Subordinated Convertible Promissory Note	—	—	—	—	—	—	2,917,000	—	—	2,917,000
Issuance of shares upon cashless exercise of warrant	25,684	3	—	—	—	—	(3)	—	—	—
Net loss for the year ended December 31, 2001	—	—	—	—	—	—	—	(12,971,077)	—	(12,971,077)

Balance, December 31, 2001	31,113,842	$3,112	1,966,993	$19,670	—	$—	$44,215,331	$(31,772,780)	$(8,500)	$12,456,833

See accompanying notes to consolidated financial statements.

Electric City Corp.

Statements of Cash Flows

	Year ended December 31, 2001	Year ended December 31, 2000
Cash Flows From Operating Activities
Net loss	$(12,971,077)	$(10,246,676)
Adjustments to reconcile net loss to net cash used in operating activities, net of assets acquired
Provision for bad debts	153,031	39,432
Depreciation and amortization	813,741	603,860
Amortization of capitalized cost of financing	186,653	—
Amortization of original issue discount	2,917,000	—
Issuance of shares and warrants in exchange for services received	451,999	245,667
Repurchase of distributor territories	—	1,354,794
Accrued interest on notes payable	103,807	72,609
Settlement of lawsuit	—	325,600
Loss on disposal of fixed assets	9,586	6,198
Changes in assets and liabilities, net of acquisition
Accounts receivable	(138,758)	(693,284)
Inventories	370,719	(315,737)
Other current assets	171,771	(204,417)
Accounts payable	(1,419,703)	1,567,642
Accrued liabilities	(875,940)	284,274
Deferred revenue	387,596	(150,000)

Net cash used in operating activities	(9,839,575)	(7,110,038)

Cash Flows From Investing Activities
Cash obtained in acquisition	—	67,637
Repayment (cash advanced) on note receivable to stockholder	—	600,000
Proceeds from sale of fixed assets	52,099	—
Purchase of property and equipment	(121,586)	(210,123)

Net cash provided by (used in) investing activities	(69,487)	457,514

Cash Flows From Financing Activities
Payment of amounts due sellers	(489,647)	(1,083,286)
Borrowings (payments) on line of credit	(852,200)	500,000
Proceeds from long-term debt	551,414	—
Proceeds from issuance of senior subordinated convertible promissory note	3,200,000	—
Payments on long-term debt	(554,044)	(57,351)

See accompanying notes to consolidated financial statements.

	Year ended December 31, 2001	Year ended December 31, 2000
Payment of note payable to distributors	$(1,356,660)	$—
Proceeds from private placement (net)	—	44,900
Amounts refundable from private placement	—	(110,000)
Proceeds from issuance of preferred stock	15,000,000	2,000,000
Issuance costs related to preferred stock issuance	(546,511)	(170,000)
Cash paid for deferred financing fees	(186,653)	—
Purchase of treasury stock	—	(8,500)

Net cash provided by financing activities	14,765,699	1,115,763

Net (Decrease) Increase in Cash and Cash Equivalents	4,856,637	(5,536,761)
Cash and Cash Equivalents, at beginning of period	629,436	6,166,197

Cash and Cash Equivalents, at end of period	$5,486,073	$629,436

Supplemental Disclosures of Cash Flow Information
In June 2001, the Company purchased Great Lakes Controlled Energy Corporation for 212,904 shares of the Company's common stock valued at $678,500. The related assets and liabilities at the date of acquisition were as follows:
Accounts receivable (including $161,603 due from Company)	$337,358
Inventory	25,000
Property and equipment	3,011
Cost in excess of assets acquired	551,573

Assets acquired	916,942
Accounts payable	(45,396)
Accrued expenses	(193,046)
Stock issued to seller	(678,500)

	$—

See accompanying notes to consolidated financial statements.

	Year ended December 31, 2001	Year ended December 31, 2000
Supplemental Disclosures of Cash Flow Information
In August 2000, the Company acquired the stock of Switchboard Apparatus, Inc. for 551,226 shares valued at $1,941,750. The related assets and liabilities at the date of acquisition were as follows:
Cash		$67,637
Accounts receivable		632,538
Inventory		568,799
Property and equipment		508,905
Other assets		5,265
Cost in excess of assets acquired		1,857,443

Assets acquired		3,640,587
Accounts payable		(458,360)
Accrued expenses		(418,748)
Line of credit		(352,200)
Long-term debt		(469,529)
Stock issued to seller		(1,941,750)

		$—

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$431,000	$243,000
Supplemental Disclosures of Noncash Investing and Financing Activities
Stock, warrants and options issued in exchange for services received ($0 and $93,823 included in prepaid expenses at December 31, 2001 and 2000 respectively)	$451,999	$374,861
Accrual satisfied through the issuance of common stock	32,876	35,372
Satisfaction of accrued dividends on Series A Preferred Stock through the issuance of 66,993 shares of preferred stock	669,933
Satisfaction of accrued dividends on Series B Preferred Stock through the issuance of 56,764 shares of common stock	106,082

        In September 2001 the holder of the Senior Subordinated Promissory Notes with a face value of $3.2 million elected to convert the Notes into 320,000 shares of the Company's Series A Convertible Preferred stock.

See accompanying notes to consolidated financial statements.

Electric City Corp.

Notes to Consolidated Financial Statements

Note 1—Description of Business

        Electric City Corp. (the "Company"), a Delaware corporation, develops, manufactures and distributes energy saving technologies and power distribution products and is an integrator of building environmental control systems. The Company is made up of three separate companies, each comprising a distinct business segment: Electric City Corp. comprises the power conservation segment; Switchboard Apparatus Inc. is in the power distribution segment and Great Lakes Controlled Energy Corp. is in the building controls segment. These three companies operate out of separate facilities all located in the Chicago metropolitan area.

Note 2—Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements include the accounts of Electric City Corp. and its wholly owned subsidiaries, Switchboard Apparatus, Inc., and Great Lakes Controlled Energy Corp. All significant intercompany balances and transactions have been eliminated.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Concentration of Risk

        The Company's customers are primarily distributors of its EnergySaver product line, electrical contractors and OEM manufacturers of electrical distribution products. One customer accounted for approximately 13% and 14% of the Company's consolidated revenue for the years ended December 31, 2001 and December 31, 2000 respectively.

        The Company purchases its raw materials from a variety of suppliers and has sought out alternate suppliers for critical components so that it can be assured that its manufacturing processes will not be interrupted by the inability of a single supplier to deliver product. During the year ended December 31, 2001, purchases from one supplier accounted for approximately 16% of the Company's total purchases during the year. Purchases from this same supplier accounted for approximately 10% of the Company's total purchases during the year ended December 31, 2000.

        The Company maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

  Inventories

        Inventories are stated at the lower of FIFO cost or market.

  Properties & Equipment

        Property and equipment are stated at cost. For financial reporting purposes depreciation is computed over the estimated useful lives of the assets by the straight-line method over the following lives:

Buildings	39 years
Computer equipment	3 years
Office Equipment	5 years
Furniture	5 - 10 years
Manufacturing equipment	3 - 5 years
Transportation equipment	3 years

  Cost in Excess of Assets Acquired

        Goodwill represents the purchase price in excess of the fair value of assets acquired in business combinations. Goodwill is amortized over 10 years using the straight-line method.

  Long-Lived Assets

        Long-lived assets such as goodwill and property and equipment are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been incurred through December 31, 2001.

  Revenue Recognition

        The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company follows the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received or invoiced prior to satisfying the Company's revenue recognition criteria is recorded as deferred revenue in the accompanying balance sheet.

  Shipping and Handling Costs

        The Company classifies freight costs billed to customers as revenue. Costs related to freight are classified as cost of sales.

  Research and Development Costs

        Research and development costs are charged to operations when incurred and are included in selling, general and administrative expenses. Total research and development costs charged to operations were $289,000 and $248,000 for the periods ended December 31, 2001 and December 31, 2000, respectively.

  Advertising, Marketing and Promotional Costs

        Expenditures on advertising, marketing and promotions are charged to operations in the period incurred and totaled $46,090 and $233,000 for the periods ended December 31, 2001, December 31, 2000, respectively.

  Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of the differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

  Net Loss Per Share

        The Company computes loss per share under Statement of Financial Accounting Standards No. 128, "Earnings Per Share." The statement requires presentation of two amounts; basic and diluted loss per share. Basic loss per share is computed by dividing the loss available to common stockholders by the weighted average common shares outstanding. Included in the computation of weighted average shares outstanding are the 10,000 shares of common stock subject to rescission for the year ended December 31, 2000. Dilutive earnings per share would include all common stock equivalents. The Company has not included the outstanding options, warrants, or convertible preferred stock as common stock equivalents because the effect would be antidilutive.

        The following table sets forth the weighted average shares issuable upon exercise of outstanding options and warrants and conversion of preferred stock that is not included in the basic and diluted net loss per share available to common stockholders because to do so would be antidilutive:

	December 31, 2001	December 31, 2000
Weighted average shares issuable upon exercise of outstanding options	9,425,164	8,710,238
Weighted average shares issuable upon exercise of outstanding warrants	4,989,584	361,161
Weighted average shares issuable upon conversion of preferred stock	6,023,535	305,712

Total	20,438,283	9,377,111

  Financial Instruments

        The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts. The Company's long-term debt approximates fair value based on instruments with similar terms.

  Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board issued Statement of Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and that the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. The Company adopted SFAS No. 141 for all future acquisitions.

        SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The amortization of goodwill included in other expenses will also no longer be recorded upon adoption of the new rules. Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121. We adopted SFAS No. 142 effective January 1, 2002. Upon adoption of SFAS No. 142, goodwill amortization of $555,000 that was incurred in 2001 will no longer be incurred in the future. During 2002, we will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002.

        For comparative purposes, the following schedule provides a reconciliation of reported net income to adjusted net income for the twelve months ended December 31, 2001 and December 31, 2000, adjusted to exclude goodwill amortization.

	Twelve months ended December 31,
	2001	2000
Reported net loss	$(12,971,077)	$(10,246,676)
Amortization of goodwill	555,000	397,000

Adjusted net loss	$(12,416,077)	$(9,849,676)

Basic and diluted loss per common share	(1.10)	(0.43)
Amortization of goodwill	0.02	0.01
Adjusted	(1.08)	(0.42)

        In June 2001, the Financial Accounting Standards Board issued Statement of Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," which is effective for years beginning after June 15, 2002. Accordingly, the Company will adopt SFAS No. 143 beginning January 1, 2003. SFAS No. 143 addresses legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset. The standard requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Any associated asset retirement costs are to be capitalized as part of the carrying amount of the long-lived asset and expensed over the life of the asset. The Company has not yet determined what, if any, effect that SFAS No. 143 will have on the earnings and financial position of the Company.

        In October 2001, the Financial Accounting Standards Board issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides accounting guidance for financial accounting and reporting impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." It also supersedes the accounting and reporting of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Events and Transactions" related to the disposal of a segment of a business. SFAS No. 144 is effective for fiscal years beginning January 1, 2002. We do not believe that the adoption of SFAS No. 144 will have a material effect on the earnings or financial position of the Company.

Note 3—Acquisitions

  Acquisition of Switchboard Apparatus, Inc.

        Effective August 31, 2000, the Company acquired all of the issued and outstanding shares of capital stock of Switchboard Apparatus, Inc. ("Switchboard"), a manufacturer of electrical switchgear and distribution panels, from Switchboard's shareholders for 551,226 shares of the Company's common stock valued at $1,941,750, based on quoted market prices. The purchase price was arrived at through arms' length negotiations between the Company and the sellers. Switchboard is currently being operated as a wholly owned subsidiary of the Company.

        The purchase price paid exceeded the value of the assets acquired by $1,857,443, which is being amortized on a straight-line basis over ten years. The acquisition has been recorded using the purchase method of accounting and, therefore, four months' results of operations of Switchboard are included in the Company's results for the period ended December 31, 2000.

        The following unaudited pro forma data summarizes the Company's results of operations for the year ended December 31, 2000 as if the Switchboard acquisition had been completed as of the beginning of the period. The pro forma data gives effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of interest expense, amortization of intangibles and income taxes. The pro forma information does not necessarily reflect the actual results that would have occurred during the period presented nor is it necessarily indicative of future results of operations of the combined companies.

Year ended December 31, 2000
(Unaudited)
Revenues	$10,615,000
Net loss	(10,255,000)
Less preferred stock dividend	2,033,000
Net loss available to common shareholder	(12,288,000)
Basic and diluted net loss per common share	(0.43)

  Acquisition of Great Lakes Controlled Energy

        Effective June 7, 2001, the Company acquired Great Lakes Controlled Energy Corporation ("Great Lakes"), a building and environmental control systems integrator, from Great Lake's shareholders (the "Sellers") for an aggregate purchase price of $678,500 which was paid to the Sellers in the form of 212,904 shares of the Company's common stock. The purchase price, which was arrived at through arms' length negotiations between Electric City and the Sellers, was based on the average closing price of the Company's common stock for a 120 day period immediately prior to the closing. Great Lakes is currently operated as a wholly-owned subsidiary of the Company.

        The purchase price paid exceeded the value of the assets acquired by $551,573, which is being amortized on a straight-line basis over ten years. The acquisition was recorded using the purchase method of accounting. The Company's statement of operations includes the results of Great Lakes from the date of the acquisition. Due to the insignificance of the acquisition to the Company's consolidated financial statements, proforma financial information has not been presented for this acquisition.

Note 4—Inventories

        Inventories consisted of the following:

	December 31,
	2001	2000
Raw materials	$1,425,568	$1,356,874
Work in process	28,592	36,333
Finished goods	200,474	607,146

	$1,654,634	$2,000,353

Note 5—Property and Equipment

        Property and equipment consist of the following:

	December 31,
	2001	2000
Land	$205,000	$205,000
Building	1,046,039	1,019,470
Furniture	107,266	93,129
Manufacturing equipment	630,453	645,210
Computer equipment	180,143	157,931
Transportation equipment	67,260	130,338

	2,236,161	2,251,078
Less accumulated depreciation	468,585	288,300

	$1,767,576	$1,962,778

Note 6—Accrued Expenses

        Accrued expenses are comprised of the following:

	December 31,
	2001	2000
Compensation	$97,890	$840,905
Interest	1,771	3,562
Dividends	—	32,877
Real estate taxes	70,781	40,609
Commissions	83,504	36,732
Sales tax payable	71,007	70,131
Accrued royalties	18,900	12,500
Warranty reserve	60,394	54,621
Other	13,150	40,855

	$417,397	$1,132,792

Note 7—Lines of Credit

        In June 2000, the Company entered into a line-of-credit agreement with LaSalle Bank N.A. Under this revolving line-of-credit agreement the Company could borrow up to a maximum of $2,000,000, limited to 80% of eligible accounts receivable and 50% of eligible inventory. This line of credit was to expire in June 2001 and bore interest, at the Company's option, at LIBOR plus 2.75% or the prime rate. There was $500,000 of borrowings outstanding under this line of credit at December 31, 2000.

        The Company's subsidiary, Switchboard Apparatus, had a line-of-credit agreement with Oxford Bank & Trust under which Switchboard could borrow up to $400,000 limited to 80% of eligible accounts receivable. This line was due upon demand. There was $352,200 of borrowings outstanding under this line of credit at December 31, 2000. These borrowings bore interest at the prime rate plus one-half percent and were guaranteed by a stockholder of the Company, and secured by substantially all of the assets of Switchboard. This line was assumed when the Company acquired Switchboard in August 2000.

        In March 2001, the Company replaced the LaSalle and Oxford loans with a credit facility from American National Bank and Trust Company of Chicago. The new facility includes a $2 million revolving credit line and a $500,000 term note. The revolving credit line has an initial term of one year and bears interest at the prime rate, which was 4.75% on December 31, 2001. Availability under the line is tied to the Company's inventory and receivable balances. The term note has a term of three years and also bears interest at the prime rate. These credit facilities are secured by all of the Company's assets, other than real estate and require the Company to meet certain financial covenants including a total debt service coverage ratio and a minimum net worth requirement. There were no borrowings on the line of credit as of December 31, 2001, thus the entire $2 million facility was available. As of December 31, 2001 the Company was in violation of the total debt service coverage covenant, but the covenant violation was waived by American National Bank. During March 2002, American National Bank notified the Company that it would not renew the revolving credit line for another year, but it did agree to extend the maturity to May 31, 2002, in order to allow the Company time to find a replacement lender. On April 9, 2002, we received a commitment from American Chartered Bank to replace the revolving credit facility and the equipment loan (both of which are now provided by American National Bank) and to refinance the mortgage on our facility in Elk Grove Village, Illinois. During April 2002, the Company accepted a commitment from American Chartered Bank to replace the American National Bank facility (See, "Note 19—Notes to Consolidated Financial Statements" for a summary of the terms of the commitment).

Note 8—Senior Subordinated Promissory Note

        In September 2000, the Company retained Newcourt Capital Securities, Inc. ("Newcourt Capital Securities"), an affiliate of CIT Group, Inc., to act as its exclusive placement agent in an effort to raise additional equity to improve the Company's liquidity and provide the growth capital required to support the execution of its business plan. To provide liquidity during the equity raising process, the Company issued to Newcourt Capital USA, Inc. ("Newcourt Capital USA"), also an affiliate of CIT Group, Inc., three Senior Subordinated Convertible Promissory Notes (the "Notes"), in the principal amounts of $1,000,000, $1,000,000 and $1,200,000, on April 18, June 8 and July 31, 2001, respectively. These Notes were convertible, at the option of Newcourt Capital USA, into shares of the Company's Series A Convertible Preferred Stock at a conversion price of $10 per share. The Notes bore interest at the rate of prime plus 3%. Along with the Note issued in April, Newcourt Capital USA received warrants to purchase 1,700,000 shares of our common stock. The warrants had an exercise price of $2.50, a term of 2 years and were valued at $1,717,000 using a modified Black-Sholes option pricing model. The fair value of these warrants was recorded as a discount on the related debt and was amortized over the life of the debt using the interest method. With the issuance of the third Note in July, the warrants issued to Newcourt Capital USA were surrendered and replaced with warrants issued to Newcourt Capital Securities to purchase 3,314,830 shares of our common stock at $1.00 per share over a seven-year period. These warrants were valued at $1,200,000 using a modified Black-Sholes option pricing model, and were amortized over the life of the Note using the interest method. The Notes were converted into 320,000 shares of Series A Convertible Preferred Stock on September 7, 2001, concurrent with the closing of the Company's Series A Convertible Preferred Stock transaction. Accrued interest of $76,050 was paid in cash on the date of conversion.

Note 9—Long Term Debt

        The Company's long term debt consists of the following:

	December 31,
	2001	2000
Mortgage note to CIB Bank, 8.25%, payable in monthly principal and interest installments of $6,876 until August 2003. A final payment of approximately $700,000 is due in August 2003. This note is collateralized by the building and land.	$738,818	$758,780
Term note to Oxford Bank, refinanced in 2001	—	449,628
Term note to American National Bank, interest rate equal to the prime rate, payable in monthly installments of $8,333 plus interest. A final payment of $208,333 is due on March 1, 2004. The note is collateralized by a general lien on all of the Company's assets.	425,000	—
Term note to Joseph Marino, 10%, payable in monthly principal and interest installments of $44,928 until May 2002. This note is collateralized by all of the Company's assets, but subordinated to the security interests of the Company's banks.	219,067	708,714
Various other notes	51,133	9,172

Total long-term debt	1,434,018	1,926,294
Less current portion	356,438	577,984

	$1,077,580	$1,348,310

        The aggregate amounts of long-term debt maturing in each of the next five years are as follows:

2002	$356,438
2003	827,821
2004	233,676
2005	9,392
2006	6,691

$1,434,018

Note 10—Lease Commitments

        The Company leases its manufacturing facility located in Broadview, Illinois from the former owners of Switchboard, one of which is currently an employee of the Company. The Company also leases a facility in Elk Grove Village, Illinois from the two former owners of Great Lakes Controlled Energy Corporation, both of whom are currently employees of the Company. Total rent expense for these facilities amounted to $181,000 and $37,000 for the years ended December 31, 2001 and December 31, 2000, respectively. The Company also leases certain vehicles, office equipment and a forklift.

        Future minimum rentals to be paid by the Company as of December 31, 2001 are as follows:

Year ending December 31,	Related Party	Unrelated Party	Total
2002	$237,000	$26,778	$263,778
2003	240,000	13,267	253,267
2004	90,000	8,246	98,246
2005	—	3,127	3,127

Total	$567,000	$51,418	$618,418

Note 11—Income Taxes

        The composition of income tax expense (benefit) is as follows:

	Year ended December 31, 2001	Year ended December 31, 2000
Deferred
Federal	$(3,298,000)	$(3,371,000)
State	(582,000)	(585,000)
Change in valuation allowance	3,880,000	3,966,000

Benefit for income taxes	$—	$—

        Significant components of the Company's deferred tax asset are as follows:

	December 31, 2001	December 31, 2000
Total deferred tax assets, relating principally to net operating loss carry-forwards	$10,436,000	$6,556,000
Less valuation allowance	(10,436,000)	(6,556,000)

Total net deferred tax asset	$—	$—

        The Company has recorded a valuation allowance equaling the deferred tax asset due to the uncertainty of its realization in the future. At December 31, 2001, the Company has U.S. federal net operating loss carryforwards available to offset future taxable income of approximately $25,500,000, which expire in the years 2018 through 2021.

        The reconciliation of income tax expense (benefit) to the amount computed by applying the federal statutory rate is as follows:

	Year ended December 31, 2001	Year ended December 31, 2000
Income tax (benefit) at federal statutory rate	$(4,410,000)	$(3,484,000)
State taxes (net of federal tax benefit)	(498,000)	(508,000)
Other nondeductible expenses (primarily OID on subordinated convertible debt)	1,028,000	27,000
Increase in valuation allowance	3,880,000	3,966,000

Income tax expense (benefit)	$—	$—

Note 12—Commitments

a)
Pursuant to the License Agreement dated January 1, 1998 and amended in January 2000 between Giorgio Reverberi ("Reverberi"), the owner of the patent, and Joseph Marino, Chairman and former CEO of Electric City (who assigned the rights to the Company), the Company agreed to pay Mr. Reverberi a royalty of $200 for each product unit made by or for the Company and sold by the Company. Mr. Marino is also paid a royalty of $100 for each unit sold by the Company. The term of the License Agreement is thru December 31, 2007, with automatic renewals available until December 31, 2017, unless written termination is provided by either party of the License Agreement no less than 90 days prior to the automatic renewal date. The Company has accrued $18,900 and $12,500 in royalties payable at December 31, 2001 and 2000, respectively.

b)
As the result of certain distributors failing to meet sales quotas and minimum purchase requirements under their distribution agreements, the Company entered into discussions regarding the possible termination or restructuring of those agreements. Three distributors, representing eleven states, did not agree with the proposed restructuring of the agreements and threatened legal action. The three distributors stated that they were prepared to assert claims of securities fraud and RICO claims, breach of contract, breach of the covenant of good faith and fair dealing, common law fraud and tortuous interference. Management denied all of the claims made by the distributors, but after a series of negotiations in an attempt to avoid the time and cost of a lawsuit, the Company agreed to repurchase the territories held by the distributors for an amount equal to the amount invested by the distributors in developing the territories. The Company repurchased the sales territories for (a) $1,280,244 in cash, the majority to be paid upon the closing of an equity funding, and (b) options to purchase over a ten-year period 65,000 shares of the Company's common stock at a price of $2.50 per share. These options were valued at $199,550 using a modified Black-Sholes option pricing model. The balance of the payment was recorded as a note payable to the distributors at December 31, 2000. This note accrued interest at 12% per year and was paid in full in September 2001. The Company recorded a $1,354,794 one-time charge during the second quarter of 2000 in recognition of the repurchase agreement. The territories repurchased are Arizona, Colorado, Florida, Georgia, Michigan, Nebraska, North Carolina, Ohio, South Carolina and Virginia.

c)
The Company entered into employment agreements with certain officers and employees expiring in 2002 through 2004. Total future commitments under these agreements are as follows:

Year ending December 31,
2002	$1,580,000
2003	413,333
2004	140,000

Total	$2,133,333

Note 13—Common Stock Subject to Rescission

        In January 2000, the Company completed a private placement of 2,181,179 shares of its common stock in an offering made pursuant to Regulation D and Rule 506 of the Securities Act of 1933, as amended (the "506 Offering"). As a result of the Company's statements made in certain press releases issued during the 506 Offering, it is possible, but not altogether certain, that such statements might have been considered general solicitation, which is not permitted in a nonpublic offering under Rule 506 and, therefore, a violation of the registration provisions of Section 5 of the Securities Act of 1933, as amended. As a result, the Company might have been in violation of Section 5 of the Securities Act of 1933, as amended, and consequently, certain investors may have had rescission rights as to the shares purchased. If it was determined that the Company violated the rules regarding general solicitation such investors would have had the right under federal securities laws to rescind these purchases of common stock for a period of one year from the date of the violation.

        As of December 31, 2000, over a year has passed since the Company's issuance of the press release described above, and of the total number of shares possibly subject to rescission all but 10,000 shares had been held for at least one year. Because the possibility of rescission still existed with respect to these 10,000 shares, they were still reported as mezzanine equity on the Company's consolidated balance sheet as of December 31, 2000. As the right to rescind expired, the Company reclassified the amounts associated with the shares from common stock subject to rescission to common stock and additional paid-in capital. As of December 31, 2001 all shares had been held for at least one year, therefore all amounts associated with the issuance had been reclassified.

Note 14—Equity Transactions

a)
In January 2000, the Company repurchased 1,000 shares of its stock at a price of $8.50 per share. These shares are currently reflected as treasury stock.

b)
In exchange for dropping a lawsuit which alleged breach of contract, the Company agreed among other things to pay a former consultant (a) 60,000 shares of its common stock valued at $223,800 based on the then current stock price, (b) options to purchase during a four-year period 40,000 shares of the Company's common stock at an exercise price equal to the lesser of: (i) $7.00 per share; or (ii) the price per share of the sale by the Company of its common stock within 180 days of the signing of the agreement (these options have been valued at $86,800 using a modified Black-Sholes option pricing model) and (c) a cash payment of $15,000. A total of $325,600 was charged to operations for this settlement during 2000.

c)
On October 17, 2000, the Company completed the sale of 2,000 shares of its Series B Convertible Preferred Stock to the Augustine Fund L.P. ("Augustine") at a purchase price of $1,000 per share and the issuance of warrants to purchase 200,000 shares of common stock at an exercise price of $4.425 per share, subject to certain adjustments (these warrants have been valued at $624,000 using a modified Black-Sholes option pricing model). The Company realized $2,000,000 of gross proceeds from the sale and incurred $170,000 in commissions and expenses related to the sale. The Company also issued a warrant to purchase 100,000 shares of stock at $4.71 per share to Delano Group Securities as part of their commission for acting as the agent on the transaction (these warrants have been valued at $309,000 using a modified Black-Sholes option pricing model). The Series B Convertible Preferred Stock accrued dividends at the rate of 8% per year, payable at the Company's option in cash or the common stock of the Company. The Series B Convertible Preferred Stock and all accrued but unpaid dividends thereon was convertible at anytime into shares of the Company's common stock at a conversion ratio equal to the lower of $4.06 per share or 75% (the "Conversion Percentage") of the average of the three lowest closing bid prices of our common stock during the 30 consecutive trading days immediately prior to conversion. The Company was obligated to file a registration statement and have it declared effective within 180 days of the date of issuance of the Series B Convertible Preferred Stock. For every month that the registration statement was not declared effective after this 180 day period, the Conversion Percentage decreased by 2% per month until (i) the registration statement was declared effective, or (ii) the Series B Convertible Preferred Stock was converted into common stock of the Company.

  Proceeds from the transaction were allocated to the Series B Convertible Preferred Stock and warrants issued as part of the transaction based on their relative fair values. The Series B Convertible Preferred Stock contained a beneficial conversion feature as a result of its initial conversion price, which was lower than the market value of the Company's common stock on the date of issue. The value of the beneficial conversion feature is deemed to be equivalent to a non-cash preferred stock dividend and was limited to the gross proceeds received as part of the transaction. The Company recorded the deemed dividend on the date of issuance by offsetting charges and credits to additional paid-in capital in the amount of $2,000,000, without any effect on total stockholders equity. The deemed dividend increases the loss applicable to common shareholders in the calculation of the basic and diluted net loss per common share for the year ended December 31, 2000.

  Augustine elected to convert their 2,000 shares of Series B Convertible Preferred Stock effective June 15, 2001, into 1,472,244 shares of the Company's common stock. The conversion price was $1.36, calculated as 71% (75% minus 2 percentage points for each thirty days that such registration statement was not declared effective, beginning on April 17, 2001 and ending on June 15, 2001) of the average of the three lowest selling prices per share of the Company's common stock over the 30 consecutive trading days preceding June 15. In addition, the Company elected to pay the accrued dividends on the Series B Convertible Preferred Stock in 56,764 shares of its common stock, which dividends were calculated based upon a conversion price of $1.36 per share. The issuance of this common stock at a conversion price below the market price in satisfaction of the Series B Preferred Stock dividend was deemed to be equivalent to a non-cash preferred dividend. As a result the Company recorded a non-cash deemed dividend on the date of payment of $92,024.

d)
As is more fully described in Note 8, in association with the issuance of a Senior Subordinated Promissory Note on April 18, 2001, the Company issued a warrant to purchase 1,700,000 shares of its common stock to Newcourt Capital USA. This warrant had an exercise price of $2.50, a term of 2 years and was valued at $1,717,000 using a modified Black-Sholes option pricing model. The fair value of the warrant was recorded as a discount on the related debt and was amortized over the life of the debt using the interest method. With the issuance of a third Senior Subordinated Promissory Note to Newcourt Capital USA the original warrant was replaced with a warrant issued to Newcourt Capital Securities to purchase 3,314,830 shares of our common stock at $1.00 per share over a seven-year period. This warrant was valued at $1,200,000 using a modified Black-Sholes option pricing model, and the value was recorded as a discount on the related debt and amortized over the life of the note using the interest method.

e)
On June 7, 2001, the Company acquired Great Lakes Controlled Energy Corporation from Great Lake's shareholders for 212,904 shares of the Company's common stock valued at $678,500, based on quoted market prices.

f)
On July 31, 2001, the Company entered into a securities purchase agreement with five investors under which the Company would receive $16,000,000 in gross proceeds for the issuance of a package of securities that included, in the aggregate, 1,600,000 shares of Series A Convertible Preferred Stock, 320,868 shares of common stock, warrants to purchase 400,000 shares of the Series A Convertible Preferred Stock initially exercisable at a price of $10.00 per share and warrants to purchase 3,000,000 shares of the Company's common stock initially exercisable at a price of $1.00 per share (the "Transaction"). The investors included Newcourt Capital USA, Inc., Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Energy Finance, L.L.C. (formerly, EP Power Finance, L.L.C.) (the "Investors"). Gross proceeds of $12 million received from Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Energy Finance, L.L.C. were placed into escrow pending approval of the Transaction by the Company's shareholders. The Transaction was approved by the Company's shareholders at the Company's annual meeting held on August 30, 2001. On September 7, 2001, the Transaction closed and funds were released from escrow. Concurrent with the closing, Newcourt Capital USA converted three of the Company's promissory notes totaling $3,200,000 which it held into 320,000 shares of the Company's Series A Convertible Preferred Stock and also received 80,000 shares of Series A Convertible Preferred Stock, valued at $800,000 as the fee earned by Newcourt Capital Securities (calculated as 5% of the gross proceeds of $16,000,000) for acting as the placement agent on the Transaction.

        The total securities issued as part of the Transaction included:

  •
  1,200,000 shares of Series A Convertible Preferred Stock issued to the Investors (except Newcourt);

  •
  320,000 shares of Series A Convertible Preferred Stock issued to Newcourt Capital USA in exchange for the conversion of $3.2 million of Senior Subordinated Convertible Promissory Notes,

  •
  80,000 shares of Series A Convertible Preferred Stock, equal to $800,000, which was the fee (calculated as 5% of the gross proceeds of $16,000,000) earned by Newcourt Capital Securities for acting as the placement agent on the Transaction;

  •
  320,868 shares of common stock;

  •
  Warrants to purchase 3 million shares of common stock at an initial exercise price of $1.00 per share for a period of seven years; and Warrants to purchase 400,000 of Series A Convertible Preferred Stock at an initial exercise price of $10.00 per share for a period of one year.

  On November 29, 2001, the Company entered into a securities purchase agreement with Leaf Mountain Company, LLC ("Leaf Mountain") for the issuance of additional shares our Series A Convertible Preferred Stock. Under the securities purchase agreement, Leaf Mountain was issued the following securities for an aggregate purchase price of $3,000,000:

  •
  300,000 shares of our Series A Convertible Preferred Stock;

  •
  warrants to purchase 75,000 shares of Series A Convertible Preferred Stock, initially exercisable at a price of $10.00 per share;

  •
  45,122 shares of our Common Stock; and

  •
  warrants to purchase 421,875 shares of our Common Stock, initially exercisable at a price of $1.00 per share.

  Costs of $546,511 related to the issuance of the Series A preferred stock have been recorded as a reduction of the gross proceeds.

  The Series A Convertible Preferred Stock carries a dividend rate of 10% per year, which is payable during the first three years following issuance at the Company's option, in cash or additional shares of Series A Convertible Preferred Stock. After three years all dividends must be paid in cash and the dividend rate will increase 1/2% every six months until it reaches 15% per year.

  The Series A Convertible Preferred Stock is convertible at anytime into shares of the Company's common stock at the conversion rate of ten shares of common stock for each share of Series A Convertible Preferred Stock. Shares of Series A Convertible Preferred Stock have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series A Convertible Preferred Stock to the price per share of any common stock the Company issues, or is deemed to have issued, if that price per share is less than the then existing conversion price for the Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of the Company's assets and similar events.

  The Series A Convertible Preferred Stock possesses a liquidation preference over all other classes of the Company's equity. The holders of the Series A Convertible Preferred Stock also have the right to nominate and elect up to four members to our board of directors, depending on the number of shares of Series A Convertible Preferred Stock outstanding. In addition, the holders of the Series A Convertible Preferred Stock have special approval rights over certain matters, including but not limited to, mergers and acquisitions, the issuance of additional debt or equity securities, the sale of assets outside the normal course of business, the payment of dividends, the hiring or firing of our Chief Executive Officer or President, significant capital expenditures, and amendments to the Company's Certificate of Incorporation and/or by-laws that in any way that could adversely affect the rights of the holders of our Series A Convertible Preferred Stock.

  Proceeds from the Transaction were allocated to the Series A Convertible Preferred Stock, the common stock and warrants issued as part of the Transaction based on their relative fair values. The Series A Convertible Preferred Stock contained a beneficial conversion feature as a result of its initial conversion price, which was lower than the market value of the Company's common stock on the date of issue. The value of this beneficial conversion feature was determined based on the value allocated to the Series A Convertible Preferred Stock, along with the discount to the market value of the common stock on the date of issuance. The value of the beneficial conversion feature is deemed to be equivalent to a non-cash preferred stock dividend and was limited to the gross proceeds received as part of the Transaction. The Company recorded the deemed dividend on the date of issuance by offsetting charges and credits to additional paid-in capital in the amount of $19,000,000, without any effect on total stockholders equity. The deemed dividend increases the loss applicable to common shareholders in the calculation of the basic and diluted net loss per common share for the year ended December 31, 2001.

  With respect to the foregoing transaction, the Company relied on Section 4(2) of the Securities Act of 1933, as amended, as a basis for an exemption from registration of the securities issued, as the transaction did not involve any public offering.

g)
On December 31, 2001, the Company satisfied the accrued dividend on the Series A Preferred of $669,933 though the issuance of 66,993 shares of its Series A Preferred stock. Since this preferred stock was convertible into common stock at a price below the market price on the date of issuance, the Company was required to recognize a deemed dividend equal to $283,776. This deemed dividend was calculated as the difference between (1) the market value of the common shares into which the Series A shares were convertible on the date of issuance and (2) the $669,933 dividend obligation of the Series A shares.

h)
The Company issued 25,500 and 70,850 shares of common stock in exchange for consulting services rendered for the years ended December 31, 2001 and December 31, 2000, respectively. As the fair market value of these services was not readily determinable, these services were valued based on the fair market value of the stock issued which ranged from $2.01 to $8.84 per share. Approximately $153,000 and $128,000 was charged to operations during 2001 and 2000, respectively. Approximately $93,000 was classified as a prepaid expense at December 31, 2000 and was subsequently expensed in 2001 when the related services were provided.

i)
During the year ended December 31, 2001 the Company issued warrants in exchange for consulting services rendered which are convertible into 143,500 shares of the Company's common stock at exercise prices ranging from $2.00 per share to $7.50 per share. During the year ended December 31, 2000, the Company issued options and warrants in exchange for consulting services rendered which are convertible into 105,000 shares of the Company's common stock at exercise prices ranging from $3.88 to $6.56 per share. The value of the warrants was estimated using a modified Black-Sholes option-pricing model. The Company charged $56,187 and $118,039 to operations during 2001 and 2000 respectively, in recognition of the value of options issued in exchange for consulting services rendered. In addition, during 2001 the Company extended the life of warrants to purchase 200,000 shares of the Company's common stock at an exercise price of

  $2.00 per share in exchange for consulting services provided to the Company. As a result, these warrants were revalued, resulting in an additional expense of $336,000 for the year ended December 31, 2001.

j)
At December 31, 2001 and 2000, the Company had outstanding warrants to purchase 7,411,705 and 620,000 shares, respectively, of the Company's common stock at an exercise price of between $1.00 per share and $7.50 per share. These warrants expire between May 2002 and June 2010. In addition, at December 31, 2001 the Company had outstanding warrants to purchase 475,000 shares of its Series A Convertible Preferred stock at an exercise price of $10.00, 400,000 of which expire on August 31, 2002 and 75,000 of which expire on November 29, 2002.

Note 15—Dividends

        Dividends are comprise of the following:

	Year ended December 31, 2001	Year ended December 31, 2000
Deemed dividend associated with beneficial conversion feature of Series B Convertible Preferred Stock (see note 14c)	$—	$2,000,000
Deemed dividend associated with beneficial conversion feature of Series A Convertible Preferred Stock (see note 14f)	19,000,000	—
Accrual of Dividend on Series A Convertible Preferred	669,933	—
Deemed dividend associated with beneficial conversion price on shares issuable in satisfaction of Series A Convertible Preferred dividend (see note 14g)	283,776	—
Accrual of Series B Preferred dividend	73,206	32,877
Deemed dividend associated with beneficial conversion price on shares issued in satisfaction of Series B Preferred dividend (see note 14c)	92,024	—

Total	$20,118,939	$2,032,877

Note 16—Stock Options

        On August 30, 2001, the Company's shareholders approved the adoption of the 2001 Stock Incentive Plan (the "Plan"), which provides that up to 800,000 shares of the Company's common stock may be delivered under the Plan to certain employees of the Company or any of its subsidiaries. In addition, the Plan provides for an additional 500,000 shares of the Company's common stock to be reserved on January 1 of each succeeding year, beginning January 1, 2002. The awards to be granted under the Plan may be incentive stock options or non-qualified stock options. The exercise price for any incentive stock option ("ISO") may not be less than 100% of the fair market value of the stock on the date the option is granted, except that with respect to a participant who owns more than 10% of the common stock the exercise price must be not less than 110% of fair market value. The exercise price of any non-qualified option shall be in the sole discretion of the Compensation Committee or

Board. The aggregate fair market value of the shares that may be subject to any ISO granted to any participant may not exceed $100,000 on the date of grant. There is no comparable limitation with respect to non-qualified stock options. The term of all options granted under the Plan will be determined by the Compensation Committee or Board in their sole discretion, provided, however, that the term of each ISO shall not exceed 10 years from the date of grant thereof.

        In addition to the ISOs and non-qualified options, the Plan permits the Compensation Committee, consistent with the purposes of the Plan, to grant shares of Common Stock to non-employee directors and such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries, as the Committee may determine, in its sole discretion.

        The Plan is administered by the Board, which is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the employees to whom, and the time, terms and conditions under which, options are to be granted. The Board may also amend, suspend or terminate the Plan in any respect at any time. However, no amendment may (i) increase the number of shares reserved for option under the Plan, (ii) modify the requirements for participation in the Plan, or (iii) modify the Plan in any way that would require stockholder approval under the rules and regulations under the Exchange Act.

        As of January 1, 2002, there were approximately 40 employees, officers and directors of the Company eligible to participate in the Plan, and 1,300,000 shares of Common Stock reserved under the Plan. There were no grants or issuances of Common Stock under the Plan during 2001, and none outstanding under the Plan as of December 31, 2001.

        Effective January 1, 1999, Joseph Marino, as Chairman and former CEO, was granted options as part of an employment agreement to acquire 900,000 shares of common stock at $1.75 per share. These options vested ratably over the four-year term of the employment agreement and expire in December 2008.

        Effective December 4, 2000, Mr. Marino resigned his position as Chairman and terminated his employment with the Company. Mr. Marino's rights with respect to 450,000 options granted under his employment agreement were terminated effective the date of his resignation.

        Effective December 4, 2000, the Company entered into an agreement with Mr. Marino in which the Company agreed to grant to him distributorship rights to the Company's EnergySaver product in Northern California, Nevada and Arizona. As consideration for the grant of distributorship rights Mr. Marino and the Company agreed to terminate the option to purchase 300,000 shares of common stock at $1.10 per share held by Pino, LLC, a partnership controlled by Mr. Marino.

        During 2000, certain directors, officers and key employees of the Company were granted options to acquire 4,109,503 shares of common stock at exercise prices ranging from $3.625 to $12.99 per share. These options vest over periods through 2006.

        During 2001, certain directors, officers and key employees of the Company were granted options to acquire 1,611,834 shares of common stock at exercise prices ranging from $1.51 to $7.50 per share. These options vest over periods through June 2007.

        The following table summarizes the options granted, exercised and outstanding as of December 31, 2001:

	Shares	Exercise Price Per Share	Weighted Average Exercise Price
Outstanding at December 31, 1999	5,244,000	$1.10-$7.50	$1.30
Granted	4,109,503	$3.63-$12.99	$7.40
Exercised	—	—	—
Cancelled	(750,000)	$1.10-$1.75	$1.49

Outstanding at December 31, 2000	8,603,503	$1.10-$12.99	$4.05
Granted	1,611,834	$1.51-$7.50	$5.32
Exercised	—	—	—
Cancelled	(440,703)	$3.50-$12.99	$7.17

Outstanding at December 31, 2001	9,774,634	$1.10-$12.99	$4.12

Options exercisable at December 31, 2001	7,078,637	$1.10-$12.99	$3.22

Options exercisable at December 31, 2000	5,331,668	$1.10-$7.75	$2.40

        The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for options. Under APB Opinion No. 25, because the exercise price of the options equals the market price of the underlying stock on the measurement date, no compensation expense is recognized.

        The weighted-average, grant-date fair value of stock options granted to employees during the year, and the weighted-average significant assumptions used to determine those fair values, using a modified Black-Sholes option pricing model, and the proforma effect on earnings of the fair value accounting for stock options under Statement of Financial Accounting Standards No. 123 are as follows:

	Year ended December 31, 2001	Year ended December 31, 2000
Weighted average fair value per options granted	$2.62	$2.66
Significant assumptions (weighted average)
Risk-free interest rate at grant date	5.15%	5.28%
Expected stock price volatility	94%	88%
Expected dividend payout	—	—
Expected option life (years)	8.2	8.4
Net loss
As reported	$(12,971,000)	$(10,247,000)
Proforma	$(17,188,000)	$(17,877,000)
Net loss per share
As reported	(1.10)	$(0.43)
Proforma	(1.24)	$(0.70)

The following table summarizes information about stock options outstanding at December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at December 31, 2001	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2001	Weighted Average Exercise Price
$1.10 - $2.00	4,800,000	6.8 years	$1.24	4,583,334	$1.22
$2.95 - $3.88	158,334	8.7 years	3.61	54,168	3.54
$4.22 - $4.94	200,000	8.3 years	4.49	75,000	4.46
$7.00 - $7.75	4,264,000	8.3 years	7.02	2,313,835	7.02
$8.00 - $12.99	352,300	8.4 years	8.29	52,300	8.07

	9,774,634	7.6 years	$4.12	7,078,637	$3.22

Note 17—Related Parties

        Related party transactions, other that those disclosed in Note 10 consist of the following:

  a)
  On April 1, 2000, the Company entered into a state representative agreement with Electric City of Illinois and on June 1, 2000, it entered into a state representative agreement with Electric City of Indiana. James Stumpe, one of the Company's directors until his resignation in August 2001, is a member of Electric City of Illinois and was, until October 15, 2001, a member of Electric City of Indiana. The agreements grant to Electric City of Illinois and Electric City of Indiana distribution territories within the States of Illinois and Indiana, respectively. The members of the Company's board other than Mr. Stumpe approved the terms of the transactions and believed the terms to be substantially similar to those of other distributor or state representative agreements and as favorable to the Company as if negotiated with an unaffiliated third party. Approximately $172,000 and $294,000 due from these distributors is included in accounts receivable at December 31, 2001 and 2000, respectively. Sales to these distributors were as follows:

	Year ended December 31, 2001	Year ended December 31, 2000
Electric City of Illinois	$157,000	$334,000
Electric City of Indiana	113,000	105,000

Total	$270,000	$439,000

  b)
  On January 5, 2000, the Company entered into a distributor agreement with Electric City of Southern California L.L.C., of which Mr. Marino is a member, which provides for an initial term of 10 years. The agreement grants to Electric City of Southern California a distribution territory which extends from Monterey to Fresno to the northern edge of Death Valley, south to the southern border of California. This agreement provides for terms which members of the Company's board believe are substantially similar to those of other distributor agreements and as favorable to the Company as if negotiated with an unaffiliated third party. Approximately $439,000 and $300,000 due from Electric City of Southern California is included in accounts receivable at December 31, 2001 and 2000, respectively. Sales to Electric City of Southern California were $590,000 and $362,000 for the year ended December 31, 2001 and 2000, respectively.

  c)
  In October 2000, the Company entered into an agreement with KMC Telecom (for which Roscoe Young, one of the Company's former directors, is President and Chief Operating Officer) to sell and install the Company's TP3 switchgear product at three KMC Telecom facilities. The sale and installation amount for the three sites totaled $773,802, of which $435,551 was recognized in 2000 and $338,951 was recognized in 2001. The aggregate amount was reflective of prices that would be charged to an unrelated third party. Installation of the TP3 switchgear began in November 2000 and was completed in June 2001.

  d)
  The Augustine Fund, L.P. (which owned all of the Company's outstanding shares of series B convertible preferred stock) and Messrs. Conant, Konstant, Marino, McEneely and Stelter (each, a "Restricted Stockholder") have each entered into separate trading agreements with the Company which are effective for a term of three years beginning on October 17, 2000. The trading agreements restrict each Restricted Stockholder's transfer of the Company's common stock as follows:

  •
  sales in any one trading day by such Restricted Stockholder shall not exceed the greater of 10,000 shares or 10% of the average trading volume of the Company's stock during the 10 prior trading days;

  •
  public trades in an opening transaction during the last half hour of any trading day and at any time outside of regular trading hours shall be prohibited by such Restricted Stockholder; and

  •
  up to four times within any 12-month period, the Company may prohibit any Restricted Stockholder from trading the common stock for an entire trading day.

            The Company has agreed to give each Restricted Stockholder a right of first refusal to sell its common stock to any third party that contacts the Company with a desire to purchase 100,000 or more shares of its common stock. This right will be allocated equally among each of the Restricted Stockholders who elect to participate in the sale. However, this right of first refusal will not preclude the Company from raising additional capital should such need arise.

  e)
  Effective December 4, 2000, the Company entered into an agreement with Mr. Marino in which it agreed to grant to Mr. Marino distributorship rights of its EnergySaver product in Northern California, Nevada and Arizona and to enter into distributor agreements with Mr. Marino with respect to each of these distribution territories for an initial term of 10 years and on terms substantially similar to those of other distributor and state representative agreements. With respect to the Southern California distribution territory, the Company agreed to permit Electric City of Southern California to transfer to Mr. Marino its current distributor agreement described above. As consideration for its grant of distributorship rights, effective December 4, 2000, (1) the Company terminated the option to purchase 2,000,000 shares of its common stock at $1.10 per share held by Pino, LLC with respect to 300,000 shares and (2) Mr. Marino resigned from the Company's Board of Directors and from his executive position as Chairman of the Board. The members of the Company's board other than Mr. Marino approved the terms of the transactions and believed they were as favorable as if negotiated with an unaffiliated third party.

  f)
  During 2001, the Company's subsidiary, Switchboard Apparatus, Inc. paid $328,323 to Harbrook Tool and Manufacturing Company ("Harbrook") for manufacturing and installing safety devices to distribution panels made by various manufacturers. For the period from September 2000 (effective with our purchase of Switchboard Apparatus) through December 31, 2000, Switchboard Apparatus paid $68,385 for the safety devices. A minority owner of Harbrook is Mr. Terry Hoppensteadt, who is a brother of Dale Hoppensteadt, the president of Switchboard Apparatus. We believe the amounts paid for such work are consistent with that which would be paid to an unrelated third party.

Note 18—Business Segment Information

        Since January 1, 2001, the Company has organized and managed its business in three distinct segments: the Energy Technology segment, the Power Management segment and the Building Control and Automation segment. In classifying its operational entities into a particular segment, the Company segregated its businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution into distinct operating groups. Prior to January 1, 2001, the Company's information systems were not capable of reporting on a segment basis, and therefore only revenue is presented on a segment basis for 2000.

        The Energy Technology segment designs, manufacturers and markets energy saving technologies, primarily to commercial and industrial customers. The principal products produced by this segment are the EnergySaver and the Global Commander. This segment is headquartered, and most of its operations are located, in Elk Grove Village, Illinois.

        The Power Management segment designs, manufactures and markets a wide range of commercial and industrial switching gear and distribution panels. This segment is comprised of the business acquired from Marino Electric in May 1999 and Switchboard Apparatus, which was acquired in August 2000. The segment operates as Switchboard Apparatus out of facilities located in Broadview, Illinois.

        The Building Control and Automation segment provides integration of building and environmental control systems for commercial and industrial customers. This segment is comprised of Great Lakes Controlled Energy Corp., a company that was acquired in June 2001. The 2001 financial information presented below only represents seven months of results for this segment. Great Lakes Controlled Energy is headquartered in, and operates out of, its own facility located in Elk Grove Village, Illinois.

Business Segment Information	Year ended December 31, 2001	Year ended December 31, 2000
Revenues:
Energy Technology	$1,886.210	$1,554,394
Power Management	7,456,546	5,672,818
Building Control and Automation	281,450	—

Total	9,624,206	7,227,212
Depreciation and Amortization:
Energy Technology	106,318
Power Management	672,433
Building Control and Automation	34,990

Total	813,741
Interest Expense:
Energy Technology	126,496
Power Management	139,916
Building Control and Automation	5,485
Corporate	3,261,043

Total	3,532,940
Net Income/(Loss):
Energy Technology	(4,871,432)
Power Management	(2,042,404)
Building Control and Automation	(420,968)
Corporate	(5,636,273)

Total	(12,971,077)
Capital Additions:
Energy Technology	35,338
Power Management	71,730
Building Control and Automation	14,518

Total	121,586
Total Assets:
Energy Technology	11,434,301
Power Management	4,298,666
Building Control and Automation	702,897

Total	$16,435,863

Note 19—Subsequent Event

        On March 19, 2002, American National Bank informed the Company that it would not renew the Company's $2 million revolving credit facility, which was scheduled to expire on March 25, 2002, but did agree to extend the facility until May 31, 2002 in order to provide the Company with time to find a replacement lender. On April 9, 2002 the Company received a commitment from American Chartered Bank to replace the revolving credit line, the equipment loan and to refinance the mortgage on the Company's facility in Elk Grove Village, Illinois. The $2 million revolving credit facility will have a term of one year, with an interest rate equal to the prime rate plus 1/4%, and will be secured by the Company's accounts receivable and inventory. The $400,000 equipment loan will have a term of two years, with an interest rate equal to the prime rate plus 1/2% and be secured by a blanket lien on all of the Company's assets. The mortgage will be equal to the lesser of (i) 80% of the appraised value of the building or (ii) $735,000, will have an initial term of two years, with an interest rate equal to the prime rate plus 1/2%, will be secured by a first mortgage lien on the building and will require monthly payments of $3,000 plus interest. The loan agreements will contain covenants that require the Company to maintain a certain level of tangible net worth and working capital. The Company has accepted American Chartered's commitment and expects to close the facility in mid-May 2002.

Electric City Corp.

Condensed Consolidated Balance Sheet

	March 31, 2002 (Unaudited)	December 31, 2001 (1)
Assets
Current Assets
Cash and cash equivalents	$3,335,136	$5,486,073
Accounts receivable, net	4,134,235	2,772,773
Inventories	2,310,230	1,654,634
Prepaid expenses and other, including $31,000 in notes receivable from employees as of March 31, 2002 and December 31, 2001	250,637	128,849

Total Current Assets	10,030,238	10,042,329
Net Property and Equipment	1,714,682	1,767,576
Cost in Excess of Assets Acquired	1,734,445	4,623,445
Other Assets	2,374	2,513

	$13,481,739	$16,435,863

Electric City Corp.

Condensed Consolidated Balance Sheet

	March 31, 2002 (Unaudited)	December 31, 2001 (1)
Liabilities and Stockholders' Equity
Current Liabilities
Current maturities of long-term debt	$225,523	$356,438
Accounts payable	2,270,291	1,310,852
Accrued expenses	801,567	417,397
Deferred revenue	968,523	487,596

Total Current Liabilities	4,265,904	2,572,283

Deferred Revenue	316,667	329,167

Long-Term Debt, less current maturities	1,043,533	1,077,580

Stockholders' Equity
Preferred stock, $.01 par value; 5,000,000 shares authorized Series A—2,016,168 and 1,966,993 shares issued and outstanding as of March 31, 2002 and December 31, 2001, respectively (liquidation value of $40,323,362 and $39,340,000 at March 31, 2002 and December 31, 2001, respecitvely)	20,162	19,670
Common stock, $.0001 par value; 85,000,000 shares authorized, 31,113,842 issued as of March 31, 2002 and December 31, 2001, respectively	3,112	3,112
Additional paid-in capital	44,214,839	44,215,331
Accumulated deficit	(36,373,978)	(31,772,780)

Less treasury stock, at cost, 1,000 shares as of March 31, 2002 and December 31, 2001	(8,500)	(8,500)

Total Stockholders' Equity	7,855,635	12,456,833

	$13,481,739	$16,435,863

(1)
Derived from audited financial statements in the Company's annual report on Form 10-KSB for the twelve month period ended December 31, 2001

See accompanying notes to condensed consolidated financial statements

Electric City Corp.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three months ended March 31,
	2001	2002
Revenue	$3,135,993	$3,162,224

Expenses
Cost of sales	2,731,713	2,815,246
Selling, general and administrative	2,096,401	2,586,631

Operating loss	(1,692,121)	(2,239,653)

Other Income (Expense)
Interest income	10,416	409
Interest expense	(25,493)	(113,131)

Total other income (expense)	(15,077)	(112,722)

Loss before cumulative effect of accounting change	(1,707,198)	(2,352,375)

Cumulative effect of accounting change	(2,894,000)	—

Net Loss after cumulative effect of accounting change	(4,601,198)	(2,352,375)

Plus Preferred Stock Dividends	(678,612)	(39,452)

Net Loss Available to Common Shareholder	$(5,279,810)	$(2,391,827)

Basic and diluted loss per common share before cumulative accounting change	$(0.08)	$(0.08)
Cumulative effect of accounting change	(0.09)	—
Basic and Diluted Loss Per Common Share	$(0.17)	$(0.08)

Weighted Average Common Shares Outstanding	31,113,842	28,958,588

See accompanying notes to condensed consolidated financial statements

Electric City Corp.

Statement of Condensed Consolidated Stockholders' Equity

(Unaudited)

	Common Shares	Common Stock	Series A Preferred Shares	Series A Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders' Equity
Balance, December 31, 2001	31,113,842	$3,112	1,966,993	$19,670	$44,215,331	$(31,772,780)	$(8,500)	$12,456,833
Cumulative dividends on Series A Preferred Stock	—	—	—	—	(491,748)	—	—	(491,748)
Satisfaction of accrued dividends through the issuance of preferred stock	—	—	49,175	492	491,256	—	—	491,748
Net loss for the three months ended March 31, 2002	—	—	—	—	—	(4,601,198)	—	(4,601,198)

Balance, March 31, 2002	31,113,842	$3,112	2,016,168	$20,162	$44,214,839	$(36,373,978)	$(8,500)	$7,855,635

See accompanying notes to condensed consolidated financial statements.

Electric City Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31
	2002	2001
Cash Flows From Operating Activities
Net loss	$(4,601,198)	$(2,352,375)
Adjustments to reconcile net loss to net cash used in operating activities, net of assets acquired
Cumulative effect of accounting change	2,894,000	—
Depreciation and amortization	57,725	195,290
Provision for bad debt	20,077	—
Issuance of shares and warrants in exchange for services received	—	233,845
Accrued interest on notes payable	—	44,009
Loss on disposal of fixed assets	—	11,616
Changes in assets and liabilities, net of acquisition
Accounts receivable	(1,381,539)	(139,093)
Inventories	(655,596)	49,101
Other current assets	(121,788)	141,016
Accounts payable	954,439	304,654
Accrued expenses	384,171	260,723
Deferred revenue	468,427	(12,500)

Net cash used in operating activities	(1,981,282)	(1,263,714)

Cash Flows (Used In) Provided by Investing Activities
Proceeds from the disposal of fixed assets	—	25,242
Purchase of property and equipment	(4,692)	(16,551)

Net cash (used in) provided by investing activities	(4,692)	8,691

Cash Flows Provided by (Used in) Financing Activities
Payments of amounts due sellers	(130,350)	(118,007)
Net borrowings (payment) on line of credit		726,535
Payment on long-term debt	(34,613)	(455,940)
Proceeds from long-term debt	—	500,000

Net cash provided by (used in) financing activities	(164,963)	652,588

Net Increase (Decrease) in Cash and Cash Equivalents	(2,150,937)	(602,435)
Cash and Cash Equivalents, at beginning of period	5,486,073	629,436
Cash and Cash Equivalents, at end of period	$3,335,136	$27,001

Supplemental Disclosure of Cash Flow Information
Cash paid during the periods for interest	$25,628	$72,879

See accompanying notes to condensed consolidated financial statements

Electric City Corp.

Notes to Financial Statements

Note 1—Basis of Presentation

        The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which, in the opinion of management, are necessary for a fair statement of results for the interim periods.

        The results of operations for the three months ended March 31, 2002 and 2001 are not necessarily indicative of the results to be expected for the full year.

        For further information, refer to the audited financial statements and the related footnotes included in the Electric City Corp. Annual Report on Form 10-KSB, for the year ended December 31, 2001.

Note 2—Recent Accounting Pronouncements

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" effective for fiscal years beginning after December 15, 2001. In accordance with SFAS No. 142, we completed our transitional impairment testing of intangible assets during the first quarter of fiscal 2002. The impairment testing was performed in two steps: first, determining whether there was an impairment, based upon the fair value of a reporting unit as compared to its carrying value, and second, if there was an impairment, the determination of the impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Subsequent to the first quarter of fiscal 2002, with the assistance of a third-party valuation firm, we finalized the testing of goodwill subject to SFAS 142. Using conservative, but realistic assumptions to model our power management business and building control and automation business, we determined that the carrying value of the power management business was greater than the derived fair value, indicating an impairment in the recorded goodwill. To determine fair value, we relied on a discounted cash flow analysis. For goodwill valuation purposes only, the revised fair value of this unit was allocated to the assets and liabilities of the reporting unit to arrive at an implied fair value of goodwill, based upon known facts and circumstances, as if the acquisition occurred currently. This allocation resulted in a write-down of recorded goodwill in the amount of $2,894,000, which has been reported as the cumulative effect of a change in accounting principle, as of March 31, 2002, in the accompanying consolidated statements of earnings.

        In addition, SFAS 142 provides that goodwill no longer be amortized, and as a result, the Company recorded no goodwill amortization in the first quarter of 2002, whereas the Company had recorded approximately $132,000 of goodwill amortization in the first quarter of 2001. For comparative purposes, the following schedule is a reconciliation of reported net income to adjusted net income for the three months ended March 31, 2001, adjusted to exclude goodwill amortization, along with comparative information for the three months ended March 31, 2002.

	Three months ended March 31,
	2002	2001
Reported net loss before cumulative effect of accounting change	$(1,707,000)	$(2,352,000)
Amortization of goodwill	—	132,000

Adjusted net loss	$(1,707,000)	$(2,220,000)

Basic and diluted loss per common share before cumulative effect of accounting change	(0.08)	(0.08)
Amortization of goodwill	—	0.00
Adjusted	(0.08)	(0.08)

        The changes in the carrying amount of goodwill during the period by reportable segment are summarized as follows:

Goodwill Net of Accumulated Amortization	Energy Technology	Power Management (1)	Building Automation Controls (2)	Total
Balance as of December 31, 2002	$—	$4,103,872	$524,573	$4,628,445
Transitional impairment losses	—	(2,894,000)	—	(2,894,000)

Balance as of March 31, 2002	$—	$1,209,872	$524,573	$1,734,445

(1)
Includes goodwill resulting from the acquisitions of Marino Electric and Switchboard Apparatus.

(2)
Includes goodwill resulting from the acquisition of Great Lakes Controlled Energy.

Note 3—Net Loss Per Share

        The Company computes net loss per share under Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share," which requires presentation of two amounts: the basic and the diluted net loss per common share. Basic net loss per common share is computed by dividing net loss available to common stockholders by the number of weighted average common shares outstanding, and includes all common stock issued. The Company has not included the outstanding options, warrants or shares issuable upon conversion of the preferred stock as common stock equivalents in the computation of diluted net loss per share for the three months ended March 31, 2002 and 2001 because the effect would be antidilutive.

        The following table sets forth the weighted average shares issuable upon exercise of outstanding options and warrants and conversion of preferred stock that is not included in the basic and diluted net loss per share available to common stockholders because to do so would be antidilutive:

	Three months ended March 31,
	2002	2001
Weighted average shares issuable upon exercise of outstanding options	9,588,931	8,867,996
Weighted average shares issuable upon exercise of outstanding warrants	12,161,705	688,444
Weighted average shares issuable upon conversion of preferred stock	19,669,930	2,000,000

Total	41,420,566	11,556,440

Note 4—Inventories

        Inventories consisted of the following:

	March 31,
	2002	2001
Raw materials	$1,491,968	$1,425,568
Work in process	251,331	28,592
Finished goods	566,931	200,474

	$2,310,230	$1,654,634

Note 5—Dividends

        Dividends are comprise of the following:

	Three months ended March 31,
	2002	2001
Accrual of Dividend on Series A Convertible Preferred	$491,748	$—
Accrual of Series B Preferred dividend	—	39,452
Deemed dividend associated with beneficial conversion price on shares issuable in satisfaction of Series A Convertible Preferred dividend	186,864	—

Total	$678,612	$39,452

Note 6—Subsequent Events

Brian Kawamura

        Effective April 26, 2002, Mr. Brian Kawamura resigned his positions as President, Chief Operating Officer and Director of the Company to pursue other interests. Since January 3, 2000, Mr. Kawamura was party to an employment agreement with the Company that provided for a three-year period ending on December 31, 2002, a base salary of $350,000 per year and a discretionary bonus of up to forty percent (40%) of Mr. Kawamura's annual salary payable if the Company met or exceeded the terms of its annual business plan. The agreement also provided for an option to purchase 1,500,000 shares of the Company's common stock at $7.00 per share, of which 1,000,000 shares were exercisable as of December 31, 2001 and an additional 500,000 shares would become exercisable on December 31, 2002. The employment agreement imposed on Mr. Kawamura non-competition, non-solicitation and confidentiality agreements.

        Concurrent with his resignation, the Company entered into a separation agreement with Mr. Kawamura which provides that he will receive a severance payment equal to approximately 62 percent of his remaining annual salary for the period beginning May 1, 2002 and continuing until December 31, 2002. The total amount to be paid will be $145,472, which will be paid in equal bi-monthly installments of $8,978.01. Mr. Kawamura has also agreed to forego reimbursement of $62,139 of business related expenses. These severance payments are subject to certain reductions in the event Mr. Kawamura becomes employed or engaged as a consultant (other than engaged by the Company as a consultant) and earns compensation as a result, during the term of the severance payments. In addition, these severance payments will cease if Mr. Kawamura violates the non-competition, non-solicitation and confidentiality provisions of his employment agreement or ceases to perform under the consulting agreement. The 500,000 stock option shares that were to become exercisable on December 31, 2002 pursuant to his employment agreement were extinguished and terminated as of April 26, 2002.

        In addition, effective April 26, 2002, the Company entered into a consulting agreement with Mr. Kawamura whereby Mr. Kawamura will provide sales representative and consulting services to the Company from time to time until December 31, 2002 (unless another termination date is agreed to by the parties). The consulting agreement provides for Mr. Kawamura to remain involved with certain sales opportunities that the Company is pursuing and to receive a commission fee of 5% of the sales proceeds, with half of the commission retained by the Company until it is reimbursed for severance payments paid under his separation agreement, after payment of which Mr. Kawamura will receive the entire commission fee for the successful closings of these sales opportunities.

American Chartered Bank

        On May 29, 2002, the Company and its subsidiaries, Switchboard Apparatus, Inc. ("Switchboard Apparatus") and Great Lakes Controlled Energy Corp. ("Great Lakes") (collectively, the "Borrowers"), entered into a Loan Agreement with American Chartered Bank that provides for (i) a Revolving Credit Facility with a maximum principal amount at any one time outstanding equal to the lesser of (a) $2,000,000 or (b) the Borrowing Base (defined as the sum of 70% of the face amount of Eligible Receivables of Electric City Corp. plus 80% of the face amount of Eligible Receivables of Switchboard Apparatus and Great Lakes), (ii) a Term Loan in the principal amount of $400,000 and (iii) a Mortgage Loan in the principal amount of $735,000. These borrowings are secured by a first security interest in all assets of the Borrowers, including, but not limited to, all of Borrower's accounts receivable, inventory, equipment, trademarks, general intangibles, insurance and insurance proceeds and any and all other assets and property (both real and personal) and all products and proceeds therefrom, and including a first priority mortgage and assignment of rents on the land and building located at 1280 Landmeier Road, Elk Grove Village, Illinois.

        The Revolving Credit Facility replaces a revolving credit facility previously provided by American National Bank and Trust Company of Chicago, Illinois ("American National Bank") and bears interest at a rate equal to the prime rate plus 0.25%. The Borrowers are obligated to pay American Chartered Bank an unused commitment fee on the average unused balance of the Revolving Credit Facility at a per annum ate of 0.50% on the amount by which $2,000,000 exceeds the average principal amount of borrowings under the facility. As of June 30, 2002, there had been no borrowings under this facility.

        The Term Loan replaces a term loan previously provided by American National Bank, bears interest at a rate equal to the prime rate plus 0.5% and provides for monthly payments of $8,500 plus accrued interest. The monthly principal plus interest payments commence June 1, 2002 and end on April 1, 2004, with final payment of all outstanding principal and accrued and unpaid interest due on April 30, 2004. There is no penalty for prepayment of this Term Loan.

        The Mortgage Loan replaces a mortgage loan previously provided by CIB Bank, bears interest at a rate equal to the prime rate plus 0.5% and provides for monthly payments of $3,000 plus accrued interest. The monthly principal plus interest payments commence June 1, 2002 and end on April 1, 2004, with final payment of all outstanding principal and accrued and unpaid interest due on April 30, 2004. There is no penalty for prepayment of this Mortgage Loan.

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TABLE OF CONTENTS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SELLING SECURITY HOLDERS, SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTEREST OF NAMED EXPERTS AND COUNSEL
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY
DESCRIPTION OF BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
DESCRIPTION OF PROPERTY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
Report of Independent Certified Public Accountants
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Stockholders' Equity
Electric City Corp. Statements of Cash Flows
Notes to Consolidated Financial Statements
Electric City Corp. Condensed Consolidated Balance Sheet
Electric City Corp. Condensed Consolidated Balance Sheet
Electric City Corp. Condensed Consolidated Statement of Operations (Unaudited)
Statement of Condensed Consolidated Stockholders' Equity (Unaudited)
Electric City Corp. Condensed Consolidated Statements of Cash Flows (Unaudited)
Notes to Financial Statements